  As filed with the Securities and Exchange Commission on March 30, 2000
                                                  Registration No. 333-92271
                                                                   333-92271-01
                                                                   333-92271-02
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ---------------

                             Amendment No. 6
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                               US Unwired Inc.*
            (Exact name of registrant as specified in its charter)
       Louisiana                     4812                   72-1457316
    (State or other      (Primary standard industrial     (IRS employer
     jurisdiction         classification code number) identification number)
  of incorporation or
     organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ---------------

                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                (337) 436-9000
                      (Name, address, including zip code,
       and telephone number, including area code, of agent for service)

                                  Copies to:
                            Anthony J. Correro, III
                               Louis Y. Fishman
                        Correro Fishman Haygood Phelps
                          Walmsley & Casteix, L.L.P.
                      201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                (504) 586-5252

                               ---------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------

  The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.
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* Some of the subsidiaries of US Unwired Inc. will guarantee the securities being registered hereby and are therefore registrants also. Information about these additional registrants appears on the following page.

                             ADDITIONAL REGISTRANTS

                             Louisiana Unwired, LLC
             (Exact name of registrant as specified in its charter)

        Louisiana                     4812                  72-1407430
     (State or other      (Primary standard industrial     (IRS employer
      jurisdiction        classification code number)  identification number)
   of incorporation or
      organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (337) 436-9000
                      (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                                   Copies to:
                    Anthony J. Correro, III Louis Y. Fishman
                         Correro Fishman Haygood Phelps
                           Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                 (504) 586-5252
                               ----------------

                             Unwired Telecom Corp.
             (Exact name of registrant as specified in its charter)

        Louisiana                     4812                  72-0647424
     (State or other      (Primary standard industrial     (IRS employer
      jurisdiction        classification code number)  identification number)
   of incorporation or
      organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (800) 673-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (337) 436-9000
                      (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

                                   Copies to:
                    Anthony J. Correro, III Louis Y. Fishman
                         Correro Fishman Haygood Phelps
                           Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue, 46th Floor
                       New Orleans, Louisiana 70170-4600
                                 (504) 586-5252
                               ----------------

                SUBJECT TO COMPLETION, DATED MARCH 30, 2000

PROSPECTUS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               [US Unwired Logo]
                                Offer to Exchange
          13 3/8% Series B Senior Subordinated Discount Notes due 2009
                                    for all
          13 3/8% Series A Senior Subordinated Discount Notes due 2009
                  ($400,000,000 principal amount outstanding)

   The exchange offer expires at 5:00 p.m., New York City time,       , 2000,
unless we extend it.

   We do not intend to list the new notes on any national securities exchange, and we do not expect there to be a public market for the new notes.

   You should carefully consider the risk factors beginning on page 7.

                               ----------------

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2000.

                                TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................    7
About the Exchange Offer..................................................   17
How We Will Use the Proceeds of Our Financings............................   27
Our Capitalization........................................................   28
Selected Historical Consolidated Financial Information....................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
About Our Business........................................................   40
The Wireless Communications Industry......................................   61
Our Sprint PCS Agreements.................................................   64
Management................................................................   72
Certain Relationships and Related Transactions............................   78
Securities Ownership of Certain Beneficial Owners and Management..........   81
Certain Indebtedness......................................................   83
Our Obligations and Your Rights Under the Notes...........................   85
Description of the New Notes..............................................   86
Registration Rights Agreement.............................................  110
Book-Entry, Delivery and Form.............................................  113
Description of Our Capital Stock..........................................  117
Certain U.S. Federal Tax Considerations...................................  121
Plan of Distribution......................................................  126
Legal Matters.............................................................  127
Available Information.....................................................  127
Experts...................................................................  128
Index to Financial Statements.............................................  F-1

                               PROSPECTUS SUMMARY

   You should not make an investment decision based only on summary information. We therefore urge you to read carefully all of this prospectus.

                                   US Unwired

General

   We currently provide wireless personal communications services, commonly referred to as PCS, in parts of Louisiana and Texas. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.7 million residents in the Gulf States region. Our service area has the largest population and the most subscribers of any network partner of Sprint PCS.

   We currently provide Sprint PCS service in ten markets: Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas. Our network currently covers approximately 2.1 million residents out of approximately 3.1 million total residents in those markets. We expect to cover a total of approximately 5.6 million residents by December 2000 and 6.4 million residents by June 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area. In addition, we were providing cellular and paging service to approximately 83,000 subscribers in southwest Louisiana at December 31, 1999. For the year ended December 31, 1999, we had a net loss of approximately $24.2 million, and our operations used approximately $7.4 million more cash than they generated.

   Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by June 2001. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Benefits of Our Affiliation with Sprint PCS

   Our exclusive relationship with Sprint PCS allows us to take advantage of the strength and reputation of Sprint PCS's national brand. We believe the benefits of this relationship include:

     Marketing. We market our products and services under the nationally recognized Sprint PCS(R) brand. We benefit from Sprint PCS's national advertising campaigns and subscriber programs and its relationships with major national retailers.

     National Network. Subscribers in our service area can immediately access Sprint PCS's growing network in over 4,000 cities and communities across the United States.

     Handset and Equipment Availability and Pricing. We have access to network and subscriber equipment under Sprint PCS's vendor contracts that provide for volume discounts.

     Exclusive Traveling Partner. We are the exclusive provider of traveling services for all non-US Unwired Sprint PCS customers in our service area and benefit from the increased traffic created by other Sprint PCS customers who travel in our service area.

     Technology. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features.

   As provided under our agreements with Sprint PCS, we receive from Sprint PCS 92% of collected revenues from subscribers based in our service area and Sprint PCS retains the remaining 8%. We also receive other revenue, including Sprint PCS traveling revenues, calculated as a per minute charge paid to us by Sprint PCS for each minute that Sprint PCS subscribers based outside our service area use our portion of the Sprint PCS network, and 100% of revenues for handset sales.

Our Competitive Strengths

   In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following competitive strengths:

  .   Extensive territorial reach.

  .   Existing corporate infrastructure.

  .   Significant number of owned licenses.

  .   40 MHz of bandwidth in many of our markets.

  .   High-quality customer care.

                  Summary Information About the Exchange Offer

Background of Our
Exchange Offer............  On October 29, 1999 we sold our 13 3/8% series A senior subordinated discount notes due 2009 in a private offering. At that time we agreed to pay you penalties if our registration statement for this exchange offer does not become effective by March 27, 2000, or if we do not complete the exchange offer by May 8, 2000.

The Exchange Offer........  We are offering to exchange the old or existing notes for an equal amount of our new notes, which are our 13 3/8% series B senior subordinated discount notes due 2009.

Terms of Our New Notes....  Our new notes are identical to our old notes except:

                            . We have registered with the SEC our issuance of
                              the new notes. For that reason the new notes will be free from transfer restrictions that apply to the old notes.

                            . Our old notes require us to file SEC
                              registrations and to pay specified penalties for delay. Our new notes do not have these provisions.

Transfer of Our New
Notes.....................  We believe that you may freely transfer new notes that you receive in the exchange offer if:

                            . you acquire the new notes in the ordinary course
                              of your business,

                            . you are not participating in a public
                              distribution of the new notes, and

                            . you are not our affiliate, which means a person
                              who has or shares the power to control us.

                            We will require you to make these representations to us if you wish to participate in the exchange offer.

                            If you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired in your market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act when you resell the new notes. You may use this prospectus to meet those requirements. You should read the section entitled "Plan of Distribution."

Conditions to the
 Exchange Offer...........  The exchange offer is subject only to the following conditions:

                            . the exchange offer must comply with applicable
                              laws or any applicable interpretation of the staff of the SEC; and

                            . we must not be involved in or threatened with a
                              judicial or administrative proceeding that would prevent us from proceeding with the exchange offer.

Procedures for Tendering
 Old Notes................  If you wish to participate in this exchange offer, you must on or before the expiration time:

                            . complete, sign and date the enclosed letter of
                              transmittal according to the instructions contained in this prospectus and in the letter of transmittal; and

                            . deliver to our exchange agent the letter of
                              transmittal, the old notes, and any other document that is required by the instructions in the letter of transmittal.

                            If you hold old notes through DTC and wish to participate in the exchange offer, you must comply with DTC's automated tender offer program procedures.


Withdrawal Rights.........  You may withdraw old notes that you tender by delivering a notice of withdrawal to the exchange agent at any time before the exchange offer expires.

U.S. Federal Income Tax
 Considerations...........  Generally, your exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds...........  We will not receive any proceeds from the exchange of old notes for new notes in the exchange offer.

                     Summary Information About the New Notes

Securities Offered........  Up to $400.0 million in total principal amount of
                            13 3/8% series B senior subordinated discount notes due 2009.

Interest and Increase in
Value.....................  We sold the old notes at a discounted price. The new notes will increase (or accrete) in value over the original discounted price of the old notes at a rate of 13 3/8% per year until November 1, 2004, compounded twice per year. On November 1, 2004, the accreted value of the notes will equal the principal amount. Interest will begin to accrue on that date, and we will pay interest on May 1 and November 1 of each year, beginning on May 1, 2005.

Subsidiary Guarantees.....  Two of our subsidiaries, LA Unwired and Unwired
                            Telecom, will fully, unconditionally and jointly and severally guarantee our obligations under the new notes. These subsidiary guarantees will be subordinate in right of payment to all existing and future senior indebtedness of the subsidiary guarantors.

Ranking...................  The new notes will be our general unsecured obligations. The new notes will rank junior to all of our existing and future senior indebtedness.

Optional Redemption.......  We may choose to buy back all or any portion of the new notes at any time after October 31, 2004 at the prices set forth in this prospectus, plus any accrued and unpaid interest and any penalties we may owe.

                            In addition, at any time prior to November 1, 2002, we may buy back up to 35% of the total principal amount of the notes with cash proceeds from our sales of our common stock. In that case, we will pay you $1,137.50 for each $1,000 of accreted value of the notes, plus any penalties we may owe.

Change in Control.........  If the Henning family that controls us loses that control, you may require us to repurchase all or any part of your notes for:

                            . $1,010 per $1,000 of accreted value of the notes,
                              plus any penalties we may owe, if the repurchase is before November 1, 2004, or

                            . $1,010 per $1,000 of principal amount of the
                              notes, plus accrued interest and any penalties we may owe, if the repurchase is on or after November 1, 2004.

                            A change of control may be a default under our senior indebtedness. If this occurs, we may not be able to repurchase the notes.

Certain Covenants.........  The indenture limits our ability to:

                            . pay dividends, redeem capital stock and make
                              other restricted payments or investments;

                            . incur additional indebtedness or issue preferred
                              equity interests;

                            . create any subordinated debt that is senior to
                              the new notes or old notes;

                            . merge, consolidate or sell all or substantially
                              all of our assets;

                            . create liens on assets; and

                            . enter into transactions with affiliates or
                              related persons.

                          SUMMARY FINANCIAL INFORMATION

   The table below shows our summary consolidated financial information for 1997, 1998 and 1999. You should read this information with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this prospectus.

                                                  Year Ended December 31,
                                                -----------------------------
                                                  1997     1998       1999
                                                -------- ---------  ---------
Revenues (in thousands)........................ $ 74,688 $  71,711  $  58,632
Ending subscribers(1)..........................       --     5,698     33,690
Penetration(1)(2)..............................       --       0.4%       1.0%
Churn(1)(3)....................................       --       1.5%       3.3%
Average monthly service revenue per
 subscribers(1)(4).............................       -- $      91  $      58

--------
(1) Includes LA Unwired only.
(2) Represents the ratio of ending subscribers to the total owned population of the active markets.
(3) Represents the ratio of disconnects to the average number of subscribers divided by the number of months in the period. Average subscribers is defined as the number of subscribers at the beginning of the period plus the number of subscribers at the end of the period divided by two. For the 1998 calculation, the number of months in the period includes only October, November and December, as there was only minimal activity in the first month of operations in September. The effect of including this month would have materially understated monthly churn.
(4) Determined for a period by dividing (1) the sum of the access, airtime, roaming, long distance, features, connection, disconnection and other revenues for the period by (2) the average number of subscribers for the period, divided by the number of months in the period. For the 1998 calculation, the number of months in the period includes only October, November and December, as there was only minimal activity in the first month of operations in September. The effect of including this month would have significantly understated the average monthly service revenue per subscriber.

                                       *****

   We are located at One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629. Our phone number is (800) 673-2200, and our website is www.usunwired.com.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus in connection with the exchange offer.

Risks Related to the Exchange Offer

If you do not exchange your old notes, they may be difficult to resell.

   We issued the old notes in transactions that were not registered with the SEC. For that reason, they are subject to transfer restrictions. If you do not exchange your old notes, these restrictions will continue to apply. Even if you are permitted to transfer your old notes, it probably will be more difficult to find a buyer for old notes at the same price that a person would pay for new notes because the new notes do not have transfer restrictions. After the exchange offer is over, we will have no further requirement to exchange old notes for new notes.

We do not expect an active trading market to develop for the notes.

   We do not intend to apply for listing of the old notes or the new notes on any securities exchange or for quotation on any automated dealer quotation system. Future trading prices of the new notes will depend on many factors including:

  . the overall market for securities like the notes,

  . changes in our financial performance or prospects, and

  . changes in the prospects for companies in our industry generally.

Risks Related to US Unwired

Our substantial indebtedness could prevent us from fulfilling our obligations under the notes.

   We have a substantial amount of debt. On December 31, 1999, we had outstanding debt of:

  . approximately $214.0 million in principal amount of the notes; and

  . approximately $3.8 million of debt guaranteed by US Unwired. This represents our share of the indebtedness of Meretel at December 31, 1999. Currently, we guarantee approximately $2.5 million of Meretel's indebtedness.

   In addition, at December 31, 1999, we had a commitment to provide $4.5 million to LEC Unwired.

   We may incur additional debt in the future. The indenture governing the old notes and new notes permits us to incur additional debt, but there are limitations. Our credit facilities provide for total borrowings of up to $130.0 million. Some of our obligations under our credit facilities may limit our ability to borrow more money. If we cannot borrow more money, it could impair our ability to repay the notes.

   Because of our substantial debt:

  . we will use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which will reduce the cash that is available for other purposes.

  . we may not have enough cash to pay interest and principal on our debt.

  . we may not be able to borrow more money or get additional financing.

  . an increase in interest rates could increase our interest expense.

  . most of our assets are encumbered with liens.

  . we may not be able to adjust to changing market conditions or competition.

  . we may be at a competitive disadvantage to our competitors who have less debt.

We will require a significant amount of cash to pay interest and principal on our indebtedness, but our ability to generate cash depends on many factors beyond our control.

   Our ability to pay interest and principal on our debt, including the notes, depends on our future operating performance. Our performance depends on general economic and competitive conditions and on financial, business and other factors, many of which we cannot control. We will use a substantial portion of our cash flow from operations to repay our borrowings and interest under our credit facilities. In addition, beginning in 2005, we must pay interest on the notes. This will be a significant cost to us. We cannot assure you that we will have enough cash flow from operations or future borrowings under our credit facilities to repay our indebtedness or for our other liquidity needs.

   We may try to:

  . delay or reduce our capital expenditures,

  . restructure our debt,

  . sell some of our assets or operations, or

  . acquire equity capital from other investors.

We may not be able to take any of these actions on satisfactory terms or at all. These actions may not provide us with enough cash to repay our debt. Our credit agreements and the indenture governing the notes limit our ability to take these actions. If we cannot repay our debt or take any of these actions, the market value of the notes will be impaired.

   As a holding company, we depend on dividends from our subsidiaries to meet our debt obligations. The indenture governing the old notes and new notes may allow our subsidiaries to enter into future loan agreements which restrict or prohibit them from paying dividends. State law may also limit the amount of the dividends that our subsidiaries are permitted to pay.

Your right to receive payments on the notes is junior to our and our guarantor subsidiaries' existing indebtedness and all of our and our guarantor subsidiaries' future borrowings.

   If a bankruptcy or similar proceeding occurs relating to us or the guarantors, our assets will be available to holders of the old notes and new notes only after all of our outstanding senior debt has been paid. As a result, there may not be enough assets remaining to make payments on the old notes and new notes or the guarantees. In addition, all payments on the old notes and new notes and the guarantees will be blocked if we fail to pay our senior debt. Payment on the notes and the guarantees may be blocked if we do not comply with other requirements, besides payment, of our senior debt. If a bankruptcy or similar proceeding occurs relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and our guarantors' subordinated indebtedness in the assets remaining after we and our guarantors have paid all of the senior debt. The indenture requires that we pay to holders of our senior debt the amounts that would be payable to holders of the notes in a bankruptcy or similar proceeding. This means that holders of the notes may receive less than holders of trade payables. If this occurs, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of notes may receive less than the holders of senior debt.

   As of the date of this prospectus, the notes and the guarantees were subordinated to no senior debt and the full $130 million was available for borrowing as additional senior debt under our credit facility. The indenture permits us to borrow substantial additional indebtedness, including senior debt, in the future.

The assets of our subsidiaries that do not guarantee the notes may not be available to satisfy our obligations under the notes.

   LEC Unwired and any of our subsidiaries that are designated as unrestricted subsidiaries in the future will not guarantee the notes. If a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries should occur, their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assets that are not available to us would not be available to our noteholders. On December 31, 1999, the notes were effectively junior to $11.8 million of indebtedness and liabilities of LEC Unwired, and LEC Unwired was permitted to borrow another approximately $6.2 million.

If we need additional financing that we cannot obtain, we may have to change our network construction plan.

   We will make significant capital expenditures to complete our PCS network. Actual expenditures may differ significantly from our estimates. We would have to obtain additional financing if:

  . any of our sources of capital is unavailable or insufficient;

  . we significantly depart from our business plan;

  . we experience unexpected delays or cost overruns in the construction of our network, including changes to the schedule or scope of our network buildout;

  . changes in technology or governmental regulations create unanticipated costs; or

  . we acquire additional licenses or Sprint PCS grants us more service areas to build out and manage.

   We cannot predict whether any additional financing will be available or on what terms. If we need additional financing that we cannot obtain, we will have to change our plans for the remainder of our network.

If we cannot construct our communications network timely or successfully, our ability to compete could be limited, and we could lose our PCS licenses or our relationship with Sprint PCS.

   We must lease or acquire rights to use locations for our PCS equipment and our PCS network. This may require us to obtain zoning variances or governmental approvals. If we are unable to obtain or use these locations, we may need to alter the design of our network. This could prevent us from completing construction of our network in a timely manner or at all.

   There is considerable demand for the communications equipment that we need to construct our network, and manufacturers of this equipment could have substantial backlogs of orders. Competitors who purchase large quantities of communications equipment may receive priority in the delivery of this equipment. If we cannot get this equipment, we may fail to construct our network timely. This could limit our ability to compete effectively or to meet the construction requirements of the FCC or our Sprint PCS agreements. If we do not meet these construction requirements, we could lose our licenses or breach our agreements with Sprint PCS.

If we lose our agreements with Sprint PCS, our PCS business may not succeed.

   Our agreements with Sprint PCS are central to our business plan.

  . These agreements give us the right to use the Sprint PCS(R) brand name and logo and related rights. If we lose these rights, our PCS operations will be impaired.

  . These agreements impose strict requirements on the construction of our network. If we do not meet these requirements, these agreements may be terminated and we could lose the right to be the sole provider of Sprint PCS products and services in our service area.

  . These agreements may be terminated also if any of Sprint PCS's FCC licenses is lost or jeopardized, or if we become insolvent.

  . If our management agreements with Sprint PCS are terminated or breached, we may be required to sell our PCS assets to Sprint PCS or Sprint PCS may be required to assign to us some of their licensed spectrum. In either case, we may not have sufficient funds to satisfy the notes.

The Federal Communications Act of 1934 could affect our agreements with Sprint PCS and could require changes in them.

   The Communications Act prohibits any transfer of control of a radio station license without prior approval of the FCC. Our agreements with Sprint PCS provide for us to manage its licenses in our service area. If the FCC were to conclude that our management constituted our control over Sprint PCS's licenses, we would probably be required to modify our agreements to eliminate that control. We cannot predict what modifications could be required or whether we would be adversely affected by them.

If Sprint PCS does not succeed, or if we do not maintain a good relationship with Sprint PCS, our PCS business may not succeed.

  . If Sprint PCS has a significant disruption to its system, fails to develop its system, or suffers a weakening of its brand name, our operations and profitability would likely be impaired.

  . We will use our relationship with Sprint PCS to obtain, at favorable prices, the equipment for the construction and operation of our network. Any disruption in our relationship with Sprint PCS could make it much more difficult to obtain this equipment.

Our relationship with Sprint or its successor may be adversely affected by the proposed merger of Sprint and MCI WorldCom.

   Sprint and MCI WorldCom announced on October 5, 1999 that they have agreed to merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the FCC, the Justice Department and various state governmental bodies and foreign antitrust authorities. We do not know what effect the merger will have on Sprint's business. If the merger does not occur, Sprint's business may be adversely affected. Any negative impact on Sprint could have a negative effect on us as a Sprint PCS network partner.

Our competitors may have more resources or other advantages that may make it difficult for us to compete effectively.

   Competition in the wireless communications services industry is intense. If we are unable to compete successfully, our business and operations will be impaired. We may be at a disadvantage compared to our competitors who:

  . have substantially greater financial, technological, marketing and sales and distribution resources than we do;

  . entered the wireless communications services market before we did;

  . market other competitive services, like local dial tone, long distance and internet, together with their wireless communications services;

  . have more established networks, marketing programs and brand names; or

  . offer coverage in areas not served by our PCS network or offer lower rates for placing and receiving calls outside of their own networks.

   We expect that some of the existing cellular providers will continue to upgrade their systems to provide digital wireless communication services that compete with Sprint PCS. Many of these cellular providers have more financial resources and customers than we do. Providers of traditional landline telephone services, energy companies, utility companies and cable operators may expand their services to offer competitive wired or wireless communications services. We compete also with companies that use other communications technologies and paging and dispatch companies. People who are considering using PCS systems may find their communications needs satisfied by these other current and developing technologies.

Changes in technology could adversely affect us.

   PCS providers in the United States use one of three technological standards. Even though the three standards share basic characteristics, they are not compatible or interchangeable with each other. We and Sprint PCS use the standard known as CDMA. If another standard becomes preferred in the industry, we may be at a competitive disadvantage. If Sprint PCS changes its standard, we will need to change ours as well, which will be costly and time consuming. If we cannot change our standard, we may not be able to compete with other systems.

   The wireless telecommunications industry is experiencing significant technological change. This is evident from:

  . an increase in the number of upgrades from analog systems to digital,

  . improvements in digital technology,

  . shorter development periods for new products and enhancements, and

  . changes in customer needs and preferences.

   To be competitive, we must have access to new technology. Future technology and advancements could be better than PCS service and even make our service obsolete. The development of new or better technologies could impair our business and operating results.

   Our agreement with Sprint PCS prohibits us from upgrading our cellular network in Lake Charles, Louisiana from an analog network to a digital network like the Sprint PCS network without Sprint PCS's approval. If cellular equipment manufacturers stop making analog cellular equipment and we cannot buy used analog cellular equipment on the open market, it could impair our ability to service our existing cellular subscribers and attract new ones.

If the Sprint PCS network does not complete its nationwide expansion, we may not be able to provide our customers with the services they demand.

   Sprint PCS intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands with its PCS system, but it has not yet completed the buildout of its planned network. If one of our customers travels in an area where a Sprint PCS system or another CDMA-based system is not yet operational, the customer will need a telephone handset that can make calls on both CDMA-systems and non-CDMA-systems. Generally, these handsets are more costly. Moreover, the Sprint PCS network does not allow for calls to be transferred without interruption between the Sprint PCS network and another wireless network. This means that a customer must end a call in progress and initiate a new call when entering an area not served by the Sprint PCS network. The quality of the service provided by another network may not be equal to that of the Sprint PCS network, and our customers may not be able to use some of the advanced features of our network. This could result in customer dissatisfaction and loss of customers.

If there are any effects of the Year 2000 that are not yet known, there could be an interruption or failure of our computer systems.

   We use a significant number of computer systems and software programs in our operations, including in support of our PCS network equipment and for various administrative functions. Before the Year 2000, we discussed the nature and progress of our plans to prepare for that year. In late 1999, we finished testing and preparing our systems for the Year 2000 date change. As of the date of this prospectus, we have experienced no significant disruptions in our critical information technology and non-information technology systems that resulted from the Year 2000 date change. We believe that our systems successfully responded to the Year 2000 date change. We expensed less than $550,000 during 1999 to prepare our systems for the Year 2000. We are not aware of any material problems that resulted from the Year 2000 date change with our products, our internal systems or the products and services of third parties. We will continue to monitor our critical computer applications and those of our suppliers and vendors throughout 2000 so we can promptly address any Year 2000 matters that may arise.

Our service area is threatened by bad weather, including hurricanes, which could cause interruptions in service.

   Much of our service area is on or near the Gulf of Mexico and could be damaged by bad weather like hurricanes and excessive rain. Even though we believe our insurance coverage is adequate, we may face service interruptions for indefinite periods if a major hurricane strikes one or more of our Gulf Coast service areas.

Risks Related to the Wireless Telecommunications Industry

We are subject to broad and evolving government regulation that could cause us to change our business plans or lose our licenses if we do not comply.

  . Our business must comply with the rules and regulations of the FCC, the FAA and state and local regulatory agencies.

  . New regulations may require us to modify our business plan or operations. This could increase our operating costs.

  . The loss of any of our FCC licenses, or any of Sprint PCS's FCC licenses for our service area, would impair our business and operating results.

  . The FCC may revoke any of our PCS licenses at any time for cause. Cause could be our failure to comply with terms of the licenses or the FCC rules that apply to us. We cannot ensure that our PCS licenses will be renewed when they expire.

  . The FCC regulates our relationship with Sprint PCS under our Sprint PCS agreements.

  . We may need to acquire additional licenses, which may require approval of regulatory authorities. These regulatory authorities may not grant approval in a timely manner, if at all.

  . All PCS licenses, including our own licenses and Sprint PCS's licenses, are subject to the FCC's buildout regulations. These regulations require license holders to offer specified levels of service to the population in their service areas within set time periods. Even though we have developed a buildout plan that meets these requirements, we may be unable to meet our buildout schedule. If Sprint PCS or we do not meet these requirements, the FCC could take back the portions of our service area that are not being served, impose fines, or even revoke the related licenses.

  . The FCC imposes limitations on the foreign ownership of license holders. If foreign ownership is too great, the FCC may revoke our PCS licenses or require an ownership restructuring.

  . The FCC imposes additional requirements on holders of PCS licenses reserved for small businesses. These licenses are called C-block and F-block licenses. We hold F-block licenses and must meet special requirements to hold them. If we do not meet these requirements, the FCC could fine us, revoke our licenses or require us to restructure our ownership.

Our future prospects are uncertain because the future prospects of the PCS industry are uncertain.

   PCS systems have not operated in the United States for very long, and we cannot assure you that the operation of these systems in our markets will become profitable. In addition, we cannot estimate how much demand there will be for PCS in our markets or how much competitive pricing pressure there will be. As a result, the future prospects of the PCS industry, including our prospects, remain uncertain. The future demand for wireless communications services in general is uncertain.

Our PCS business may suffer because more subscribers generally disconnect their service in the PCS industry than in the cellular industry.

   The PCS industry has experienced a higher rate of subscribers who disconnect their service than the cellular industry. This rate, or churn, of PCS subscribers may be the result of limited network coverage, unreliable performance of calls, costs, customer care or other competitive factors.

   We plan to keep our PCS subscriber churn down by expanding network coverage, improving network reliability, marketing affordable plans and enhancing customer care. We cannot assure you that these strategies will be successful. A high rate of PCS subscriber churn could harm our competitive position and the results of operations of our PCS services.

Radio frequency emissions may pose health concerns which may cause people to sue us or discourage them from using our services.

   Media reports have suggested that some radio frequency emissions from wireless telephone handsets may be linked to various health concerns, including cancer, and may interfere with some electronic medical devices, including hearing aids and pacemakers. These concerns may discourage the use of these handsets or expose us to potential litigation.

Risks Related to the Notes

We may not be able to satisfy our obligations owed to you if change of control events occur.

   If the persons who control US Unwired lose this control, we must offer to buy back all outstanding old and new notes. We cannot assure you that we will have sufficient funds at the time of a change of control to perform this obligation or that restrictions in our credit facilities will allow us to do so.

Federal and state statutes allow courts, under specific circumstances, to void or modify the guarantees of the notes.

   Federal bankruptcy law and similar state laws permit courts to cancel guarantees or to subordinate claims under guarantees to claims of other creditors of the guarantor. This can result if the guarantor:

  . received less than reasonably equivalent value or fair consideration for the guarantee;

  . was insolvent or became insolvent because of the guarantee;

  . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  . intended to incur debts beyond its ability to pay these debts as they mature.

   In addition, any payment on the guarantee by that guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

You may face tax law concerns as a holder of the notes.

   We issued the old notes at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes before November 1, 2004 and we will not pay interest on the notes before May 1, 2005, original issue discount will accrue from the issue date of the old notes to November 1, 2004. Original issue discount is the difference between the total principal amount at maturity and the issue price of the old notes. If you hold notes, you will be required to include amounts in gross income for United States federal income tax purposes before you receive the cash payments relating to this income. The total amount that you must include equals the difference between the stated redemption price at maturity, including stated interest, and the issue price of the old notes.

You may face bankruptcy law concerns as a holder of the notes.

   If we file for bankruptcy, your claim as a holder of notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmeasured interest under federal bankruptcy law. Any original issue discount that was not earned by the date of the bankruptcy filing could constitute unmeasured interest. If the IRS uses a different method of calculating amortization of original issue discount, you may realize taxable gain or loss when your claim in bankruptcy is paid, should that occur.

Risks Related to Forward-Looking Statements

You should be aware that actual results or outcomes may be different from those stated in any forward-looking statements included in this prospectus.

   This prospectus includes forward-looking statements. Forward-looking statements are statements about our current and future business strategy, operations, capabilities and construction plan and schedule, as well as financial projections, plans and objectives of management, expected actions of third parties and other matters. They often include the words "believes," "belief," "expects," "plans," "anticipates," "intends," "projects" or similar words. Forward-looking statements speak only as of the date made. They involve known and unknown risks and other factors that could cause our actual results to be materially different from our historical results or from any future results expressed or implied by any forward-looking statements. Some of the factors that could cause this difference are:

  . the availability at acceptable terms of sufficient funds to pay for our business plan,

  . competition,

  . changes in labor, equipment and capital costs,

  . any inability to obtain required regulatory approvals,

  . changes in technology,

  . any inability to comply with the indenture that governs the notes or with our credit agreements,

  . changes in management,

  . any inability to attract and retain qualified employees,

  . future acquisitions, and

  . general economic and business conditions.

   You should not rely too heavily on any forward-looking statement. We cannot assure you that our forward-looking statements will prove to be correct. We have no obligation to update or revise publicly any forward-looking statement based on new information, future events or otherwise. When the registration statement containing this prospectus becomes effective, we will be required to report to the SEC on a periodic basis specified information about us and our business. The information in these reports must be accurate and complete as of the date of the report.

                            ABOUT THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

   We sold the old notes on October 29, 1999, to Donaldson, Lufkin & Jenrette Securities Corporation, First Union Securities, Inc. and BNY Capital Markets, Inc. As a condition to the sale, we entered into a registration rights agreement with these initial purchasers, which requires us to:

  . file a registration statement relating to an offer to exchange the old notes for new notes;

  . use our commercially reasonable efforts to have the registration statement become effective under the Securities Act; and

  . use reasonably commercial efforts to issue the new notes as soon as practicable, but not later than 30 business days, after the effectiveness of the registration statement.

If we fail to satisfy our registration and exchange obligations under the registration rights agreement, we must pay liquidated damages of $.05 per week for each $1,000 principal amount of old notes. These liquidated damages increase by $.05 per week for each $1,000 principal amount of old notes, up to a maximum amount of $.50 per week, for each 90-day period during which we fail to satisfy our registration obligations or the new notes are not issued.

   We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

   We are not making this exchange offer to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction where the exchange offer or the acceptance of old notes would violate the securities or blue sky laws of that jurisdiction.

Resale of the New Notes

   Under existing interpretations of the staff of the SEC stated in several no-action letters to third parties, the new notes should be freely transferable after the exchange offer without further registration under the Securities Act.

   If you are a broker-dealer who purchased old notes from us (like the initial purchasers of the old notes) that you intend to resell under Rule 144A or any other available exemption under the Securities Act, you:

  . cannot rely on these interpretations of the staff of the SEC,

  . cannot tender your old notes in the exchange offer, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act for any sale or transfer of the old notes unless you rely on an exemption from these requirements.

   If you are our affiliate or you intend to participate in a public distribution of the new notes, these limitations apply to you also. If you own old notes, however, you should not be our affiliate or a person who intends to participate in a distribution of the new notes because you have represented to us, as a condition to purchasing old notes, that you are not our affiliate and that you do not intend to participate in a distribution of the new notes.

   If you are eligible and wish to participate in this exchange offer, you must make the following representations in the letter of transmittal that was sent to you with this prospectus. If you hold old notes through DTC and wish to participate in the exchange offer, you must agree to be bound by the letter of transmittal. By executing or becoming bound by the letter of transmittal, you will represent that:

  . you are not our affiliate,

  . you acquired the new notes in the ordinary course of your business, and

  . you are not participating, and do not intend to participate, in a distribution of the new notes.

   Any broker-dealer participating in the exchange offer who acquired old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act before reselling any new notes. The letter of transmittal states that a broker-dealer that acknowledges that it will, and does, deliver a prospectus meeting the requirements of the Securities Act will not be deemed to have admitted that it is an "underwriter" within the meaning of the Securities Act. These broker-dealers may use this prospectus for a resale of the new notes. If this applies to you, you should read the section entitled "Plan of Distribution."

   We do not intend to seek our own no-action letter. We cannot assure you that the staff of the SEC would make a similar determination about the new notes as it has in these no-action letters to third parties.

   After the exchange offer expires, holders of old notes will not have any further registration rights. This means that old notes that are not exchanged will continue to be subject to restrictions on transfer. In some limited circumstances, however, the registration rights agreement may require us to file a registration statement to permit resales of the old notes. If you do not exchange your old notes in the exchange offer, you may be subject to the risks described in "Risk Factors--Risks Related to the Exchange Offer."

   The transfer restrictions and registration rights relating to the old notes do not apply to the new notes because we will issue the new notes in a transaction registered under the Securities Act.

Terms of the Exchange Offer; Period for Tendering Old Notes

   This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. We will accept for exchange old notes which are properly tendered before expiration of the exchange offer, unless you have withdrawn them as permitted below. The following is some information about the terms of the exchange offer:

  . our acceptance of the old notes that you tender will constitute a binding agreement between you and us as described in this prospectus and in the accompanying letter of transmittal.

  . The new notes are identical to the old notes except that:

    . the new notes will be issued in a transaction registered under the Securities Act;

    . the new notes will not be subject to transfer restrictions; and

    . the new notes will not have provisions for the payment of liquidated damages.

  . the new notes will evidence the same debt as the old notes. The indenture that governs the old notes will govern the new notes.

  . you may tender some or all of your old notes in denominations of $1,000 principal amount or any integral multiple of $1,000. For each $1,000 principal amount of old notes properly tendered, we will issue $1,000 principal amount of new notes.

  . the new notes, like the old notes, will increase in value at a rate of 13 3/8% per year until November 1, 2004, compounded twice per year. At that time, interest will begin to accrue, and we will pay interest on May 1 and November 1 of each year, beginning on May 1, 2005. We will not pay any additional interest, and no additional accretion will occur, on old notes tendered and accepted for exchange.

  . as of the date of this prospectus, we had issued $400.0 million in total principal amount of the old notes. The exchange offer is not conditioned on any minimum principal amount of old notes being tendered.

  . the exchange offer expires at 5:00 p.m., New York City time, on       ,
    2000, unless we, in our sole discretion, extend it. The term "expiration
    date" means          , 2000, or the latest time and date of an extension.

  . if we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent. We will notify the holders as described below. During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

  . we will give prompt oral or written notice to holders of old notes of any extension, amendment, termination or non-acceptance. If we extend the expiration date, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  . we may amend or terminate the exchange offer, and not accept for exchange any old notes that we have not yet accepted, if any of the conditions under the heading "--Certain Conditions to the Exchange Offer" occurs.

  . holders and beneficial owners of old notes have no appraisal or dissenters' rights in connection with the exchange offer.

  . old notes which are not tendered for exchange, or are tendered but not accepted, will remain outstanding and be entitled to the benefits of the indenture, but they will not be entitled to any further registration or exchange rights under the registration rights agreement.

  . any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as soon as possible after the exchange offer is over.

  . we intend to conduct the exchange offer as required by the Exchange Act and the SEC's rules governing unlawful tender practices. This requires us to:

    . keep the exchange offer open for at least 20 business days;

    . give 10 days notice of any change in the terms of the exchange offer;
      and

    . issue a press release if we extend the exchange offer.

   Neither we nor our Board of Directors makes any recommendation to holders or beneficial owners of old notes whether to tender all or any portion of their old notes in the exchange offer. Moreover, we have not authorized any person to make any recommendation of this type. You must make your own decision whether and what amount to tender in the exchange offer after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your own financial position and requirements.

Important Rules Concerning the Exchange Offer

   You should note that:

  . we will determine all questions of validity, form, eligibility and acceptance of old notes tendered for exchange, including time of receipt, in our sole discretion. This determination shall be final and binding.

  . we reserve the absolute right to reject any old notes not properly tendered or not to accept any old notes if we or our lawyers believe that acceptance would be unlawful.

  . we reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity, it must be cured within a reasonable period of time that we shall determine.

  . our interpretation of the terms and conditions of the exchange offer as to any old notes either before or after the expiration date, including the letter of transmittal and its instructions, shall be final and binding on all parties.

  . neither we, the exchange agent nor any other person shall be required to give notice of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us be liable for not giving this notification.

Procedures for Tendering Old Notes

 What to submit and how.

   If you wish to tender your old notes for exchange in the exchange offer, you must:

  . deliver a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses under the heading "--Exchange Agent" before the expiration of the exchange offer, or

  . comply with DTC's automated tender offer program procedures, which are described below;

   AND

    . the exchange agent must receive your old notes with the letter of transmittal, or

    . the exchange agent must receive, before the expiration of the exchange offer, a timely book-entry confirmation of old notes into the exchange agent's account at DTC based on the procedure for book-entry transfer described below, or

    . you must comply with the guaranteed delivery procedures described below.

   The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time for timely delivery. You should not send any letters of transmittal or old notes to us.

   If you wish to tender your old notes but they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder and instruct it to tender on your behalf. If you are the registered holder of old notes owned by another person, you should contact the owner and take instructions from the owner about participating in the exchange offer.

 How to sign your letter of transmittal and other documents.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  . by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery
    Instructions" on the letter of transmittal, or

  . for the account of an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

   If signatures are required to be guaranteed, the guarantees must be by:

  . a member of or participant in the Securities Transfer Agents Medallion
    Program or the New York Stock Exchange Medallion Signature Program,

  . a member of a national securities exchange or the National Association of Securities Dealers, Inc.,

  . a commercial bank or trust company having an office or correspondent in the United States, or

  . an eligible guarantor institution within the meaning or Rule 17Ad-15 of the Exchange Act.

   If old notes tendered for exchange are registered in the name of a person other than the person signing the letter of transmittal, they must be endorsed, or accompanied by a written instrument of transfer or exchange satisfactory to us in our sole discretion and signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

   If the letter of transmittal is signed by a person other than the registered holder of old notes, they must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of the registered holder appears on the old notes.

   If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should submit proper evidence satisfactory to us of their authority to act.

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. These participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically by causing DTC to transfer the old notes to the exchange agent. DTC will then send an agent's message to the exchange agent. An agent's message forms part of the book-entry confirmation that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of the book-entry confirmation;

  . the participant has agreed to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has agreed to be bound by the applicable notice of guaranteed delivery; and

  . the agreement may be enforced against the participant.

Acceptance of Old Notes for Exchange; Delivery of New Notes

   Promptly after the expiration date, we will accept all properly tendered old notes and will issue the new notes if none of the events described in "--Certain Conditions to the Exchange Offer" has occured. We will be deemed to have accepted properly tendered old notes for exchange when we give oral or written notice of acceptance to the exchange agent.

   We will issue new notes in exchange for accepted old notes only after the exchange agent timely receives:

  . old notes, or a book-entry confirmation that the old notes have been transferred into the exchange agent's account at DTC, and


  . a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent's message.

   If we do not accept any tendered old notes for any reason or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return your unaccepted or non-exchanged old notes. If you tendered these old notes by book-entry transfer into the exchange agent's account at DTC, your account at DTC will be credited with the non-exchanged old notes. In either case, there will be no cost to you, and this will be done as soon as possible after the exchange offer is over. If we have not accepted properly tendered old notes within 40 business days from the commencement of the exchange offer, you may withdraw your tender in the manner described in "--Withdrawal Rights."

Book-Entry Transfer

   The exchange agent will make a request to establish an account in its name at DTC with respect to the old notes for purposes of the exchange offer promptly after the date of this prospectus. Any participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's automated tender offer program procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent before the exchange offer expires must tender old notes according to the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

   If you wish to tender old notes but:

  . they are not immediately available,

  . you cannot deliver your old notes or the letter of transmittal or other required documents to the exchange agent before the exchange offer expires, or

  . you cannot comply with the procedure for book-entry transfer before the exchange offer expires,

  then, you may tender your old notes if:

  . the tender is made through an eligible guarantor institution;

  . before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery. Any notice of guaranteed delivery must state:

    . the name and address of the holder of old notes,

    . the amount of old notes tendered,

    . that the tender is being made by guaranteed delivery, and

    . that within five New York Stock Exchange trading days after the date that the notice of guaranteed delivery was signed, the old notes or a book-entry confirmation, together with the letter of transmittal and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

  . the exchange agent receives the old notes, or a book-entry confirmation, together with the letter of transmittal and all other documents required by the letter of transmittal, within five New York Stock Exchange trading days after the date that the notice of guaranteed delivery was signed.

Withdrawal Rights

   You may withdraw your tender of old notes at any time before expiration of the exchange offer. You may also withdraw your tender of old notes if we have not accepted them for exchange within 40 business days from the commencement of the exchange offer. For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed under the heading "--Exchange Agent," or

  . you must comply with DTC's automated tender offer program system.

   Any notice of withdrawal must specify:


  . the name of the person who tendered the old notes to be withdrawn,

  . the old notes to be withdrawn, including the principal amount of such old notes,

  . if certificates for old notes have been delivered, the name in which the old notes are registered, if different from that of the person withdrawing,

  . if certificates for old notes have been delivered or otherwise identified to the exchange agent, the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless the withdrawing holder is an eligible guarantor institution, and

  . if old notes have been tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. In this case, the notice of withdrawal must otherwise comply with DTC's procedures.

   We will determine all questions of validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. We will deem any properly withdrawn old notes not to have been validly tendered for exchange in the exchange offer. If you have properly withdrawn old notes and wish to re-tender them, you may do so at any time before the exchange offer expires by following one of the procedures described under the heading "--Procedures for Tendering Old Notes."

Certain Conditions to the Exchange Offer

   Despite any other provisions of the exchange offer, we will not be required to accept old notes for exchange or issue new notes, and we may terminate or amend the exchange offer, if at any time prior to the expiration date:

  . the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC, or

  . there is or has been threatened any judicial or administrative proceeding that would prevent us from continuing with the exchange offer.

   These conditions are for our benefit only, and we may assert them regardless of the circumstances giving rise to them. If we fail to exercise the rights described above, we shall not be deemed to have waived these rights. These rights shall continue, and we may assert any of them at any one or more times.

   In addition, we will not accept old notes or issue new notes if there is or has been threatened a stop order involving the exchange offer or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   We have appointed State Street Bank and Trust Company as the exchange agent for the exchange offer. You should send all executed letters of transmittal and you should direct all questions and requests for help and all requests for copies of this prospectus, the letter of transmittal and notices of guaranteed delivery to the exchange agent at one of the following addresses:

By Overnight Courier or Hand                    By Registered or Certified
Delivery:                                       Mail:


State Street Bank and Trust Company             State Street Bank and Trust
Corporate Trust Department                      Company
2 Avenue de Lafayette                           Corporate Trust Department
Corporate Trust Window, Fifth Floor             P.O. Box 778
Boston, Massachusetts 02111-1724                Boston, Massachusetts 02102-
Attn: Mackenzie Elijah                          0078
                                                Attn: Mackenzie Elijah

                           By Facsimile Transmission:

                           Telephone: (617) 662-1525
                           Facsimile: (617) 662-1452
                             Attn: Mackenzie Elijah

   Delivery to an address or location that is not shown above is not valid delivery.

Fees and Expenses

   We are contacting you by mail about the exchange offer. We may make additional offers by telegraph, telephone, fax or in person by our officers, regular employees and affiliates. We will not pay our officers, employees or affiliates to do this.

   We will not pay brokers, dealers or others who seek acceptances of the exchange offer. We will, however, pay all costs required by the registration rights agreement, including:

  . all registration and filing fees and expenses,

  . all costs to comply with securities laws,

  . all printing expenses, and

  . the fees and expenses of our lawyers and accountants.

   In addition, we have agreed to reimburse the initial purchasers of the old notes and others who are participating in the "Plan of Distribution," as a group, for the fees and expenses of one lawyer.

Transfer Taxes

   We will pay any transfer taxes that apply to the exchange of old notes in the exchange offer, unless:

  . you instruct us to register new notes in the name of a person other than the registered holder;

  . you ask us to return old notes not tendered or accepted for exchange to a person other than the registered holder; or

  . the tendered old notes are registered in the name of a person other than the person who signed the letter of transmittal.

   In any of these cases, you will be required to pay any transfer taxes that apply.

Accounting Treatment

   We will record the new notes at the same carrying value as the old notes, which is the total principal amount shown in our accounting records on the date of the exchange. We will not recognize gain or loss for accounting purposes because of the exchange offer. We will record the expenses of the exchange offer over the term of the new notes.

U.S. Federal Tax Considerations

   The economic terms of the new notes and the old notes are identical. Your exchange of old notes for new notes in the exchange offer should not be taxable for U.S. federal income tax purposes:

  . you should not recognize taxable gain or loss when you exchange your old notes for new notes;

  . you will be deemed to have held your new notes for as long as you held your old notes; and

  . you will have the same tax basis in your new notes as you had in your old notes.

   You should read the section entitled "Certain U.S. Federal Tax
Considerations" before deciding to exchange your old notes for new notes.

Participation in the Exchange Offer; Untendered Notes

   Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors before making your decision.

   When we exchange all properly tendered old notes in this exchange offer, we will have satisfied an obligation of the registration rights agreement. If you do not tender your old notes in the exchange offer, you will still hold old notes. You will have no further registration rights for your old notes, and there will be restrictions on the transfer of your old notes. You should read the risk factors under the heading "Risks Related to the Exchange Offer" when deciding to exchange your old notes.

   We may in the future seek to acquire untendered old notes in the open market, through privately negotiated transactions or subsequent exchange offers or otherwise. We intend to comply with applicable law in doing so. We do not have any present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of these notes. In some instances, however, the registration right agreement may require us to file a registration statement to permit resales of the untendered old notes.

                 HOW WE WILL USE THE PROCEEDS OF OUR FINANCINGS

   We received approximately $383.5 million from our financings after we deducted the discount payable to the initial purchasers of the old notes and the estimated costs to sell the old notes. Our financings included the sale of the old notes, our sale of $55.0 million of preferred stock and our new $130.0 million credit facilities. We intend to use this $383.5 million and our $17.0 million of cash at September 30, 1999:

  . to build out our PCS operations and cover anticipated operating losses, which we believe will cost approximately $294.7 million, and

  .  for other general corporate purposes.

   We used some of the proceeds to repay $97.6 million of our credit facilities at US Unwired and LA Unwired, which would have matured on varying dates between June 30, 2005 and September 30, 2007, and which bore interest at our option at floating rates tied to the London Interbank Offering Rate, the U.S. Treasury Securities rate or the prime rate.

   We will not receive any cash from the issuance of the new notes. Instead, we will receive old notes in the same principal amount as the new notes issued. We will retire and cancel the old notes surrendered in the exchange offer, and they cannot be reissued. Issuance of the new notes will not change our amount of outstanding debt.

                               OUR CAPITALIZATION

   The table below shows the actual cash and capitalization of US Unwired as of December 31, 1999. You should read this table with our consolidated financial statements and related notes, which are included in this prospectus.

                                                                      As of
                                                                   December 31,
                                                                       1999
                                                                  --------------
                                                                  (In thousands)
Cash.............................................................    $ 14,695
Marketable securities............................................     141,453
                                                                     --------
  Total cash and marketable securities...........................    $156,148
                                                                     ========
Debt, including current maturities:
  US Unwired Senior Credit Facilities............................    $     --
  Notes..........................................................     214,045
  Other debt.....................................................       2,035
                                                                     --------
    Total debt...................................................     216,080
                                                                     --------
Mandatory redeemable convertible preferred stock.................      50,000
Stockholders' equity:
  Common stock...................................................         113
  Additional paid-in capital.....................................       2,634
  Accumulated other comprehensive income.........................         474
  Retained earnings..............................................      25,364
                                                                     --------
    Total stockholders' equity...................................      28,585
                                                                     --------
    Total capitalization.........................................    $294,665
                                                                     ========

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The table below shows some of our historical financial information based on our audited consolidated financial statements for each of the five years in the period ended December 31, 1999. You should read this information with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this prospectus.

   You should keep in mind the following points as you read this information:

  . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets, including our majority interest in Mississippi 34 Cellular Corporation;

  . in August 1998, we ended our practice of reselling the PCS service of Meretel when we sold our wholesale PCS subscribers to Meretel; and

  . the results for LA Unwired are consolidated with those of US Unwired for 1999 due to US Unwired's increased equity ownership in 1999, but results are presented on the equity method for 1998.

                                            Year Ended December 31,
                          -------------------------------------------------------------
                           1995     1996     1997    1998(/1/)(/2/)(/4/) 1999(/3/)(/4/)
                          ------- -------- --------  ------------------- --------------
Statement of Operations
Data:                                            (In thousands)
Total revenues..........  $39,252 $ 61,893 $ 74,668        $71,711          $ 58,632
Net income (loss) from
 continuing operations..    2,603    3,854   (1,509)        28,796           (17,364)

Other Financial Data:

Ratio of earnings to
 fixed charges(/5/).....      2.0      1.9       --            8.8                --
Earnings to cover fixed
 charges................       --       -- $  2,000             --          $ 44,100

                                                At December 31,
                          -------------------------------------------------------------
                           1995     1996     1997         1998(/2/)        1999(/3/)
                          ------- -------- --------  ------------------- --------------
Balance Sheet Data:                              (In thousands)
Total assets............  $78,754 $132,328 $142,133        $87,629          $317,110
Long-term debt,
 including current
 maturities.............   52,051   95,901  100,066         29,067           216,080

--------
(1) In July 1998, in anticipation of the Sprint PCS buildout, US Unwired sold all of its cellular assets related to its Mississippi, Alabama and Kansas markets, along with its majority ownership interest in Mississippi 34 Cellular Corporation, for $161.5 million. This transaction resulted in a gain of approximately $57.4 million which is included in net income (loss).
(2) In June 1998, Meretel returned its PCS licenses to the FCC in exchange for cancellation of Meretel's debt and interest owed to the FCC. Meretel returned its PCS licenses so it could manage Sprint PCS's licenses in Meretel's service areas. This transaction resulted in a loss of $3.5 million, and our partnership share of that loss, which is approximately $850,000, is included in net income (loss).
(3) In 1999, US Unwired made a series of capital contributions to LA Unwired and LEC Unwired, which increased its ownership percentage in LA Unwired to 93.7% and in LEC Unwired to 56.7% as of December 31, 1999. As a result, the operating results for 1999 include the operations of LA Unwired and LEC Unwired on a consolidated basis.
(4) Includes results of operations for Unwired Telecom, our cellular and paging operating subsidiary, which for the year ended December 31, 1999 generated $46.2 million of revenues and $5.7 million of operating income and for the year ended December 31, 1998 generated $67.7 million of revenues and $4.0 million of operating income. Presents LEC Unwired as a discontinued operation. LEC Unwired began operations in 1998 and is presented on an equity basis for the year ended December 31, 1998.
(5) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, plus the equity in loss of affiliates, plus fixed charges. Earnings are reduced by the equity in loss of affiliates related to Meretel because US Unwired guarantees a portion of Meretel's debt. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense, which US Unwired estimates to be representative of an interest factor, and amortization of debt issuance costs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read this section with our consolidated financial statements and the related notes in this prospectus. This section contains forward-looking statements. You should read the risk factor about forward-looking statements.

Overview

   We currently offer PCS service in ten markets: Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana. Our network currently covers approximately 2.1 million residents out of approximately 3.1 million total residents in those markets. We expect to cover a total of approximately 5.6 million residents by December 2000 and 6.4 million residents by June 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we had approximately 47,000 subscribers within these ten markets. This phase of our buildout represents 309 constructed and co-located towers. We have begun radio frequency design, network design and cell site engineering in the remaining markets to be built out.

   Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by June 2001.

   Beginning in 1987, we acquired 14 cellular rural markets and one cellular metropolitan market in Louisiana, Mississippi, Alabama and Kansas. In July 1998, we sold our cellular markets in Mississippi, Alabama and Kansas for gross proceeds of $161.5 million. We kept the Lake Charles, Louisiana cellular market, which had approximately 59,000 cellular subscribers and 24,000 paging subscribers as of December 31, 1999. As a result of these transactions, there is no comparability of the results for 1999, 1998 and 1997.

   In 1995, US Unwired formed Meretel Communications Limited Partnership to bid for, develop and operate PCS licenses in specified markets. In the original partnership agreement, Meretel's general partner, Wireless Management Corporation, owned 2%; US Unwired, Fort Bend Telephone Company, and EATELCORP, Inc. each owned 24 1/3%; XIT Leasing, Inc. owned 5%; and Meretel Wireless, Inc. owned 20%. The FCC awarded Meretel the PCS licenses for the Baton Rouge, Lafayette and Hammond, Louisiana and Beaumont and Lufkin, Texas markets. US Unwired and EATEL jointly managed Meretel through the completion of the buildout of the Beaumont, Lafayette and Baton Rouge markets in November 1997. After completing buildout of the first three markets, Meretel sold wholesale wireless minutes to US Unwired and EATEL, both of which resold the minutes to the general public.

   On June 8, 1998, Meretel returned its five PCS licenses to the FCC and agreed to manage Sprint PCS's spectrum in those five markets. On August 1, 1998, we sold our wholesale PCS subscriber base in the Beaumont, Lafayette and Baton Rouge markets to Meretel, so Meretel could operate as a retailer of PCS services. At the same time, US Unwired agreed to manage Meretel's retail operations, including sales, customer care and back end services. EATEL continued to buy wholesale wireless minutes from Meretel.

   The owners of Meretel recently restructured the partnership. Under the new agreement:

  . Meretel transferred ownership of the Beaumont-Port Arthur and Lufkin-
    Nacogdoches markets to Texas Unwired, a general partnership of which LA Unwired owns 80% and is the managing partner;

  . we transferred to Meretel the Biloxi, Mississippi market;

  . EATEL sold its wholesale PCS subscriber base to Meretel; and

  . Meretel will continue to manage the Lafayette, Hammond, Baton Rouge and Biloxi markets for Sprint PCS.

We now own approximately 13.3% of Meretel. We have terminated our management agreement with Meretel. We plan to transfer our partnership interest in Meretel to LA Unwired. As of December 31, 1999, Meretel had approximately 51,000 subscribers. Approximately 13,000 of these subscribers are in the markets owned by Texas Unwired.

   As of December 31, 1999, we owned 93.7% of LA Unwired and 56.7% of LEC Unwired. At December 31, 1999, LA Unwired had $18.1 million in revenues and a subscriber base of approximately 34,000 compared to $1.5 million in revenues and a subscriber base of approximately 6,000 at December 31, 1998. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired.

Results of Operations

 1999 compared to 1998.

   You should keep in mind the following points when reading these results:

  . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets and our majority interest in Mississippi 34 Cellular Corporation. Accordingly, the results for 1998 include the operating results of the sold assets, but the results for 1999 do not;

  . in August 1998, we ended our practice of reselling Meretel's PCS service when we sold our wholesale PCS subscribers to Meretel. Thus, the results for 1998 include PCS reseller activity, but the results for 1999 do not;

  . results for LA Unwired are consolidated with those of US Unwired for 1999 due to US Unwired's increased equity ownership in 1999, but results are presented on the equity method for 1998; and

  . results for LEC Unwired are presented as discontinued operations for 1998 and 1999.

 Revenues

                                                                   Years Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
   Subscriber revenues.......................................... $48,723 $39,734
   Roaming revenues.............................................  11,914  10,867
   Merchandise sales............................................   3,915   5,371
   Other revenue................................................   7,159   2,660
                                                                 ------- -------
     Total revenues............................................. $71,711 $58,632
                                                                 ======= =======

   Subscriber revenues were $39.7 million for 1999 compared to $48.7 million for 1998. The decrease of $9.0 million was attributable to the sale of selected cellular markets in 1998, which generated $13.5 million of revenues through the point of sale in July 1998 and the loss of $2.1 million of subscriber revenue related to the conclusion of our PCS reseller activity. Additionally, cellular and paging revenues for our Louisiana cellular markets decreased $3.7 million. These decreases were offset by the consolidation of LA Unwired in 1999, which generated subscriber revenue of $10.3 million.

   Roaming revenues were $10.9 million for 1999 compared to $11.9 million for 1998. The decrease of $1.0 million is attributable to the sale of selected cellular markets in 1998, which generated roaming revenues of $5.3 million through the point of sale in July 1998. This decrease was offset by the 1999 consolidation of LA Unwired which generated roaming revenue of $3.6 million in 1999. In addition, 1999 roaming revenue for our Louisiana cellular markets increased $600,000 over 1998.

   Merchandise sales were $5.4 million for 1999 compared to $3.9 million for 1998. This increase of $1.5 million was substantially due to the inclusion of LA Unwired as a consolidated entity in 1999, resulting in an additional $4.0 million in merchandise sales. Offsetting the increase was the inclusion of PCS reseller activity in 1998 amounting to $1.6 million, which was discontinued in August 1998 when we sold our Meretel market PCS subscribers to Meretel, and the inclusion of $500,000 in 1998 merchandise sales attributable to the sale of selected cellular markets sold in July 1998. Louisiana market cellular and paging merchandise sales in 1999 decreased $400,000 from 1998.

   Other revenues were $2.7 million in 1999 compared to $7.2 million in 1998. PCS reseller activity, which concluded in August 1998, accounted for $2.2 million. LA Unwired and LEC Unwired management fees accounted for $1.7 million in 1998, and were eliminated in consolidation in 1999. We collected $1.7 million in management fees in 1998 for management services following the sale of selected markets. This was offset by an increase in 1999 of management fees related to Meretel of $1.3 million.

 Operating Expenses

   Cost of service was $19.6 million for 1999 as compared to $18.6 million for 1998. The increase of $1.0 million was primarily due to the inclusion of LA Unwired presented in 1999 on a consolidated basis versus an equity basis in 1998. Cost of service in 1999 for LA Unwired was $10.3 million. This increase was offset by the 1998 sale of selected cellular markets and the conclusion of PCS reseller activity that accounted for 1998 cost of service of $6.2 million and $1.5 million, respectively. Cost of service in our Louisiana cellular and paging markets in 1999 decreased $1.3 million from $10.9 million in 1998 to $9.6 million in 1999.

   Merchandise cost of sales was $12.0 million for 1999 and $10.8 million for 1998. This increase of $1.2 million was primarily the result of the inclusion in 1998 of merchandise cost of sales of $1.5 million associated with selected cellular markets sold in 1998, and the inclusion of $4.2 million of merchandise sales in 1998 related to PCS reseller activity that was concluded in 1998. The inclusion of LA Unwired on a consolidated basis in 1999 added $9.2 million to cost of sales. Merchandise cost of sales in 1999 for our Louisiana cellular and paging properties decreased $2.3 million from $5.1 million in 1998 to $2.8 million in 1999.

   General and administrative expenses were $20.1 million for 1999 and $17.2 million for 1998, an increase of $2.9 million. The sale of selected cellular markets in 1998 resulted in a $2.4 million decrease and the conclusion of PCS reseller activity in 1998 accounted for a $1.6 million decrease. This was offset by the inclusion of LA Unwired in 1999 on a consolidated basis which added $6.5 million to 1999. General and administrative expenses for our Louisiana cellular and paging markets remained unchanged in 1999 and included an adjustment to salaries of $799,000 for the compensation associated with the issuance of stock options below market value.

   Sales and marketing expenses were $12.8 million for 1999 and $10.9 million for 1998. This increase of $1.9 million was primarily the result of the 1999 consolidation of LA Unwired, which accounted for $8.3 million. This was offset by $3.2 million associated with the sale of selected markets in 1998 and $3.6 million associated with PCS reseller activity which concluded in 1998. Sales and marketing expenses for our Louisiana cellular and paging markets in 1999 increased by $400,000 from $4.1 million in 1998 to $4.5 million in 1999.

   Depreciation and amortization expense was $19.4 million for 1999 and $9.8 million for 1998, an increase of $9.6 million. The inclusion of LA Unwired in 1999 added $13.5 million. Depreciation and amortization expense for our Louisiana cellular and paging markets in 1999 increased $1.3 million from $4.6 million in 1998 to $5.9 million in 1999. These increases were partially offset by the elimination of $5.2 million related to the sale of selected cellular markets in 1998.

 Operating Income/(Loss)

   Total operating loss for 1999 was $25.3 million as compared to operating income of $4.5 million for 1998. This decrease of $29.8 million was primarily the result of the reduction of income associated with the sale of selected cellular markets of $800,000; losses of $29.6 million associated with the start-up of LA Unwired; and a decrease in operating income of $3.9 million related to our Louisiana cellular markets, which included $799,000 related to option compensation. These decreases were offset by the conclusion of our PCS reseller activity that resulted in operating losses of $5.0 million in 1998.

 Other Income/(Expense)

                                                               Years Ended
                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
   Interest expense......................................... $(6,157) $(11,225)
   Interest income..........................................   1,778     2,949
   Other income/(expense)...................................      --       587
   Losses on sale of assets.................................    (114)       --
   Gain on sale of selected markets.........................  57,364       819
                                                             -------  --------
     Total other income/(expense)........................... $52,871  $ (6,870)
                                                             =======  ========

   Interest expense was $11.2 million for 1999 and $6.2 million for 1998. Our outstanding debt was $216.1 million at December 31, 1999 as compared to $29.1 million at December 31, 1998. The increase in debt was the result of our senior subordinated discount note offering in October 1999. Interest income was $2.9 million for 1999 and $1.8 million for 1998. Interest income in 1999 was associated with the proceeds from the note offering. Interest income in 1998 was associated with the sale of selected cellular markets. Other income for the year ended December 31, 1999 represents income earned on the settlement of LA Unwired's interest rate swap agreement.

   Gain on sale of markets was $57.4 million in 1998. In 1998, we received gross proceeds of $161.5 million from the sale of selected cellular markets. The $819,000 recognized in 1999 is also associated with the 1998 sale, as we concluded our settlement of the working capital and related items relative to the original sale.

 Minority Interest in Subsidiaries

   Minority interest in losses of subsidiaries was $10.4 million for 1999 and $0 in 1998. The increase in minority interest in losses of subsidiaries resulted from the consolidation of LA Unwired in 1999 and represents the portion of the losses from LA Unwired allocable to minority shareholders of these subsidiaries.

 Equity in Losses of Affiliates

   Equity in losses of affiliates was $4.9 million for 1999 and $11.7 million in 1998. The decrease of $6.8 million was primarily due to the consolidation of LA Unwired in 1999 versus reporting for the losses for these companies under the equity method in 1998.

1998 compared to 1997.

   You should keep in mind the following points when reading these results:

  . the 1997 financial information includes 12 months of operating results from the assets related to our selected cellular markets that we sold in July 1998, and the 1998 financial information reflects only six months of operations for those assets along with the gain from the sale of those assets; and

  . the 1998 financial information includes the results of seven months of PCS reseller activity, and the 1997 financial information includes the results of only three months of PCS reseller activity.

 Revenues

                                                                  Twelve Months
                                                                      Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                                                                 (In thousands)
      Subscriber revenues....................................... $53,255 $48,723
      Roaming revenues..........................................  16,079  11,914
      Merchandise sales.........................................   2,685   3,915
      Other revenues............................................   2,649   7,159
                                                                 ------- -------
      Total revenues............................................ $74,668 $71,711
                                                                 ======= =======

   Subscriber revenues were $48.7 million for 1998 as compared to $53.3 million for 1997. The primary reason for this decrease of $4.6 million was our 1998 sale of selected cellular markets. Subscriber revenues for the selected cellular markets in 1997 was $24.2 million as compared to $13.7 million in 1998, resulting in a decrease of $10.5 million. Offsetting the reduction in revenues from the sale of selected cellular markets was the increase in subscriber revenues from our Louisiana cellular markets of $4.0 million and $1.9 million from our PCS reseller activity.

   Roaming revenues were $11.9 million for 1998 as compared to $16.1 million for 1997. This decrease of $4.2 million was primarily a result of our 1998 sale of selected cellular markets. Roaming revenues for the selected cellular markets sold were $10.2 million in 1997 as compared to $5.6 million for 1998, resulting in a decrease of $4.6 million. Our Louisiana cellular markets had roaming revenues of $6.3 million for 1998 as compared to $5.8 million for 1997, representing an increase of $500,000.

   Merchandise sales were $3.9 million for 1998 as compared to $2.7 million for 1997. This increase of $1.2 million was primarily the result of an increase of 11,000 in gross additional subscribers from PCS reseller activity resulting in an increase of $1.2 million in merchandise sales.

   Other revenues were $7.2 million for 1998 as compared to $2.6 million for 1997. This increase of $4.6 million was primarily the result of an increase in management fee revenue of $3.1 million and incentive revenue of $1.0 million from Meretel for our gross additions of 2,900 PCS reseller subscribers.

 Operating Expenses

   Cost of service was $18.6 million for 1998 as compared to $20.1 million for 1997. This decrease of $1.5 million was mainly attributable to our 1998 sale of selected cellular markets, which generated cost of service of $6.7 million for 1998 as compared to $9.7 million for 1997, resulting in a decrease of $3.0 million. An increase of $1.3 million in PCS reseller cost of service and an increase of $200,000 in our Louisiana cellular markets' cost of service offset this decrease.

   Merchandise cost of sales was $10.8 million for 1998 as compared to $8.9 million for 1997. This increase of $1.9 million was primarily the result of our gross additional subscribers of 11,000 from our PCS reseller activity, resulting in an increase of $3.3 million in merchandise cost of sales. We incurred an additional increase of $400,000 in merchandise cost of sales relating to our Louisiana cellular markets. This increase was offset by a decrease of $1.8 million related to our 1998 sale of selected cellular markets.

   General and administrative expenses were $17.2 million for 1998 as compared to $12.7 million for 1997. This increase of $4.5 was attributable to additional employee costs, despite our having sold the selected cellular markets, as the majority of our employees were redeployed to manage the expansion of our PCS activity through LA Unwired and Meretel and to establish our data and CLEC activities through LEC Unwired. US Unwired manages these subsidiaries, employs the majority of personnel for these operations and charges a management fee to these subsidiaries for these management services.

   Sales and marketing expenses were $10.9 million for 1998 and 1997.

   Depreciation and amortization was $9.8 million for 1998 as compared to $12.5 million for 1997. This decrease of $2.7 million was primarily the result of our 1998 sale of depreciable assets related to the selected cellular markets. Depreciation and amortization for the selected cellular markets was $9.8 million in 1997 as compared to $5.6 million in 1998, resulting in a decrease of $4.2 million. An increase of $1.5 million in depreciation and amortization of our Louisiana cellular markets offset this decrease.

 Operating Income

   Operating income was $4.5 million for 1998 as compared to $9.6 million for 1997. The decrease of $5.1 million was primarily the result of an increase in losses resulting from our PCS reseller activity of $4.4 million and $4.0 million related to our 1998 sale of selected cellular markets. These decreases were offset by an increase of $3.3 million in operating income related to our Louisiana cellular markets.

 Other Income/Expense

                                                          Twelve Months Ended
                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
                                                            (In thousands)
      Interest expense................................... $  (8,580) $  (6,157)
      Interest income....................................     1,690      1,778
      Other costs........................................    (1,082)        --
      Losses on sale of assets...........................        --       (114)
      Gain on sale of markets............................        --     57,364
                                                          ---------  ---------
      Total other income/(expense)....................... $  (7,972) $  52,871
                                                          =========  =========

   Interest expense was $6.2 million for 1998 as compared to $8.6 million for 1997. This decrease of $2.4 million was the result of our application of a portion of the proceeds from our 1998 sale of selected cellular markets to our outstanding debt obligations. Total long-term debt decreased from $100.1 million at December 31, 1997 to $29.1 million at December 31, 1998.

   Interest income was $1.8 million for 1998 as compared to $1.7 million for 1997. Interest income for 1998 was primarily generated from our investment of proceeds from our 1998 sale of selected cellular markets in interest bearing accounts.

   Other costs totaled $1.1 million in 1997 for US Unwired's preparation for an initial public offering that was canceled due to unfavorable market conditions.

   Gain on sale of markets totaled $57.4 million for 1998. This was attributable to our 1998 sale of selected cellular markets. Gross proceeds allocated to us from the sale totaled $161.5 million.

 Minority interest in losses of subsidiaries

   Minority interest in losses of subsidiaries was $0 for 1998 as compared to $134,000 for 1997. The 1997 amount relates to the portion of the losses from Mississippi 34 Cellular Corporation allocable to the minority shareholders of that corporation. No minority interest in subsidiary is reflected in 1998 due to the sale of Mississippi 34 Cellular Corporation in July 1998.

 Equity in losses of affiliates

   Equity in losses of affiliates was $11.7 million for 1998 as compared to $3.1 million for 1997 resulting in an increase of $8.6 million. US Unwired's proportionate share of Meretel's losses increased from $3.5 million for 1997 to $7.2 million for 1998. In their first year of operations in 1998, LA Unwired contributed losses of $4.7 million. LA Unwired did not report any losses in 1997 due to commencement of operations in 1998.

 Net Income/(Loss)

   Net income was $27.6 million for 1998 as compared to a net loss of $1.5 million for 1997. This significant increase of $29.1 million was largely the result of a one-time gain of $57.4 million from our 1998 sale of selected cellular markets. This increase was offset by an increase in income tax expenses of $16.7 million primarily resulting from the gain on sale of selected cellular markets.

Liquidity and Capital Resources

   We need approximately $294.7 million to build out our PCS network and to market and distribute our products and services through December 2001. We believe that the proceeds from our financings and internally generated cash will be enough to build out our network as planned, cover anticipated operating losses and meet our debt service requirements through December 2001. We expect to cover approximately 66% of the population in a majority of markets in our service area by June 2001. We plan to use this $294.7 million for capital requirements, including capital expenditures, working capital, debt service requirements and anticipated operating losses for the period from July 1999 through December 2001. We will use this capital also for switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction and microwave relocation. The actual amounts required to build out our PCS network may vary materially from these estimates. We may need more capital if we have unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

   In the past, we have paid our working capital requirements, acquisitions, capital expenditures and debt service through bank financing and retained earnings from operations and the one-time gain from our 1998 sale of selected cellular markets.

   On October 29, 1999, we issued approximately $400 million in principal amount of 13 3/8% senior subordinated discount notes of US Unwired and received net proceeds of approximately $209 million. These notes are unsecured obligations of US Unwired. They bear interest at a rate of 13 3/8% per year, payable twice per year on May 1 and November 1, beginning May 1, 2005. LA Unwired and Unwired Telecom fully and unconditionally and jointly and severally guarantee our obligations under the notes.

   On October 1, 1999, US Unwired entered into a credit facility with CoBank, ACB, The Bank of New York, BNY Capital Markets, Inc., First Union Capital Markets Corp., First Union National Bank and other lenders for $130 million. At December 31, 1999, we had full availability of $130 million under our new credit facility for the buildout of our PCS network and anticipated operating losses.

   In addition, we issued $50 million of preferred stock on October 29, 1999 and $5 million of preferred stock on February 15, 2000. The preferred stock is convertible into approximately 14.2% of our common stock, assuming that all persons who currently have the right to buy common equity actually buy it. The holders of the preferred stock have dividend, conversion, registration and voting rights.

   On December 31, 1999, LEC Unwired had $11.8 million outstanding under two senior credit facilities dated July 22, 1998. The first credit facility is a $15.0 million senior facility with a three year drawdown period and five year amortization. The second facility is a $3.0 million subordinated facility with a three year drawdown period and five year amortization. Both facilities mature on July 1, 2006. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired.

   Cash used in operating activities was $7.4 million in 1999. This use primarily consisted of our net loss of $24.2 million offset by $19.4 million in depreciation and amortization, $4.9 million in equity losses in affiliates, $3.9 million in debt extinguishment charges, $4.8 million in debt discount accretion, $1.6 million in discontinued operations and $799,000 in non-cash compensation. Other reductions included a $10.4 million loss in our minority share in affiliates, a $5.9 million decrease in working capital and a deferred tax benefit of $516,000. Net cash used by operations for 1998 was $14.7 million, and net cash provided by operations was $12.0 million in 1997.

   Cash used in investing activities was $198.4 million in 1999. These uses primarily consisted of $49.9 million to purchase property and equipment, $8.2 million for discontinued operations and $140.7 million to purchase marketable securities. Net cash provided by investing activities was $113.2 million in 1998, and net cash used in investing activities was $17.6 million in 1997.

   Cash flow provided by financing activities was $188.0 million in 1999. We received $240.2 in net proceeds from long-term debt, $11.8 million from discontinued operations and $50 million from the issuance of preferred stock. Cash used in financing activities consisted of $98.4 million in principal payments on long-term debt and $15.7 million of debt issuance costs. Net cash used in financing activities was $71.0 million in 1998, and net cash provided by financing activities was $3.9 million in 1997.

Seasonality

   Like the wireless communications industry in general, our subscribers increase in the fourth quarter due to the holiday season. A greater number of phones sold at holiday promotional prices increases our losses on merchandise sales. Our sales and marketing expenses increase also with holiday promotional activities. We generally have the most use and revenue per subscriber in the summer because of an increase in revenues from fees charged to non-US Unwired, non-Sprint PCS customers who use our network while traveling in our service area. We believe that the increased traffic in our service area comes from people traveling during summer vacation. We expect these trends to continue based on historical operating results.

Impact of Year 2000 Issue on Our Operations and Financial Condition

   We use a significant number of computer systems and software programs in our operations, including in support of our PCS network equipment and for various administrative functions. Before the Year 2000, we discussed the nature and progress of our plans to prepare for that year. In late 1999, we finished testing and preparing our systems for the Year 2000 date change. As of the date of this prospectus, we had experienced no significant disruptions in our critical information technology and non-information technology systems that resulted from the Year 2000 date change. We believe that our systems successfully responded to the Year 2000 date change. We expensed less than $550,000 during 1999 to prepare our systems for the Year 2000. We are not aware of any material problems that resulted from the Year 2000 date change with our products, our internal systems or the products and services of third parties. We will continue to monitor our critical computer applications and those of our suppliers and vendors throughout 2000 so we can promptly address any Year 2000 matters that may arise.

Quantitative and Qualitative Disclosure about Market Risk

   We are not exposed to fluctuations in currency exchange rates, as all of our services are invoiced in U.S. dollars. We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of 90 days or less. These short-term investments carry a degree of interest rate risk. We believe that the impact of a 1% increase or decline in current average investment rates would not have a material impact on our investment income.

Inflation

   We believe that inflation has not impaired, and will not impair, our results of operations.

                               ABOUT OUR BUSINESS

General

   We currently provide wireless personal communications services, commonly referred to as PCS, in parts of Louisiana and Texas. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.7 million residents in the Gulf States region. Our service area has the largest population and the most subscribers of any network partner of Sprint PCS.

   We currently provide Sprint PCS service in ten markets: Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas. Our network currently covers approximately 2.1 million residents out of approximately 3.1 million total residents in those markets. We expect to cover a total of approximately 5.6 million residents by December 2000 and 6.4 million residents by June 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area. In addition, we were providing cellular and paging service to approximately 83,000 subscribers in southwest Louisiana at December 31, 1999. For the year ended December 31, 1999, we had a net loss of approximately $24.2 million, and our operations used approximately $7.4 million more cash than they generated.

   Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by June 2001. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Our Background

   We have a long heritage in the telecommunications business. The Henning family, which controls US Unwired, has been involved in telecommunications continuously since 1928. The Henning family has a history of being first-to-market in southwestern Louisiana with many major telephony developments, including first wireline operator in Cameron Parish, Louisiana in 1928, first cellular provider in southwestern Louisiana in 1987 and first PCS service provider in southwestern Louisiana in 1997.

   We formed our parent corporation, US Unwired, in Louisiana in September 1999. At that time it acquired the stock of its subsidiaries from their shareholders. In return, it issued its own stock to those shareholders. We formed the predecessor to our parent corporation in March 1967.

Our Affiliation with Sprint PCS

   Under our agreements with Sprint PCS, we market Sprint PCS products and services in our service area using licenses that Sprint PCS acquired from the FCC in 1994 and 1996. We will be the only provider of Sprint PCS products and services in our service area. Some key points about these agreements are:

  . each agreement lasts 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods;

  . each agreement requires revenue sharing of 8% to Sprint PCS and 92% to US
    Unwired, except that US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, extraordinary income and equipment sales;

  . if we terminate or breach the agreements, we may be required to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS; and

  . if Sprint PCS terminates or breaches the agreements, we may be able to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

   We believe that our service area is important to Sprint PCS's plan to expand its PCS network. To date, Sprint PCS has made considerable investments in the licenses covering our service area. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to prepare the licensed markets for service.

Benefits of Our Affiliation with Sprint PCS

   Our relationship with Sprint PCS provides us with many operational and business advantages, including:

   Exclusive access to Sprint PCS products and services. We are the only provider of Sprint PCS products and services in our service area. We have the right to provide these products and services under the Sprint(R) and Sprint PCS(R) brand names.

   Strong brand recognition and national advertising support. We expect to benefit from the strength and reputation of the Sprint(R) and Sprint PCS(R) brands. In our local markets, we use the Sprint(R) and Sprint PCS(R) brands and logos without having to pay for this right. We benefit from Sprint PCS's national advertising campaigns and developed marketing programs at no additional cost.

   Sprint PCS "Free and Clear" one-rate pricing plans. We offer our customers the same free long distance, free traveling on the Sprint PCS network and other promotional campaigns, like telephone handsets and accessories, that Sprint PCS offers to all of its customers throughout the United States.

   Established distribution channels. We have access to all national distribution channels that Sprint PCS uses. These channels include:

  . major national third party retailers like Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy;

  . Sprint PCS's national inbound telemarketing sales program;

  . Sprint PCS's Business-to-Business and national accounts sales programs;
    and

  . Sprint PCS's electronic commerce sales platform.

   National network. We operate our PCS network as part of the Sprint PCS network. We believe that our ability to offer access to the Sprint PCS network, with current service in more than 280 major metropolitan markets across the country, represents a competitive advantage over regional offerings. Our customers can place calls in any area of the United States where Sprint PCS service is available without charges for traveling on Sprint PCS's network or, under certain pricing plans, for long distance. In areas where Sprint PCS service is not available, our customers must pay a fee to use another wireless provider's service.

   Exclusive traveling partner to Sprint PCS. We are the only provider of PCS services to non-US Unwired Sprint PCS customers in our service area. We benefit from the increased traffic from other Sprint PCS customers who travel in our service area.

   Sprint PCS engineering and network design. In markets where we use spectrum owned by Sprint PCS, Sprint PCS provides the engineering services for microwave clearance and handles all of the design, planning and relocation of any radio cell sites.

   Better equipment availability and pricing. We can buy network and subscriber equipment under Sprint PCS's contracts that provide for volume discounts. These discounts will reduce the overall capital required to build our PCS network and will lower our cost of subscriber equipment.

   Reduced startup costs. We estimate that Sprint PCS spent over $100 million to purchase a substantial portion of the licenses covering our service area and for microwave clearing. As a Sprint PCS network partner, we did not have to acquire most of the licenses in our service area. This reduced our start-up costs.

   Availability of technology and service advances developed by Sprint
PCS. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features. We have immediate access to any developments produced by Sprint PCS for its nationwide PCS network.

Our Competitive Strengths

   Our competitive strengths include the following:

   Extensive territorial reach. There are approximately 9.7 million residents in our service area. This is a significant percentage of the population in the Gulf States region. The number of residents in our service area does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area. Our service area has characteristics that are favorable to wireless communications, including:

  . extensive highway miles and commuter zones;

  . high commuter activity;

  . concentration of major industries;

  . major regional tourist destinations; and

  . a large number of higher education institutions.

   Existing corporate infrastructure. We have employees to handle billing, customer care, accounting, treasury and legal services in our markets where we currently offer PCS service and in most of our new markets. We believe that providing these functions ourselves is more cost-effective than having third parties provide them. In a limited number of markets, however, Sprint PCS will provide us on a contract basis with selected back office functions like billing and customer care. We anticipate that we may over time transfer control of these functions to Sprint PCS if Sprint PCS can provide them more cost-effectively and efficiently than we can.

   Significant number of owned licenses. In addition to the Sprint PCS licenses that we manage, we own:

  . thirteen 10 MHz PCS licenses and three 25 MHz cellular licenses within our service area, and

  . nine 10 MHz PCS licenses outside our service area.

   The combination of the Sprint PCS licenses and our licenses gives us access to 40 MHz of bandwidth in many of our markets. We believe that this positions us well for the possible future introduction of wireless internet and data transmission service.

   High-quality customer care. We are committed to building strong customer relationships by providing high-quality customer care. We serve our customers from our state-of-the-art call center facility in Lake Charles, Louisiana. Our customers can contact our customer care representatives from any of our handsets without charge. Additionally, we are staffing each of our retail outlets with full-time customer care representatives to deal directly with the customers concerning billing and service issues. Our web-based services allow customers to check billing and manage their accounts on line.

Our Business Strategy

   We plan to offer high-capacity, high-quality, advanced communications on our PCS wireless network. We believe the following elements of our business strategy will distinguish our wireless service from those of our competitors and will enable us to compete successfully in the wireless communications marketplace:

   Leverage relationship with Sprint PCS. We intend to capitalize on the benefits of our relationship with Sprint PCS. These benefits include:

  . strong brand recognition and national marketing campaigns;

  . exclusive Sprint PCS traveling partner;

  . access to Sprint PCS products and services;

  . availability of Sprint PCS "Free and Clear" one-rate pricing plans;

  . access to Sprint PCS's network, which includes more than 4,000 cities and communities across the United States;

  . established direct and indirect distribution channels;

  . volume-driven vendor discounts;

  . access to Sprint PCS engineering and network design;

  . reduced startup costs;

  . long-term management agreement; and

  . availability of technology and service advances developed by Sprint PCS.

   Execute integrated marketing plan. Our marketing approach leverages Sprint PCS's highly recognizable brand name and reputation and its relationship with major national retailers. We emphasize the improved quality, enhanced features and favorable pricing of Sprint PCS service. In addition, we benefit from the Sprint PCS:

  . organized national accounts sales force;

  . e-commerce website; and

  . pre-negotiated contracts with national retail chain outlets.

   On the local level, we provide:

  . multi-media marketing efforts, including point-of-sale, print, television and radio campaigns for our own co-branded US Unwired(R) and Sprint PCS(R) retail outlets;

  . approximately 131 independent agent representatives; and

  . direct mail efforts and a website, www.usunwired.com.

   Execute high-quality buildout plan. We are constructing a state-of-the-art, high quality 100% PCS network using 100% digital technology.

  . Our network design allows our system to handle higher traffic demand than cellular operators. This allows us to offer lower per-minute rates.

  . Our network design enables us to service expensive, difficult to reach locations and coverage gaps within our wireless network.

  . We will maintain low construction costs for our network by planning to co-locate on existing towers as our primary strategy and developing our radio frequency design around this strategy.

Our Service Area

   Our Sprint PCS service area covers 41 markets spanning over 164,500 square miles with a population of approximately 9.7 million. Our service area is the largest in the United States by measure of population for all of the territories assigned to Sprint PCS network partners. Even though our service area comprises approximately 9.7 million residents, the number of residents in our service area does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area.

   Our service area is next to Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. Our network buildout will link these existing Sprint PCS markets. We will be the only provider of Sprint PCS products and services in the markets connecting these major cities.

   We believe that our service area has many regional characteristics that are favorable for wireless communication, including the following:

   Extensive highway miles and commuter zones. Our service area includes high traffic corridors traversed by major interstate highways. Overall, our service area covers 4,509 total highway miles; 2,073 are interstate.

   High commuter activity. We have high commuter activity. Over 24% of the average commute time is greater than 30 minutes.

   Concentration of major industries. The Gulf States region is home to many large businesses in the oil and gas, gaming and agriculture industries. These businesses are very important to the region and provide the majority of business travelers who visit our service area.

   Major regional tourist destinations. According to major tourist publication guides, the Gulf Coast region is a major tourist and vacation destination. The Gulf Coast beaches in Mississippi, Alabama and Florida draw millions of visitors annually. Our service area has many historical sites, and the numerous casino gaming establishments in our service area are major travel destinations. The Mississippi casino market alone is the largest casino market in the United States between Las Vegas and Atlantic City.

   Large number of higher education institutions. There are 86 colleges and universities in and around our service area, including the University of Alabama, the University of Southern Mississippi, Mississippi State University and Louisiana State University. Over 415,000 students attend these institutions.

   The following table shows some key information about our PCS markets (population in thousands):

                                        Basic                          Total    Expected    Sprint     Spectrum  Total
                                       Trading   Market          %   Population  Online    Spectrum     (Owned  Spectrum
             Market(/1/)               Area #  Population(/1/) Owned   Owned      Date   (Managed MHz)   MHz)     (MHz)
             -----------               ------- ----------      ----- ---------- -------- ------------  -------- --------
Anniston, AL.........................     17       167.2        100%    167.2    Jun-00       30          --       30
Chilton Area Counties, AL(/2/)(/3/)..     44       246.4        100     246.4    Dec-00       30          --       30
Decatur, AL..........................    108       145.6        100     145.6    Dec-00       30          --       30
Florence, AL.........................    146       185.8        100     185.8    Dec-00       30          --       30
Gadsen, AL...........................    158       188.2        100     188.2    Dec-00       30          --       30
Huntsville, AL.......................    198       512.9        100     512.9    Dec-00       30          --       30
Mobile, AL...........................    302       667.8        100     667.8    Jun-00       30          --       30
Montgomery, AL.......................    305       477.4        100     477.4    Mar-00       30          --       30
Selma, AL............................    415        72.1        100      72.1    Sep-00       30          --       30
Tuscaloosa, AL.......................    450       254.5        100     254.5    Sep-00       30          10       40
El Dorado, AR........................    125       102.2        100     102.2    Jun-01       30          10       40
Hot Springs, AR......................    193       135.7        100     135.7    Jun-00       30          --       30
Nevada Area Counties, AR(/2/)(/4/)...    257        57.3        100      57.3    Jun-00       30          --       30
Pine Bluff, AR.......................    348       147.4        100     147.4    Jun-01       30          10       40
Fort Walton Beach, FL................    154       225.6        100     225.6    Sep-00       30          --       30
Jackson Area County, FL(/2/).........    439        50.9        100      50.9    Jun-00       10          --       10
Panama City, FL......................    340       210.6        100     210.6    Sep-00       10          --       10
Pensacola, FL........................    343       428.9        100     428.9    Jun-00       30          --       30
Alexandria, LA.......................      9       273.6        100     273.6    Online       30          10       40
Houma, LA............................    195       277.1        100     277.1    Online       30          --       30
Lake Charles, LA.....................    238       282.6        100     282.6    Online       10          10       20
Monroe, LA...........................    304       330.4        100     330.4    Online       30          10       40
Shreveport, LA.......................    419       586.7        100     586.7    Online       30          10       40
Columbus, MS.........................     94       171.5        100     171.5    Jun-01       10          10       20
Greenville, MS.......................    175       205.8        100     205.8    Jun-01       10          --       10
Grenada Area Counties, MS(/2/)(/5/).     290        62.4        100      62.4    Mar-01       10          --       10
Hattiesburg, MS......................    186       186.5        100     186.5    Dec-00       30          --       30
Jackson, MS..........................    210       667.0        100     667.0    Sep-00       10          --       10
Laurel, MS...........................    246        82.3        100      82.3    Jun-01       30          --       30
McComb, MS...........................    269       111.7        100     111.7    Jun-01       30          --       30
Meridian, MS.........................    292       206.7        100     206.7    Jun-01       10          --       10
Natchez, MS..........................    315        72.1        100      72.1    Jun-01       10          10       20
Tupelo, MS...........................    449       318.4        100     318.4    Mar-01       10          10       20
Vicksburg, MS........................    455        62.4        100      62.4    Jun-01       10          --       10
Marshall Area Counties,
 TN(/2/)(/6/)........................    314        56.9        100      56.9    Dec-00       30          --       30
Longview, TX.........................    260       320.8        100     320.8    Online       30          10       40
Paris, TX............................    341        93.0        100      93.0    Jun-01       30          10       40
Texarkana, TX........................    443       262.0        100     262.0    Online       30          10       40
Tyler, TX............................    452       310.0        100     310.0    Online       30          --       30
Beaumont, TX.........................     34       464.3         80     371.4    Online       10          --       10
Lufkin, TX...........................    265       165.2         80     132.2    Online       10          --       10
                                                --------              -------
  Subtotal...........................            9,845.9              9,720.0
Minority Interests:
 Baton Rouge, LA.....................     32       685.2         13      91.0    Online       30          --       30
 Hammond, LA.........................    180       107.7         13      14.3    Online       30          --       30
 Lafayette, LA.......................    236       543.1         13      72.1    Online       30          --       30
 Biloxi, MS..........................     42       389.1         13      51.7    Sep-00       30          --       30
                                                --------              -------
  Subtotal...........................            1,725.1                229.1

    Total............................           11,571.0              9,949.1
                                                ========              =======

--------
(1) Source: Paul Kagan Associates, Inc., 2000 PCS Atlas and Databook.
(2) County based information.
(3) Includes Chilton, Cullman, Talladega, Coosa and Tallapoosa Counties.
(4) Includes Nevada, Clark, Dallas, and Grant Counties.
(5) Includes Grenada, Yalobusha, Tallahatchie and Montgomery Counties.
(6) Includes Marshall and Giles Counties.

   The following table shows some information about our cellular markets (population in thousands):

                          Metropolitan                         Total           Spectrum
                            or Rural        Market       %   Population Online  (Owned
         Market          Service Area # Population (1) Owned   Owned     Date    MHz)
         ------          -------------- -------------- ----- ---------- ------ --------
Beauregard, LA..........   RSA 5 B-1        147.0       100%   147.0    Online    25
De Soto, LA.............   RSA 3 B-1         54.0       100%    54.0    Online    25
Lake Charles, LA........     MSA 197        179.9       100%   179.9    Online    25
Chambers, TX............      RSA 21         23.3        25%     5.8    Online    25
                                            -----              -----
Total...................                    404.2              386.7
                                            =====              =====

--------
(/1/)  Source: Paul Kagan Associates, Inc., Cellular Telephone Atlas 1998.

Network Buildout Plan

   As of December 31, 1999, we were providing PCS service in the following ten markets: Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas. Our network currently covers approximately 2.1 million of the approximately 3.1 million total residents in those markets. When we complete our network buildout, we expect to cover approximately 66% of the population in a majority of markets in our service area.

   We expect that the combined proceeds of our financings will be sufficient to provide the $294.7 million required for our network buildout plan and for anticipated operating losses from July 1999 through December 2001. We plan to complete construction of our network and be providing PCS service in all of our markets by June 2001. We expect our network to cover approximately 5.6 million residents by December 2000 and approximately 6.4 million residents by June 2001, at which point we expect to have covered approximately 66% of the 9.7 million resident population in our service area. The number of people in the service area covered by our network does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area.

   We are focusing our network construction first on the concentrated population and business centers of the major metropolitan areas in our service area and the adjoining interstate highways. We will then build out the smaller markets surrounding the existing built out areas and will continue to build out interstate and state highways. We intend to launch PCS service only after we complete a significant portion of the planned buildout for a given major city. Before we launch service, we will perform extensive field testing to ensure comprehensive and reliable coverage within a particular market. We are providing the overall project and construction management of the design, site acquisition, installation and testing of our PCS system.

   Initial radio frequency design. Lucent Technologies, Inc. and the engineering firm of 3Ngineering, L.L.C. are performing the initial radio frequency design for our network. Lucent or 3Ngineering determines the required number of cell sites to operate our network and identifies the general geographic areas for proposed cell site locations. We have completed the initial radio frequency design for all of our markets that are expected to be completed by December 2000 and for 30% of our markets that are expected to be completed by June 2001.

   Site identification, acquisition and construction. Either we or a commercial real estate firm that advises us identifies and acquires the sites where we will locate the towers, antennae and other equipment to operate our PCS system. After a general geographic area is identified, the commercial real estate firm, or we, identify two potential tower sites within that area location and evaluate them based on various engineering criteria and economic desirability.

   We obtain cell sites in three ways: (1) co-location, (2) construction of a tower by an independent build-to-suit company, or (3) construction of a tower by us. We prefer to co-locate with another wireless company by leasing space on an existing tower or building. When we co-locate, we generally have lower construction costs and it is likely that any zoning difficulties have been resolved. We believe that we need approximately 833 cell sites to achieve approximately 66% coverage of the population in our service area. We expect to co-locate approximately 40% of our cell sites, hire tower construction companies to build 10% and construct 50% ourselves.

   Microwave relocation. Fixed microwave operators used to use the frequencies that are now allocated for PCS licenses. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. We have relocated all microwave paths for the PCS licenses that we own. Sprint PCS is helping us relocate the microwave paths for the PCS licenses that it owns. Sprint PCS is analyzing these relocations as we continue the buildout of our network. We expect to spend less than $20.0 million for relocation. We plan to complete the microwave relocation for the Sprint PCS licenses before our targeted buildout completion date.

   Switching centers. Our service area will have five switching centers located in our four markets of Shreveport and Lake Charles, Louisiana, Jackson, Mississippi and Montgomery, Alabama. We have leased and constructed the Shreveport location. We expect to lease and construct the other locations in time to launch the markets that we expect to complete by June 2001. Each switching center will serve several purposes, including routing calls, managing call handoff, managing access to landlines and providing access to voice mail.

   Interconnection. We will connect our digital PCS network to the landline telephone system through interconnection agreements with local exchange carriers. Before entering the Sprint PCS agreements, we entered into interconnection agreements with BellSouth. Through our agreements with Sprint PCS, we will benefit from the interconnection agreements that Sprint PCS negotiates.

   Long distance and back haul. We have a long distance agreement with our affiliate, Cameron Communications Corporation, for preferred rates for long distance services. We can also buy long distance services from Sprint PCS at favorable rates.

   Network communications equipment. Lucent Technologies, Inc. and Nortel Networks will supply the radio base stations, switches and other related PCS transmission equipment, software and services necessary for our markets that are expected to be built out by December 2000 and some of our markets that are expected to be completed by June 2001. Lucent and Nortel are helping us install and test this transmission equipment. We are still deciding who will provide these products and services for our remaining markets that are expected to be completed by June 2001.

   Network monitoring systems. Our network operations center in Lake Charles, Louisiana will provide around-the-clock monitoring and maintenance of our entire network, including:

  . the constant monitoring for blocked or dropped calls, call clarity and signs of tampering, cloning or fraud,

  .  the recording of network traffic, and

  . the overseeing of customer usage, data collected at switch facilities and billing.

Services and Features

   We offer Sprint PCS products and services in our service area. Our products and services are designed to mirror those of Sprint PCS and to become part of the Sprint PCS nationwide network. Our PCS network has significant advantages over competing digital networks.

   Improved quality and technology. We expect an increase in PCS customers as the quality of digital wireless networks continues to approach that of wireline systems. We believe that PCS providers will be first to be able to offer mass market wireless applications in competition with traditional wireline telephone service.

  . Cellular carriers must reserve portions of their cellular spectrum for analog subscribers who cannot use a digital network with their analog equipment or take advantage of the numerous features offered by digital service. Spectrum reserved for this use limits a cellular carrier's ability to offer a mass market product that competes with traditional wireline telephone service.

  . In many smaller metropolitan and rural areas, digital cellular service has not even been deployed. Analog service in these areas precludes deployment of a mass market replacement of the traditional wireline phone service in these areas.

  . The shorter travel distance of the signal on PCS spectrum permits PCS carriers to reuse frequencies and increase capacity to a greater extent than cellular carriers.

  . PCS providers have access to 30 MHz of spectrum in major markets and 15
    MHz in others. These amounts are more than enough to offer a replacement for traditional wireline telephone service.

  . One PCS provider, Leap Wireless, exclusively markets its digital PCS service as a replacement for traditional wireline telephone service. In its first year of services, Leap Wireless attracted over 2% penetration in its markets. Through Sprint PCS, we will market pricing plans that are competitive with offerings like Leap Wireless's.

   100% digital wireless mobility. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our service area enhanced voice clarity, advanced features and simple, affordable Sprint PCS "Free and Clear" pricing plans. These plans include long distance and wireless airtime minutes that can be used on the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller identification, enhanced call waiting, three-way conferencing, call forwarding, distinctive ringing and call blocking.

   National network. Sprint PCS customers can use Sprint PCS services in our service area and throughout the Sprint PCS network. Sprint PCS, directly and through its affiliates, currently provides wireless service in more than 4,000 cities and communities throughout the United States, Puerto Rico and the U.S. Virgin Islands. Dual-band/dual-mode telephone handsets allow customers to make calls on analog networks where CDMA coverage is not available.

   Caller identification, voicemail, message waiting indicator, short messaging, paging. Caller identification lets users choose which calls to accept and which to send to voicemail. This feature increases the customer's willingness to leave the phone on for incoming calls. Digital voicemail is available at a very cost effective rate and allows for fewer missed calls. Digital handset displays with message waiting indicators eliminate the need to "dial-in" to check voicemail and deliver short messages similar to e-mail or alpha-numeric paging.

   Advanced handsets. Our dual-band/dual-mode telephone handsets allow customers to make and receive calls on both PCS and cellular systems using both digital and analog technology. These advanced handsets allow calls to continue without interruption on cellular networks where PCS service is not offered. They can be equipped for a variety of enhanced features and applications.

   Extended battery life. Our digital handsets can operate in sleep mode while powered on but not in use. This improves efficiency and extends battery life by an estimated five to six times of that of analog handsets. We expect that this feature will increase usage, especially for incoming calls, as the phone can be left on for longer periods.

   Improved voice quality. Our technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection. All of these things result in fewer dropped calls.

   Voice privacy. We use technology that provides for greater privacy and fraud protection. We believe that new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that give it a competitive advantage. We offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic. We plan to provide, when available, a number of applications for wireless data services including facsimile, internet access and point-of-sale terminal connections.

Marketing Strategy

   We use a two-tiered marketing approach that:

  . leverages Sprint PCS's nationwide presence, brand name and proven strategies; and

  . capitalizes on our regional focus, our history of providing communications services and our ability to respond quickly and creatively to changing customer needs.

   Use of Sprint PCS's brand name and marketing. We benefit from the recognizable Sprint PCS brand names and logos and from their technological developments.

   Pricing. We use the Sprint PCS pricing strategy. This offers customers in our service area simplified, customer-friendly service plans with preferred options and features. Under our agreements with Sprint PCS, we offer Sprint PCS's consumer pricing plans, including the "Free and Clear" price plans. These plans typically offer service features such as voicemail, enhanced caller identification, call waiting, three-way calling and low per-minute rates. The greater capacity of our and Sprint PCS's technology allows us to offer lower per-minute rates.

   Sprint PCS's "Free and Clear" price plans offer simple and affordable rate plans for the consumer and business customer. These plans include large numbers of base minutes which can be used anywhere on the Sprint PCS network and free long distance calling from anywhere on Sprint PCS's nationwide network. All of Sprint PCS's current national plans:

  . include minutes in any Sprint PCS market (with no traveling charges);

  . have many features and generally require no annual contracts and contain no hidden charges;

  . offer a wide selection of phones; and

  . provide the first incoming minute free.

   We offer long-term traveling arrangements with set pricing. We are the only provider of PCS service for non-US Unwired Sprint PCS customers traveling in our service area,

   Advertising. We use the Sprint PCS name and reputation to attract customers more efficiently than competitors with low brand awareness. Sprint PCS has launched a national advertising campaign to promote its products, and we benefit from this national advertising in our service area at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free ancillary services. We purchase promotional materials related to these programs from Sprint PCS at their cost.

   In addition, Sprint PCS sponsors many national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional activities and enhance our promotional efforts in our service area.

   Prepaid Subscribers. US Unwired is a leading proponent of prepaid products in the wireless industry. Industry experts believe that 70% of all new wireless activations will be prepay by 2002. We have a system that permits us to track minutes of use, replenish minutes and extinguish minutes not used within 30 days.

   Our prepaid services include a pre-packaged wireless handset, marketed under the brand name Chatpak,(TM) that is pre-activated and includes a pre-set number of minutes. We acquired most of the market for prepaid services by simplifying the phone activation process and allowing the subscriber to control pre-set spending limits. A key component of any prepaid product is the carrier's ability to encourage the subscriber to purchase minutes. We have implemented three key strategies designed to promote high levels of prepaid usage: handset pricing, airtime replenishment and dedicated customer care.

   We believe that the handsets should be priced at a level that encourages the subscriber to think of the handset as a reusable asset and not an impulse purchase. We do not subsidize the phone sales to prepay subscribers to the same extent as we do for sales to post-pay subscribers. We price prepaid minutes at effectively the same rates as our post-pay plans.

   The subscriber may purchase additional minutes at hundreds of US Unwired's convenient locations, including our stores, indirect retailers and vending machines located in high traffic areas. Other options include inbound telesales with credit card purchases of airtime through our customer care department or our computerized interactive voice response unit. The dedicated customer care team contacts each prepaid subscriber within 30 days following the purchase of the handset to welcome the subscriber and to validate the subscriber's knowledge of the handset and how to replenish airtime.

   Finally, we have focused our efforts on retaining subscribers. We receive weekly and monthly reports of prepay usage. These reports allow us to focus on subscribers who show less than normal usage patterns.

   Regional focus and customer care. Our regional focus enables us to supplement Sprint PCS's marketing strategies with our own strategies tailored to each of our specific markets. This includes attracting local businesses to enhance our distribution and drawing on our management team's local experience. Our large local sales force executes our marketing strategy through our retail stores and kiosks. Our outside sales force targets business sales. Additionally, we are staffing our retail outlets with full-time customer care representatives to communicate directly with the customers concerning billing and service issues.

   We direct our media and promotional efforts at the community level by advertising Sprint PCS's products and services through television, radio, print advertisements, outdoor advertising, billing inserts and promotional displays in our retail stores. We market our products and services under the name US Unwired along with the Sprint(R) and Sprint PCS(R) logos. Also, we sponsor local and regional events. In addition, Sprint PCS's existing agreements with national retailers provide us with access to over 250 national retail locations in our service area.

   We offer the business user cost-saving features like:

  . home regional roaming rates,

  . free long distance throughout the contiguous United States,

  . voicemail, and

  . reduced rates for incoming calls.

In addition, we offer shared minute pools to businesses and families who have multiple users who share the base plan of minutes.

   We are committed to building strong customer relationships by providing customer care that exceeds expectations. Our customers can contact our customer care representatives from any of our handsets at no charge. Our web-based services allow customers to check billing or otherwise manage their accounts on line.

Sales and Distribution

   We target a broad range of consumer and business markets through a sales and distribution plan. We use traditional cellular channels, like our retail stores, mass merchandisers and other national retail outlets, independent agents and an outside sales force. We also use lower-cost methods like direct marketing and a corporate website.

   Retail stores. We have 16 retail stores and six kiosks and plan to open between 30 and 40 additional retail stores. Our retail stores are located in the principal retail districts in each market. Kiosks, which are located in Walmart stores, maximize our retail presence in some of our markets and take advantage of high traffic areas. We use our stores and kiosks for much of the distribution and sale of our handsets and services. Sales representatives in these stores and kiosks receive in-depth training which allows them to explain PCS service in an informed manner. We believe that these representatives will foster effective and enduring customer relationships.

   Independent agents. We have a network of over 131 independent agents which creates additional opportunities for local distribution. Most of these businesses are family-owned consumer electronics dealers and wireless telecommunication retailers.

   Mass merchandisers and outlets. We target customers through our mass market retail outlets. We are negotiating distribution agreements based on Sprint PCS's arrangements with national and regional mass merchandisers and consumer electronic retailers, including Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy. There are over 250 national retail outlet locations where our customers can purchase our services. We choose these distributors for their ability to target customers in our service area. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers, attention-grabbing materials and consumer appeal.

   Outside sales force. We participate in Sprint PCS's national accounts program, which targets Fortune 1000 companies. Under this program, when a Sprint PCS representative reaches an agreement with the corporate headquarters of a Fortune 1000 company, we service the offices of that corporation that are located within our service area. We generate additional subscribers through Sprint PCS's Business to Business Accounts Teams, which call on businesses of all sizes below the Fortune 1000 tier. In addition, our own outside corporate sales force targets businesses that are not covered by Sprint PCS's national accounts program or its Business to Business Account Teams.

   Inbound telemarketing. Sprint PCS provides inbound telemarketing sales when customers call from our service area. We expect to use the national Sprint PCS
(800) 480-4PCS number campaigns that generate call-in leads. These leads are then handled by a US Unwired retail outlet.

   Electronic commerce. Sprint PCS launched an internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS's internet site who is interested in purchasing a handset for postal zip codes in our service area is referred to our toll free customer care telephone number for assistance. Customers in our service area who purchase products and services over the Sprint PCS internet site become customers of our PCS network.

   Direct marketing and website. In addition to Sprint PCS's efforts, we use direct marketing efforts through direct mail and our own website. We are developing these less expensive and more innovative sales channels to complement the retail presence within our service area as the buildout continues. Our website, www.usunwired.com, provides current information about us, our markets and our product offerings and includes an online store. Our web-based services allow customers to check billing or otherwise manage their accounts on line.

Sprint PCS

   Sprint Corporation is a diversified telecommunications service provider of long distance service, local service, wireless telephone products and services, product distribution and directory publishing activities and other telecommunication activities, investments and alliances. Sprint PCS, a group of subsidiaries of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. Sprint PCS, directly and through its network partners like US Unwired, holds PCS licenses to provide this service in more than 4,000 cities and communities throughout the United States, Puerto Rico and the U.S. Virgin Islands. The Sprint PCS network uses CDMA technology.

   Through an affiliate, Sprint launched the first commercial PCS service in the United States in November 1995. Since then, the number of Sprint PCS subscribers has grown to approximately 5.7 million as of December 31, 1999:


  . In 1999, Sprint PCS added approximately 3.1 million new subscribers, including 20,000 in Hawaii acquired from PrimeCo Personal Communications.

  . As of December 31, 1999, Sprint PCS, together with its network partners, operated PCS systems within the United States and its territories covering approximately 270 million people in more than 4,000 cities and communities.

   The chart below illustrates Sprint PCS's subscriber growth from the beginning of 1997 to the end of the fourth quarter of 1999.



 1st Qtr  2nd Qtr  3rd Qtr  4th Qtr  1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
  1997     1997     1997      1997    1998     1998     1998      1998
 -------  -------  -------  -------  -------  -------  -------  -------
   .2       .3       .6        .9      1.1      1.4      1.8      2.6



1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
  1999     1999     1999      1999
-------  -------  -------  -------
  3.4       4.0     4.7      5.7



   Sprint PCS currently provides service through:

  . operation of its own digital network;

  . strategic affiliations with other companies, primarily in and around smaller metropolitan areas;

  . placing and receiving calls on analog cellular networks of other providers using dual-band/dual-mode handsets; and

  . placing and receiving calls on digital PCS networks of other CDMA-based providers.

   Sprint PCS has a strategy to expand its PCS network through agreements with independent wireless companies, like US Unwired, to construct and manage the Sprint PCS markets and to market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities next to current and future Sprint PCS markets. For example, our service area connects to Sprint PCS's markets in Houston, Dallas, Little Rock, New Orleans, Memphis, Tallahassee and Birmingham.

Cellular and Paging Services

   We provide cellular and paging service in Lake Charles, Leesville, Jennings, Sulphur and Cameron, Louisiana through our subsidiary, Unwired Telecom Corp. At December 31, 1999, we had approximately 59,000 cellular subscribers and approximately 24,000 paging subscribers. Our Louisiana cellular and paging business had $46.2 million in revenues for the 12 months ended December 31, 1999.

   We are currently reviewing our strategic options with respect to our cellular operations. These options include:

  . sale of the system.

  . conversion of our cellular subscribers to Sprint PCS subscribers.

We have not made a decision to take either of these actions or any action at all.

Competitive Local Exchange Carrier Services

   As of December 31, 1999, we owned a 56.7% interest in LEC Unwired, LLC, a competitive local exchange carrier company. A competitive local exchange carrier provides local telephone and data services in competition with the current local service provider. On March 22, 2000, we adopted a formal plan to sell our interest in LEC Unwired. See "Certain Relationships and Related Transactions."

Competition

   We will compete in our service area with the current cellular providers and new PCS providers. The cellular providers in our service area serve different geographic segments of our service area, but no one cellular carrier provides complete coverage throughout our service area. Some of these cellular providers offer a digital product also, but it typically covers only a small segment of our service area.

   Of our PCS competitors, only PrimeCo, TeleCorp PCS, Inc., Tritel PCS, Inc. and Alltel Corp. will provide service comparable to ours in our service area. PrimeCo uses CDMA technology and is licensed to offer PCS services in all of our Louisiana and Texas markets but has not indicated any intention to buildout a network in these markets. Telecorp and Tritel recently announced that they intend to merge and will operate in parts of the south-central and southeastern U.S. under a common regional brand name, SunCom, as members of the AT&T wireless network. We expect the merged company to compete with us in our Monroe, Louisiana market and in our Alabama, Arkansas and Mississippi markets. Alltel is a current PCS provider in several of our markets.

   Our ability to compete effectively with other PCS providers will depend on:

  . the continued success of CDMA technology in providing better call quality and clarity than analog cellular systems,

  . our competitive pricing with various options suiting individual subscriber's calling needs, and

  . the continued expansion and improvement of the Sprint PCS network, customer care system and telephone handset options.

   We will compete also with paging, enhanced specialized mobile radio and dispatch companies in our markets. Potential users of PCS systems may satisfy their communications needs with other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

   Sprint PCS has chosen CDMA technology, which we believe offers significant advantages in the marketplace. CDMA is one of three languages that wireless telephones use to communicate with the phone network. The other two predominant standards are TDMA and GSM.

   CDMA offers superior call quality and clarity. CDMA also offers the highest capacity of the three standards. This means that more simultaneous calls can be handled on a CDMA network than on equivalent TDMA or GSM networks. CDMA also offers a high level of security, giving customers confidence that their calls remain private. CDMA offers many advanced features such as short text messaging, internet access, call waiting, call forwarding and three way calling. Several providers in the U.S., including Sprint PCS, Bell Atlantic and PCS PrimeCo, have adopted CDMA.

   TDMA is generally less expensive to deploy if a carrier seeks to overlay an analog network, like a cellular carrier would be required to do. TDMA also offers increased call security and advanced features like those available on a CDMA network. Several providers in the U.S., including AT&T Wireless Services, Tritel, Triton and Telecorp, have adopted TDMA.

   GSM is the most widely adopted standard around the world. It originated in Europe, where it continues to be the dominant standard. It has been widely deployed for over ten years, which means that economies of scale for network and handset equipment have been achieved. This has lowered the cost of purchasing the equipment for a GSM system. GSM also offers increased call security and advanced features like those available on a CDMA network. Several providers in the U.S., including BellSouth, VoiceStream Wireless, and Powertel, have adopted GSM.

   We do not currently face competition from resellers on our facilities. A reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public but does not hold FCC licenses or own facilities. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. We expect to continue to be subject to the FCC rule that requires cellular and PCS licensees to permit resale of carrier service.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain subscribers principally on the basis of services and features, the size and location of our service areas, network coverage and reliability, customer care and pricing. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Government Regulation

   The FCC and other state and local regulatory agencies regulate our PCS and cellular systems and our competitive local exchange carrier operations.

   Licensing of PCS systems. A broadband PCS system operates under a service area license granted by the FCC for a particular market. These licenses operate on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC awards all PCS licenses by auction.

   We hold some F-block PCS licenses. We had to qualify as a "designated entity" to get them from the FCC. Our "designated entity" status may limit our ability to accept additional equity investments in the future.

   All PCS licenses have a 10-year term and must be renewed at the end of this term. The FCC generally will renew a PCS license if the licensee provided substantial service during the past license term and substantially complied with applicable law. The FCC may revoke a license for serious violations of FCC rules. All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may lose the service area that is not covered, or the license.

   For up to five years after a PCS license is granted, a PCS licensee must share spectrum with existing licensees that operate fixed microwave systems within its license area. To operate our PCS systems efficiently and with adequate population coverage, we must relocate many of these existing licensees. The FCC has adopted a transition plan to relocate microwave operators and a cost sharing plan for relocation that benefits more than one PCS licensee. These plans expire on April 4, 2005.

   The FCC regulates PCS resale practices also.

   Licensing of cellular telephone systems. The FCC awards licenses for cellular telephone systems by auction. Cellular licenses generally last for 10 years and may be renewed for periods of up to 10 years. The FCC may revoke a license for serious violations of FCC rules. The FCC may deny renewal if it determines that the grant of an application would not serve the public interest. In addition, at the renewal time, other parties may file competing applications for the license. A license in good standing is entitled to a renewal expectancy. This gives the current license holder an advantage over competing applicants.

   The FCC regulates cellular service resale practices and the terms under which ancillary services may be provided through cellular facilities.

   We use landline facilities to connect cell sites and to link them to the main switching office. The FCC separately licenses and regulates these landlines.

   Other regulatory requirements. The FCC imposes additional regulatory requirements on all commercial mobile radio service, or CMRS, operators, which include PCS and cellular systems as well as some specialized mobile radio systems. These requirements may change. Some of the current requirements include:

  . Resale. Most CMRS operators, including us, largely may not restrict the resale of their services so that resellers may use the facilities of the CMRS operator to introduce a competitive service.

  . Roaming. CMRS carriers must provide service to all subscribers of a compatible CMRS service in another geographic region.

  . Number portability. CMRS carriers will soon be required to allow their customers to take their phone numbers with them if they change to a competitive service and must now be able to deliver calls to carried numbers.

  . Enhanced 911. CMRS carriers must transmit 911 calls from any qualified handset without credit check or validation, must provide 911 service to individuals with speech or hearing disabilities, and must provide the approximate location of the 911 caller.

  . Wiretaps. CMRS carriers must provide law enforcement personnel with sufficient capacity to enable wiretaps on the CMRS network.

  . Calling party pays. The FCC is considering rules to permit CMRS operators to charge the party making the call. The new rules, if adopted, would place consumer protection and uniform notification requirements on the service.

  . Customer information. The FCC has rules that protect the customer against the use of customer proprietary information for marketing purposes. A federal court recently struck down these rules, but the FCC has stayed the effect of this decision by petitioning for rehearing.

  . Interconnection. All telecommunications carriers, including CMRS carriers, must interconnect directly or indirectly with other telecommunications carriers.

  . Universal service and other fees. The FCC imposes large universal service support fees on telecommunications carriers, including CMRS carriers. The FCC imposes smaller fees for telecommunications relay service, number portability and the cost of FCC regulation.

  . Spectrum cap. There are limitations on a person's ownership in licenses for more than 45 MHz of PCS, cellular and some specialized mobile radio services in metropolitan statistical areas and 55 MHz in rural service areas where there is significant overlap in any geographic area. Significant overlap means that at least ten percent of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). We believe that we are in compliance with these limits.

   Transfers and assignments of PCS and cellular licenses. The FCC must approve the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC requires licensees who transfer control of a PCS license within the first three years of their license term to disclose the total consideration received for the transfer. FCC approval is not required for the sale of an interest that does not transfer control of a license. Any acquisition or sale of PCS or cellular interests may also require the prior approval of the Federal Trade Commission, the Department of Justice and state or local regulatory authorities.

   Foreign ownership. The Communications Act of 1934 limits the non-U.S. ownership of licensees. If foreign ownership exceeds the permitted level, the FCC may revoke the PCS licenses or require an ownership restructuring. We believe that we comply with these limitations.

   Additional spectrum. In 2000, the FCC is expected to auction spectrum which could be used to compete with our PCS system. We have no way of knowing whether the persons who acquire the licenses for the new spectrum in our service area will offer a competitive service.

Intellectual Property

   The Sprint(R) and Sprint PCS(R) brand names and logos are registered service marks owned by Sprint. We have license agreements with Sprint that allow us to use, without payment and only in our service area, the Sprint design logo and "diamond" symbol and other Sprint service marks, like the phrases "The Clear Alternative to Cellular" and "Clear Across the Nation." We can use some of Sprint's licensed marks on some wireless telephone handsets. The license agreements have many restrictions on our use of their licensed marks. We are the only person entitled to market Sprint PCS products and services in our service area, except for the Sprint PCS national marketing programs.

Employees

   As of December 31, 1999, we had approximately 650 employees, of which approximately 70 were associated with our discontinued operations. Our employees are not represented by a union. A recent employee survey conducted by an independent third party reported a high level of job satisfaction for over 90% of the employees surveyed.

Properties

   We lease space for our switches in Lake Charles and Shreveport, Louisiana, and for our corporate operations, network operators and customer care and data center in Lake Charles, Louisiana. We own two store sites, and we lease nine store sites in Louisiana and five in Texas. At December 31, 1999, we owned 216 and leased 93 cellular, PCS, paging and microwave towers.

   We recently purchased for $2.7 million an 11-story, 115,300 square foot office building in downtown Lake Charles for our corporate headquarters. Even though we are in the initial stages of evaluating the project, we expect to spend approximately $5.0 million over several years to upgrade and renovate the facility.

Legal Proceedings

   We are from time to time involved in litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our pending or threatened litigation will materially impair our business.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

   Wireless communications systems use radio frequencies to transmit voice and data. These systems are:

    . one-way radio applications, like paging or beeper services, and

    . two-way radio applications, like cellular, PCS, enhanced specialized mobile radio networks and two-way paging.

   The FCC has licensed each application and allocated to each application a distinct radio frequency block.

   Cellular and PCS are the major two-way applications licensed by the FCC. Most subscribers today use cellular service as their wireless voice communications service. Cellular systems are mostly analog-based systems, but digital technology has been introduced in most metropolitan markets. Analog-based systems send signals that resemble the input signal. In digital systems, the input signal is coded into a binary form before the signal is transmitted.

   In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for a new wireless personal communications service known as PCS. PCS differs from traditional analog cellular telephone service because it operates at a higher frequency and uses only advanced digital technology. Many cellular systems now use digital technology, but all continue to offer analog service as well. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also have greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services and more robust data transmission like greater clarity, better security, facsimile, electronic mail and connection to notebook computers with computer/data networks.

   Cellular service was first introduced in the United States in 1983. Paul Kagan Associates, Inc., an independent media and telecommunications association, estimates that there were approximately 87 million wireless subscribers in the United States as of December 31, 1999. This amount represents an overall wireless penetration rate of 31.1%. This means that 31.1% of the United States population at that time were wireless subscribers.

   The following table shows some statistics for the domestic wireless telephone industry as a whole:

                                              Year Ended December 31,
                                     -----------------------------------------
                                      1993   1994   1995   1996   1997   1998
                                     ------ ------ ------ ------ ------ ------
Total service revenues (in
 billions).......................... $10.9  $14.2  $19.1  $23.6  $27.5  $33.1
Ending wireless subscribers (in
 millions)..........................  16.0   24.1   33.8   44.0   55.3   69.2
Subscriber growth...................  45.1%  50.8%  40.0%  30.4%  25.6%  25.1%
Average monthly revenue per
 subscriber(/1/).................... $72.47 $63.48 $58.80 $54.85 $49.07 $46.83
Ending penetration..................   6.2%   9.2%  12.8%  16.5%  20.6%  25.3%

--------
Source: Cellular Telecommunications Industry Association; U.S. Census Bureau.

(1) Including roaming revenues.

   Paul Kagan estimates that the number of wireless users will increase to approximately 151 million by 2002 and 198 million by 2005. Paul Kagan expects that 34% of total users in 2002 and 43% in 2005 will be PCS users. Paul Kagan estimates that total wireless industry penetration will grow to 53% in 2002 and 69% in 2005.

   We believe that the predicted growth in the consumer market for wireless telecommunications will come from:

  . declines in costs of service,

  . increased functional versatility,

  . increased awareness of the benefits associated of PCS service,

  . rapid growth of notebook computers and personal digital assistants, and

  . software programs for electronic mail, faxes and database searching.

   We believe that our markets are well positioned to benefit from the growth predicted for the wireless industry as forecast by the Cellular Telecommunications Industry Association, or CTIA. We believe that our markets and other markets similar to ours will experience the fastest growth in subscribers because we currently have relatively low wireless penetration.

   The following chart illustrates the annual growth in wireless subscribers and total industry revenues during the periods indicated:




         1985   1986    1987   1988   1989   1990   1991   1992    1993
         ----   ----   -----  -----  -----  -----  -----  ------  ------
          340    682   1,231  2,069  3,509  5,283  7,557  11,033  16,009




                 1994    1995    1996    1997    1998
                ------  ------  ------  ------  ------
                24,134  33,786  44,043  55,312  69,209


   Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as cells. Each cell contains a transmitter, a receiver and signaling equipment, together referred to as the cell site. The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's wireless telephone handset travels, coordinates calls to and from wireless telephone handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers to integrate their systems with the existing landline communications system. Because the signal strength of a transmission between a wireless telephone handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another cell site where the signal strength is stronger.

   Wireless systems in the U.S. can be either analog or digital. Traditional cellular providers have analog systems. Most of these systems have been in operation for over ten years. Many cellular providers are converting their analog systems to digital systems. These digital systems are new and less established. PCS systems are totally digital, and PCS equipment vendors have never made analog equipment for a PCS system.

   Digital wireless systems in the U.S., whether PCS or cellular, are not necessarily compatible. U.S. digital systems use one of three designs, known as CDMA, TDMA and GSM. Each design uses a different digital language to send calls. The FCC has never required all U.S. digital systems to work together. This means that, for example, a subscriber who carries a CDMA phone into an area with a system that uses GSM language will not be able to make a call with that phone on the GSM system. The subscriber could make a call on the existing analog cellular system if the subscriber has a special phone that works on both CDMA and analog cellular systems. Despite the limitations of wireless system compatibility described above, once a wireless subscriber accesses the telephone network, the subscriber can complete a call to any other telephone, including wireline telephones and telephones that use incompatible wireless technologies.

   Vendors of wireless equipment have somewhat solved the problem of the incompatibility of the three languages. These vendors have created phones that work on more than one frequency, like PCS and cellular, and more than one mode, like CDMA and analog. This means that a subscriber using one of these phones can make calls on more than one type of system. For example, if we distribute one of these phones for use on our PCS network, which uses CDMA language, but the subscriber is in an area without a CDMA system, the subscriber can use the phone on other networks in that area.

   All digital wireless providers, whether they use CDMA, TDMA or GSM language, face the same problems of incompatible systems that we do with our CDMA system. Analog cellular subscribers have the greatest coverage area, but digital cellular subscribers enjoy other benefits like longer battery life and better quality of calls.

                            OUR SPRINT PCS AGREEMENTS

Overview of Our Sprint PCS Agreements

   We have three management agreements with Sprint PCS. Under the first agreement dated June 8, 1998, LA Unwired has the right to manage the Sprint PCS services in the service areas listed below. We own the PCS licenses for the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service areas. We currently offer PCS service in Alexandria, Baton Rouge, Houma-Thibodaux, Lafayette, Lake Charles, Monroe and Shreveport, Louisiana, and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas.

   El Dorado-Magnolia-Camden, Arkansas       Shreveport, Louisiana
   Pine Bluff, Arkansas                      Longview-Marshall, Texas
   Alexandria, Louisiana                     Paris, Texas
   Houma-Thibodaux, Louisiana                Texarkana, Texas
   Lake Charles, Louisiana                   Tyler, Texas
   Monroe, Louisiana


   The second agreement dated February 8, 1999 gives LA Unwired the right to manage Sprint PCS services in the following service areas:

  Anniston, Alabama                       Pensacola, Florida
  Birmingham, Alabama (Chilton,           Tallahassee, Florida (Jackson county
   Cullman, Talladega, Coosa and           only)
   Tallapoosa counties only)              Columbus, Mississippi
  Decatur, Alabama                        Greenville, Mississippi
  Florence, Alabama                       Hattiesburg, Mississippi
  Gadsen, Alabama                         Jackson, Mississippi
  Huntsville, Alabama                     Laurel, Mississippi
  Mobile, Alabama                         McComb, Mississippi
  Montgomery, Alabama                     Meridian, Mississippi
  Selma, Alabama                          Natchez, Mississippi
  Tuscaloosa, Alabama                     Tupelo, Mississippi
  Hot Springs, Arkansas                   Vicksburg, Mississippi
  Little Rock, Arkansas (Clark,           Memphis, Tennessee (Grenada,
   Dallas, Grant and Nevada counties       Montgomery, Tallahatchie and
   only)                                   Yalobusha counties in Mississippi
  Fort Walton Beach, Florida               only)
  Panama City, Florida                    Nashville, Tennessee (Marshall and
                                           Giles counties only)

   As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," we entered into a third agreement dated January 7, 2000. Under this agreement, Texas Unwired, a Louisiana general partnership, has the right to manage Sprint PCS services in Beaumont-Port Arthur and Lufkin-Nacogdoches, Texas.

   Sprint PCS owns the PCS licenses for all of the service areas covered by the Sprint management agreements (other than the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service area licenses, which we own). Sprint PCS gives us the right to use their licenses in the management agreements.

   The Sprint management agreements require us to:

  . construct and manage the service areas in the manner described in the Sprint management agreements,

  . distribute Sprint PCS products and services and establish distribution areas in the service areas,

  . conduct advertising and promotion activities in the service areas, and

  . manage the customer base of Sprint PCS that has an area code and prefix assigned to the service areas covered by the agreements.

   Sprint PCS can access the network that we build for Sprint PCS. Sprint PCS pays us a management fee to use our service area for sales and marketing and to manage the service areas covered by Sprint PCS's licenses. In areas where we use our own licenses, we pay Sprint a fee to be a Sprint PCS network partner.

   Each Sprint management agreement requires us to follow program requirements that are used throughout the nationwide Sprint PCS network. We must continue to follow these program requirements if Sprint PCS changes them. The program requirements involve:

  . management of the service area,

  . our participation in Sprint PCS distribution programs on a national and regional basis,

  . cost sharing and auditing in connection with distribution programs,

  . handset logistics and distribution,

  . retail store guidelines,

  . participation in Sprint PCS national account programs,

  . establishment of integrated networks with Sprint PCS in each area serviced by us,

  . roaming and inter-service area programs,

  . adherence to Sprint technical program requirements,

  . customer service matters,

  . invoice presentation,

  . billing cycles,

  . management of fraud and receivables, and

  . disaster contingencies.

   We also have trademark and service mark license agreements with Sprint Communications Company, L.P. and trademark and service mark license agreements with Sprint Spectrum L.P. We plan to enter into a services agreement for Sprint to provide us on a contract basis with selected back office functions such as billing and customer care for a limited number of our markets.

The Management Agreements

  Under our management agreements with Sprint PCS, we have agreed to:

  . construct and manage a network in our service area in compliance with our and Sprint PCS's PCS licenses and the management agreement,

  . distribute Sprint PCS products and services,

  . use Sprint PCS's and our own distribution channels in our service area,

  . conduct advertising and promotion activities in our service area, and

  . manage that portion of Sprint PCS's customer base assigned to our service area.

   Sprint PCS will supervise our PCS network operations and has unconditional access to our PCS network.

   Exclusivity. We are the only person who is entitled to manage or operate a PCS network for Sprint PCS in our service area. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our service area while our management agreements are in place. Sprint PCS may make national sales to companies in our service area and, as permitted by the FCC, may resell Sprint PCS products and services in our service area.

   Expansion. If Sprint PCS decides to expand our service area, it must give us written notice. We then have 90 days to decide whether to buildout the proposed area. If we do not, Sprint PCS may buildout the proposed area or permit another third party to do so.

   Network buildout. The management agreements describe our Sprint PCS affiliation and the required network buildout plan. We have agreed to cover a specified percentage of the population at coverage levels ranging from 65% to 75% within each of the 41 markets in our service area by specified dates ending in June 2001.

   Products and services. The management agreements identify the products and services that we may offer in our service area. These services include Sprint PCS consumer and business products and services. We are allowed to sell non-Sprint PCS wireless products and services if they do not cause distribution channel conflicts or consumer confusion with Sprint PCS's products and services. We may cross-sell services like internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we either name Sprint's local exchange carrier as the only distributor or get approval from Sprint PCS.

   We participate in the Sprint PCS sales programs for national sales to customers and handle national accounts located in our service area. We have a long distance agreement with our affiliate,

Cameron Communications Corporation, for preferred long distance rates. We can also buy long distance services from Sprint PCS at favorable rates.

   Service pricing, traveling and fees. We must offer national and regional Sprint PCS pricing plans, including Sprint PCS's "Free and Clear" plans. We can set our own local price plans for Sprint PCS products and services offered only in our service area, but we must get Sprint PCS's approval.

   Our management agreements require revenue sharing of 8% to Sprint PCS and 92% to US Unwired, except for amounts collected with respect to taxes. We keep 100% of revenues, however, from:

   .non-US Unwired Sprint PCS customers traveling in our service area,

   .sales of handsets and accessories, and

   .proceeds from sales not in the ordinary course of business.

   Although many Sprint PCS subscribers will purchase a pricing plan that allows traveling anywhere on the Sprint PCS network without additional charges, we earn revenues from every minute that we carry a non-Sprint PCS subscriber's call on our PCS network. This is called roaming. We earn revenues from Sprint PCS for Sprint PCS's or its network partners' subscribers traveling in our service area. Similarly, we pay for every minute that our own subscribers use the Sprint PCS nationwide network outside our service area. Sprint PCS's third party roaming agreements set the rate for roaming onto a non-Sprint PCS provider's network.

   Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. We are responsible for advertising and promotion in our service area. Sprint PCS's service area includes the urban markets around our service area. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable overlap from Sprint PCS's advertising in surrounding urban markets.

   Program requirements. We will comply with Sprint PCS's program requirements for technical standards, customer service standards, national and regional distribution, national accounts programs and traveling and inter-service area services. Sprint PCS can adjust the program requirements from time to time. We can appeal Sprint PCS's adjustments, but this could cause an unreasonable increase in cost to us if the adjustment:

  . costs more than 5% of the sum of our equity plus our outstanding long term debt, or

  . increases our operating expenses by more than 10% on a net present value basis.

If Sprint PCS denies our appeal and we do not follow the program adjustment, Sprint PCS has the termination rights described below.

   Non-competition. We may not offer Sprint PCS products and services outside our service area without the prior written approval of Sprint PCS. Within our service area, we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand or brands of our related parties. We may offer other products and services approved under the management agreements, but we may not use a brand of a significant competitor of Sprint PCS or its related parties for those products and services.

   Inability to use non-Sprint PCS brand. We may not sell Sprint PCS products and services on a non-branded, "private label" basis or under any name other than the Sprint PCS brand. There are exceptions for sales to resellers and in the trademark and service mark license agreements.

   Termination of management agreements. Each management agreement lasts for 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods. The management agreements can be terminated for:

  . the termination of Sprint PCS's PCS licenses,

  . a breach of the management agreement that is not corrected,

  . the bankruptcy of a party to the management agreement,

  . the management agreement not complying with any applicable law in any material respect,

  . the termination of either of the trademark and service mark license agreements, or

  . our failure to obtain the financing necessary for the buildout of our PCS network and for our working capital needs.

   Sprint PCS agreed that the issuance of the old notes and the preferred stock investment by The 1818 Fund would meet the financing requirements of the management agreements.

   If a management agreement is terminated or not renewed, we and Sprint PCS have specified rights. If we can terminate the management agreement because of something that Sprint PCS did or did not do, generally we may:

  . require Sprint PCS to purchase all of our operating assets used in our PCS network for at least 80% of our entire business value, which is described below;

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

    . 9% of our entire business value; or

  . sue Sprint PCS for damages instead of terminating the management agreement.

   If Sprint PCS can terminate the management agreement because of something that we did or did not do, generally Sprint PCS may:

  . require us to sell our PCS operating assets to Sprint PCS for an amount equal to 72% of our entire business value;

  . require us to purchase, subject to governmental approval, the licensed spectrum for the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or

    . 10% of our entire business value;

  . take any action to correct our breach of the management agreement. This may include taking responsibility for, and operating, our PCS network; or

  . sue us for damages instead of terminating the management agreement.

   Non-renewal of management agreements. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

  . require Sprint PCS to purchase all of our operating assets used in our PCS network for 80% of our entire business value; or

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

    . 10% of our entire business value.

   If we give Sprint PCS timely notice that we do not intend to renew the management agreement, or if we both give notice of non-renewal, or if the management agreement can be terminated because it does not comply with legal or regulatory requirements, Sprint PCS may:

  . purchase all of our operating assets for 80% of our entire business value; or

  . require us to purchase, subject to governmental approval, the licensed spectrum for the greater of:

    . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

    . 10% of our entire business value.

   If the entire business value must be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following assumptions:

  . the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

  . the then-current customary means of valuing a wireless telecommunications business will be used;

  . the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

  . we own the spectrum and frequencies presently owned by Sprint PCS and subject to the Sprint PCS agreements; and

  . the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

   If the management agreement is terminated or not renewed, we may be obligated to allow Sprint PCS customers to travel at favorable prices in the service areas where we own the licenses and to allow Sprint PCS to sell some of our products there.

   If the management agreement ends for any reason other than a loss of the licenses or regulatory considerations, and if Sprint PCS does not transfer the disaggregated licenses to us, then Sprint PCS must buy our PCS operating assets except those for the Shreveport, Alexandria and Monroe service areas.

   Right of first refusal/offer. Before we can accept an offer to sell the properties used in specified markets, we must first offer them to Sprint PCS on the same terms. Also, if we want to transfer an ownership interest in LA Unwired or Texas Unwired to an unrelated third party, we must first give Sprint PCS a right of first offer for the interest.

The Trademark and Service Mark License Agreements

   We are permitted to use the Sprint and Sprint PCS brand names, "diamond" symbol and other trademarks and service marks like "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We do not pay to use these names and marks, but we cannot transfer the right to use them. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness and provide us an immediate benefit in the market place. To use the licensed marks, we must follow quality standards determined by Sprint and Sprint PCS. We cannot use the licensed marks in a manner that would reflect adversely on the image of quality symbolized by the licensed marks. We will notify Sprint and Sprint PCS promptly if we know of any violation of any of the licensed marks within our service area and will help Sprint and Sprint PCS enforce their rights. We have agreed with Sprint and Sprint PCS to repay each other for losses caused by a significant violation of the trademark license agreements. In addition, we will repay Sprint and Sprint PCS for any loss suffered from our use of the licensed marks or sale of any Sprint or Sprint PCS products and services, unless the losses are from our use of the licensed marks in compliance with certain guidelines.

   Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy or significantly violate the agreement, or if our management agreement is terminated. We can terminate the trademark and service mark license agreements if Sprint or Sprint PCS abandons the licensed marks or files for bankruptcy, or if the management agreement is terminated.

Consent and Agreement for the Benefit of our Senior Lenders

   Sprint PCS has a consent and agreement, or lender consent, with the lenders under our credit facilities. The lender consent modifies Sprint PCS's rights and remedies under our Sprint PCS management agreements for the benefit of the lenders and vendor guarantor under our credit facilities and any refinancing of it.

   The lender consent generally provides for:

  . Sprint PCS's consent to the pledge of the stock of our subsidiaries and a security interest in all of our assets, including the Sprint PCS management agreements;

  . Sprint PCS not to end our management agreements until our senior financing is satisfied under the lender consent;

  . a prohibition on competing Sprint PCS networks in our service area;

  . Sprint PCS to maintain 10 MHz of PCS spectrum in all our markets;

  . redirection of payments from Sprint PCS to our lenders under specified circumstances;

  . Sprint PCS and our lenders to provide to each other notices of default;

  . the appointment of a temporary replacement manager, including Sprint PCS, to operate our PCS network under the Sprint PCS management agreements if our lenders accelerate our repayment of our financing or if there is a reason to end the Sprint PCS management agreements;

  . our lenders or Sprint PCS to assign the Sprint PCS agreements and sell our assets or stock to a qualified purchaser other than a major competitor of Sprint PCS or Sprint;

  . us to buy spectrum from Sprint PCS and sell our assets or stock to any qualified purchaser;

  . Sprint PCS to buy our assets or our debt; and

  . the vendor guarantor to have a claim on assets following the payment of the guarantee.

                                   MANAGEMENT

Executive Officers and Directors

   These persons are our directors and executive officers:

             Name           Age Office
             ----           --- ------
   William L. Henning, Jr.   47 Chairman, Chief Executive Officer and Director
   Robert W. Piper           41 President, Chief Operating Officer and Director
   Jerry E. Vaughn           55 Chief Financial Officer
   Thomas G. Henning         40 Secretary, General Counsel and Director
   William L. Henning, Sr.   76 Director
   John A. Henning           44 Director
   Lawrence C. Tucker        56 Director
   Andrew C. Cowen           29 Director
   Michael D. Bennett        35 Vice President and General Manager of Wireless Operations
   Jack J. Blanchard         40 Vice President of Marketing
   Don A. Matz               41 Vice President of Information Technologies
   Brenda S. McElveen        54 Vice President of Administration
   Paul J. Clifton           45 Vice President of Research and Development

   William L. Henning, Jr. presently serves as our director and Chief Executive Officer. He has held these positions since 1988. Before 1988, he was our General Manager. He has been involved in the senior management of Cameron Telephone Company and us since 1976. He has also served as our Chairman, President and Vice President. He was also President of Mercury Information Technologies, Inc., which has owned and operated a cable television franchise, a voice mail service and an internet access service, for over five years. From 1991 to 1998, he served as a director of First National Bank of Lake Charles.

   Robert W. Piper has been our President and Chief Operating Officer, since 1995. He served as our Chief Financial Officer from 1994 to 1995 and as Vice President and General Manager of our long distance operations from 1987 to 1990 and of our wireless business from 1987 until 1994. He joined us in 1985 as comptroller. He served on the Board of Directors of the Cellular Telecommunications Industry Association from 1992 to 1994 and from 1998 to 1999.

   Jerry E. Vaughn has served as our Chief Financial Officer since June 7, 1999. He has over 20 years of diversified financial management experience and focused the last 11 of these years in the telecommunications industry. From 1994 until he joined us, Mr. Vaughn was President of NTFC Capital Corporation, a subsidiary of GE Capital. Before that, he was Treasurer of Northern Telecom Finance Corporation and Vice President of Mellon Bank Corporation.

   Thomas G. Henning has been General Counsel of us and Cameron Telephone Company since 1994. He is responsible for general corporate, regulatory and other legal matters. Before becoming General Counsel, Mr. Henning was a partner with the law firm of Stockwell, Sievert, Viccellio, Clements and Shaddock. He remains of counsel to this firm. He has been an officer and director of us since 1988.

   William L. Henning, Sr. has been our director since our predecessor's incorporation in 1967. He practiced law for ten years after law school and has been involved in the telecommunications industry for over 45 years. He was an executive officer and director of Cameron Telephone Company for over 40 years. He has also served as director of the National Rural Telecom Association since 1973. He was President of the Louisiana Telephone Association in 1955. He served as a director of the West Calcasieu Port, Harbor and Terminal District from 1964 to 1978, of the Calcasieu Parish Industrial Development Board from 1972 to 1986, of the United States Telephone Association from 1982 to 1988 and of Calcasieu Marine National Bank from 1985 to 1996. He was a commissioner of the Chenault Industrial Airpark Authority from 1986 to 1988.

   John A. Henning has served as our officer and director and as a director of Cameron State Bank since 1988. He served as President of our Louisiana cellular operations from 1987 to 1995. He was a director of the Louisiana Telephone Association from 1984 to 1995 and its President from 1993 to 1995.

   Lawrence C. Tucker has been our director since November 1999. He has been a General Partner of Brown Brothers Harriman & Co. since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He co-founded and has supervisory responsibility for BBH & Co.'s private equity funds, which are known as The 1818 Funds and which have raised capital commitments of $1.5 billion. He is a director of MCI WorldCom, Inc., the MCI WorldCom Venture Fund, National Healthcare Corporation, Riverwood Holdings, Inc., VAALCO Energy Inc., World Access, Inc. and National Equipment Services, Inc.

   Andrew C. Cowen has been our director since January 2000. He has been employed by Brown Brothers Harriman & Co. since 1992 and is currently a senior vice president and specializes in private equity investments. He is a director of Computerized Medical Systems, Inc.

   Michael D. Bennett has served as Vice President and General Manager of wireless operations since January 2000 when he joined us. He has 15 years of telecommunications experience and spent the last five years in various positions with PrimeCo, including area director and sales and marketing director in Jacksonville, Florida, and director of strategy and planning in Dallas, Texas. He has also worked in various management positions at U.S. Intelco Networks in Olympia, Washington and Century Telephone Enterprises, Inc. in Monroe, Louisiana.

   Jack J. Blanchard has served as our Vice President of Marketing since January 1998. Before that, he served for at least five years as our Sales Manager and Director of Sales and Marketing. He is responsible for all marketing and public relations efforts for our cellular, PCS, paging, internet and landline services. He had a leadership role in naming and developing our very successful wireless prepaid program "Chat Pak." He has been instrumental in our winning numerous advertising campaign awards such as CLIO's Best Overall Campaign at the "One Awards" and first place in the television division at the 1998 Cellular Telecommunications Industry Association's EMA awards.

   Don A. Matz has served as our Vice President of Information Systems since October 26, 1998. He is responsible for our management information system and support. Before joining us in 1998, he was employed for 18 years with Century Telephone Enterprises, Inc., a telecommunications company engaged in wireline and wireless activities. With Century Telephone, he held various positions within Information Systems, the last seven years of which were in director-level positions in Applications Development, Systems and Networks, and Research and Development.

   Brenda S. McElveen presently serves as our Vice President of Administration and is responsible for customer care, credit collections, customer retention and employee training for our cellular, paging, PCS, competitive local exchange carrier and internet services. She joined us in 1984 as Office Manager.

   Paul J. Clifton has served as our Vice President of Research and Development since 1998. From 1994 to 1998, he was our Vice President for Engineering and Technical Services. From 1988 to 1994, he served us in various capacities such as manager of network systems and traffic manager. He was first hired by Cameron Telephone Company in 1980 and began to work for us in 1988. In those capacities between 1980 and 1994, he was responsible for design and implementation of projects associated with the operation of our cellular, paging, voicemail, central office, personal computer, cable television and long distance operations.

   William L. Henning, Jr., Thomas G. Henning and John A. Henning are brothers. William L. Henning, Sr. is their father.

Board of Directors

   Our board of directors is divided into three classes. Each class serves for three years. The terms of each class are staggered. The Class I directors are John A. Henning and Thomas G. Henning, and their terms expire in 2001. The Class II directors are William L. Henning, Sr. and Robert Piper, and their terms expire in 2002. The Class III directors are William L. Henning, Jr., Lawrence C. Tucker and Andrew C. Cowen, and their terms expire in 2003. We have an agreement with the holders of our preferred stock that entitles them to elect up to two individuals to serve on our board of directors. These individuals are Mr. Tucker and Mr. Cowen.

   We do not have a compensation committee. Instead, our board of directors performs these functions. William L. Henning, Jr., Thomas G. Henning and Robert Piper, who are some of our executive officers and directors, participate in deliberations of our board of directors about executive officer compensation.

   Under our by-laws, the board of directors may establish an executive committee. If established, the committee will consist of up to five members and will have all powers of the board of directors when the board is not in session except powers expressly delegated to other committees. Every member of the executive committee must approve the sale of any shares of capital stock or the incurrence of any indebtedness, except for trade indebtedness incurred in the ordinary course of our business and indebtedness not in excess of $1.0 million.

No Employment Agreements

   We do not have employment agreements with any of our officers or employees. Each may terminate his employment, or we may terminate his employment, at will. Employees who started within the last five years have agreed to some restrictions on competing with us after the person is no longer our employee.

Director Compensation

   We presently do not pay our directors fees for service in their capacity as directors. We reimburse them for their expenses of attendance at meetings of the board.

Executive Compensation

   The following table shows what our CEO and most highly compensated officers earned in 1997, 1998 and 1999.

                                                Annual Compensation
                                                -------------------
                                                       Bonus
                                                   --------------
                                                                   All Other
    Name and Principal Position      Year  Salary    Cash   Stock Compensation
    ---------------------------      ---- -------- -------- ----- ------------
William L. Henning, Jr.............. 1997 $102,750 $ 25,075   --          --
  Chairman & Chief Executive Officer 1998 $135,000       --   --    $950,000(/1/)
                                     1999 $110,000 $300,000   --          --

Robert W. Piper..................... 1997 $ 87,951 $ 10,000   --          --
  President & Chief Operating
   Officer                           1998 $105,750 $ 25,000   --    $500,000(/1/)
                                     1999 $112,973 $150,000   --          --
Thomas G. Henning................... 1997 $ 56,875 $ 10,000   --          --
  Secretary & General Counsel        1998 $ 60,000 $ 17,500   --     700,000(/1/)
                                     1999 $ 60,000 $150,000   --          --
Don A. Matz......................... 1997 $     --       --   --          --
  VP-Information Systems             1998 $ 21,154 $ 10,000   --          --
                                     1999 $111,008 $ 14,810   --      56,874(/2/)

--------
(1) Consideration from third parties for non-competition agreements in connection with the 1998 sale of selected cellular markets.
(2) Relocation expenses.

   The following table shows the options granted to these executive officers in 1999:

                                              Option Grants in Last Fiscal Year
                         ---------------------------------------------------------------------------
                                                                     Potential Realizable Value at
                         Number of  % of total                       Assumed Annual Rates of Stock
                         Securities   options                        Price Appreciation for Option
                         underlying granted to  Exercise                          Term
   Name and Principal     options    employees  or base  Expiration --------------------------------
        Position          granted   during 1999  price      date        0%         5%        10%
   ------------------    ---------- ----------- -------- ---------- ---------- ---------- ----------
William L. Henning,
 Jr.....................  200,000      30.1%     $ 6.00   9-30-09   $2,800,000 $5,315,579 $9,174,970
 Chairman & Chief          29,100       4.4%     $26.55   9-30-09           --    175,412    736,953
  Executive Officer

Robert W. Piper.........  100,000      15.0%     $ 6.00   9-30-09    1,400,000  2,657,789  4,587,485
 President & Chief         15,200       2.3%     $26.55   9-30-09           --     91,624    384,938
  Operating Officer
Thomas G. Henning.......  100,000      15.0%     $ 6.00   9-30-09    1,400,000  2,657,789  4,587,485
 Secretary & General       12,000       1.8%     $26.55   9-30-09           --     72,335    303,898
  Counsel
Don A. Matz.............    4,500       0.7%     $ 6.00   9-30-09       63,000    119,601    206,437
 VP-Information Systems     9,900       1.5%     $26.55   9-30-09   $       -- $   59,676 $  250,716

1999 Equity Incentive Plan

   We have adopted the US Unwired Inc. 1999 Equity Incentive Plan. Under the plan, we may grant stock options and other equity-based awards to our directors, officers, selected employees and consultants. Our board of directors administers the plan.

   The board may grant stock options, stock appreciation rights and other equity-based awards to eligible persons. These awards may not relate to more than 2,300,000 shares of class A common stock. We may reissue shares subject to awards that are not exercised or paid. We do not count awards paid in cash against the number of shares that we may issue under the plan.

   We may satisfy awards with either authorized but unissued class A common stock or class A common stock held as treasury shares. The board may grant one or more types of awards in any combination to a particular participant in a particular year. Unless our board of directors terminates it earlier, the plan will remain in effect until all awards have been satisfied in stock or in cash or terminated and there are no more restrictions on stock issued under the plan. Except when we award stock as additional payment for services to us, we will confirm each award and sign an agreement with the participant.

   We may make the following types of awards or grants under the plan:

   Stock options. Stock options may be incentive stock options that qualify under of Section 422 of the Internal Revenue Code or nonqualified stock options. The board will set the exercise price and other terms of options.

   A person who has been granted a stock option, or an optionee, may pay the exercise price for an option in shares of class A common stock valued at their then fair market value if the optionee has held the shares for at least six months. The board may permit the optionee to pay in shares of class A common stock that have been held for less time, or in any other manner.

   We may not grant incentive options after September 30, 2009. If the optionee does not exercise these options, they expire no later than 10 years after the date of grant. We may not grant incentive options to any participant in the plan who, at the time of the grant, would own (as determined by the Internal Revenue Code) more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries.

   Stock appreciation rights and limited stock appreciation rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of stock, cash or both, as determined by a formula. A limited stock appreciation right is a right to receive, without payment to us, cash in amount determined by a formula if there is a change in the persons who control us. We may grant stock appreciation rights with all or any part of a stock option or independently. If a participant exercises a stock appreciation right, he is entitled to receive, for each share of class A common stock relating to the exercised stock appreciation right, the excess of the fair market value per share of class A common stock on the date of exercise over the grant price of the stock appreciation right. The board sets the terms of stock appreciation rights. If a participant exercises a limited stock appreciation right, he is entitled to receive a cash payment, for each share of class A common stock relating to the exercised limited stock appreciation right, equal to excess of the defined change of control value over the grant price of the limited stock appreciation right.

   Other stock-based awards. The board may make other awards based on shares of class A common stock. These awards may depend on our performance. The board will determine the participants to whom and the times at which these awards will be made, the number of shares of class A common stock to be awarded and all other terms of the awards.

   We will adjust the number of shares of class A common stock available or issued under the plan if there is any recapitalization, reclassification, stock dividend, stock split, combination of stock or other similar change in class A common stock. If there is an adjustment, the board will make appropriate adjustments to the purchase price of any option, the performance objectives of any award and the stock issuable pursuant to any award so that participants will have the same relative rights before and after the adjustment.

   If there is a change in the persons who control us, all outstanding options that we have granted, including incentive options, stock appreciation rights and limited stock appreciation rights, will become fully exercisable, all restrictions on any award will lapse, and all performance criteria and other conditions relating to the payment of awards will be deemed achieved or waived by us without further action.

   Our board may change or terminate the plan at any time. Tax or regulatory laws may require our stockholders to approve some changes.

   The plan is not subject to ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

   We have granted an aggregate of 1,090,000 options under our plan. This amount includes 229,100 options to William L. Henning, Jr., 112,000 options to Thomas G. Henning, 115,200 options to Robert W. Piper, 24,000 options to Jerry
E. Vaughn and 14,400 options to Don A. Matz.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corporate Restructuring

   We recently changed our corporate structure. US Unwired used to be our operating cellular company, and LA Unwired and LEC Unwired were its subsidiaries. In September 1999, we formed a holding company named US Unwired, and all of the stockholders of old US Unwired became stockholders of the new holding company. We did this by exchanging all of the issued and outstanding capital stock of old US Unwired, the operating cellular company, for an equal number of shares of new US Unwired, the holding company. Old US Unwired was renamed Unwired Telecom and became a wholly owned subsidiary of new US Unwired. Unwired Telecom made a stock dividend to US Unwired of all of its ownership interest in LA Unwired and LEC Unwired. LA Unwired and LEC Unwired are now subsidiaries of the holding company.

   Our affiliate Command Connect used to hold some of our FCC licenses and owed $2.3 million to the FCC for those licenses. US Unwired and our affiliate Cameron Communications Corporation equally own Command Connect. As of December 17, 1999, Command Connect transferred its PCS licenses and related FCC debt to LA Unwired. The Henning family owns approximately 60% of Cameron.

Disposition of Assets

   Sale of LEC Unwired. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired to LEC Unwired for the fair market value of that interest. That value has not yet been determined. Upon conclusion of such a sale, LEC Unwired would be owned approximately 76.9% by Cameron and 23.1% by a corporation that is owned by existing stockholders of US Unwired. Completion of this transaction would require consents of US Unwired's and LEC Unwired's lenders and the holders of US Unwired's preferred stock.

   Sale of Command Connect. Unwired Telecom is negotiating to sell its 50% interest in Command Connect, including its interest in the LMDS licenses that Command Connect holds, to Cameron for approximately $1.4 million of Cameron's interest in LA Unwired.

   Sale of PCS Licenses. LA Unwired is negotiating to sell to Cameron the licenses for the service areas not covered by the Sprint PCS management agreements, for approximately $1.15 million of Cameron's interest in LA Unwired and $1.3 million in cash. LA Unwired would use their $1.3 million of cash to purchase Command Connect's 0.5% interest in LA Unwired.

   The indenture under which our notes were issued requires that US Unwired receive fair value in these transactions with its affiliates.

Affiliate Transactions

   General. US Unwired, Cameron and their subsidiaries have agreements with one another and with other companies under common control. We describe some of those agreements below. Other agreements include sharing of costs, services and salary expenses and sales of assets between companies.

   Bill processing procedures. Under agreements made in 1997 and 1998, Unibill, Inc., a wholly owned subsidiary of Cameron, provides bill processing and related services for us and Meretel. We believe that the terms of these agreements are no less favorable to us than would be available from unaffiliated third persons. For these services, Unibill received approximately $2.7 million in 1997, $2.9 million in 1998 and $2.8 million in 1999.

   Property leases. In March 1998, US Unwired agreed to lease office, equipment and warehouse space from Unibill for 60 months. We believe that the terms of this lease are no less favorable to us than would be available from unaffiliated third persons. US Unwired paid Unibill $173,500 in 1998 and $294,500 in 1999 to lease these properties.

   System management and construction services. On January 1, 1998, US Unwired agreed to provide Meretel with construction and management services for its systems. These services included reviewing and modifying system design, obtaining governmental and regulatory approvals, preparing control point, base station and business office sites, purchasing and installing switching and base station equipment, negotiating interconnection to the local exchange switched telephone network, and generally managing the operations of the system. In return for these services, Meretel paid US Unwired a management fee and reimbursed it for all of its expenses. As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," we no longer provide these services. Meretel paid US Unwired approximately $1.4 million in 1997, $4.5 million in 1998 and $1.6 million in 1999 for these services and expense reimbursements. In 1997, Meretel agreed to pay US Unwired a commission for each customer activated for Meretel. Meretel paid US Unwired commissions of approximately $1.2 million in 1997 and $1.9 million in 1998. Effective November 1, 1999, US Unwired agreed to provide specified management services to Meretel in connection with Meretel's provision of PCS services. In 1999, Meretel paid US Unwired approximately $674,000 for these services.

   Long distance services. US Unwired purchases long distance service from Cameron and resells that service to US Unwired's customers. US Unwired pays rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers. These rates are competitive with rates that US Unwired would expect to pay for similar service from an unaffiliated third party. US Unwired paid Cameron approximately $951,000 in 1997, $764,000 in 1998 and $1.5 million in 1999 for long distance services.

   Flight services. US Unwired uses, for a rate of $2.75 per air mile, a Mitsubishi Diamond 1A aircraft owned and operated by Cameron. US Unwired paid Cameron approximately $93,800 in 1997, $84,500 in 1998 and $97,100 in 1999 for
these flight services. These rates are comparable to what US Unwired would be required to pay to an unaffiliated third party for similar services.

   Management and other services. In 1999, LEC Unwired began providing US Unwired with voicemail services which US Unwired uses and also resells to its cellular and digital subscribers. LEC agreed also to provide technical support to Cameron for $2,600 per month. We believe that the terms of these arrangements are no less favorable to US Unwired than would be expected in comparable arrangements with unaffiliated third persons.

   On September 30, 1998, US Unwired purchased from Maas.net all of its internet assets for approximately $620,000. This amount represented the then current outstanding liabilities of Maas.net. Maas.net is a limited liability company owned 63% by MIT. MIT owns 20% of Wireless Management Corporation, which is the general partner of Meretel. Two of our directors and one of our officers own interests in MIT, and the chairman of our board of directors owns 27% of MIT.

   Internet services. Effective October 1, 1998, US Unwired began providing to Cameron and its affiliates internet services for resale to their customers.

   Preferred stock sale. On October 29, 1999, we sold $50 million of our convertible preferred stock to The 1818 Fund III, L.P., a Delaware private equity partnership managed by Brown Brothers Harriman & Co. Pursuant to the sale, Lawrence C. Tucker, who is a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, and Andrew C. Cowen, who is a senior vice president at Brown Brothers Harriman & Co., became members of our board of directors.

   Consulting agreements. In October 1999, US Unwired entered into consulting agreements with William L. Henning, Sr. and John A. Henning, both of whom serve on US Unwired's board of directors. US Unwired paid $250,000 to William L. Henning, Sr. and $150,000 to John A. Henning for consulting services for matters involving financing of our wireless business through potential bank financing and senior subordinated discount notes.

                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table shows as of March 1, 2000 the beneficial ownership of the capital stock of US Unwired by (a) each of our directors and officers listed in the summary compensation table, (b) all directors and officers as a group and (c) each person known to us to be the beneficial owner of 5% or more of any class of our voting securities. In this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have beneficial ownership of any security that the person has a right to acquire within 60 days after that date. Any security that any person has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Except as otherwise indicated, the address for each stockholder is c/o US Unwired Inc., One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629.

                     Convertible
                      Preferred
                      Stock(/1/)                 Class A Common Stock                      Class B Common Stock
                  ----------------------- ---------------------------------------- -----------------------------------------------
                                                                    Percentage of                                   Percentage of
Name of                        Percentage               Percentage    class as                          Percentage    class as
Beneficial Owner  Shares        of class  Shares         of class  converted(/12/)  Shares               of class  converted(/10/)
----------------  -------      ---------- -------       ---------- --------------- ---------            ---------- ---------------
Sandy Britnell,
 Trustee of the
 William L.
 Henning Grantor
 Retained
 Annuity Trust
 and the Lena B.
 Henning Grantor
 Retained
 Annuity Trust..       --          --          --           --            --       4,502,731(/2/)          41.1%        35.1%
William L.
 Henning, Sr....       --          --          --           --            --          80,255(/3/)           0.7          0.6
William L.
 Henning, Jr....       --          --          --           --            --       1,043,179(/4/)(/5/)      9.5          8.1
John A.
 Henning........       --          --          --           --            --         987,861(/5/)(/6/)      9.0          7.7
Thomas G.
 Henning........       --          --          --           --            --       1,380,592(/7/)          12.6         10.7
Thomas D.
 Henning........       --          --          --           --            --         779,596                7.1          6.1
Robert W.
 Piper..........       --          --          --           --            --          33,286(/8/)           0.3          0.3
Lawrence C.
 Tucker.........  500,000(/9/)     90%         --           --            --       1,883,239(/9/)(/10/)      --         14.7
The 1818 Fund
 III, L.P.......  500,000          90          --           --            --       1,883,239(/10/)           --         14.7
Trust Company of
 the
 West(/11/).....   50,000          10     188,324(/12/)     --          39.2%             --                 --           --

All officers and
 directors as a
 group (11
 persons total,
 7 with
 ownership
 interests).....  500,000(/9/)     90          --           --            --       5,408,412               49.3         42.1

--------
(/1/) Includes the series A preferred stock and the series B preferred stock. (/2/) Includes 2,251,366 shares held by the William L. Henning Grantor
       Retained Annuity Trust and 2,251,365 shares held by the Lena B. Henning Grantor Retained Annuity Trust. Ms. Britnell disclaims the beneficial ownership of all shares held by these trusts.
(/3/) Includes 14,942 shares held by William L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning, of which shares William L. Henning. Sr. disclaims beneficial ownership. The remainder includes the community property interest of Mrs. William L. Henning, Sr. Also includes William
       L. Henning, Sr.'s proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/4/) Excludes 15,798 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of William L. Henning, Jr.
(/5/) Excludes 116,501 shares held in each of two trusts for the benefit of the minor children of William L. Henning, Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning, Jr.'s and John A. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William

   L. Henning, Jr., John A. Henning and Thomas G. Henning, based on each of their respective interests in that partnership.
(/6/) Excludes 21,186 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John A. Henning.
(/7/) Includes an aggregate of 36,984 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John A. Henning and William L. Henning, Jr. (see Notes (4) and (6) above), of all of which shares Thomas G. Henning disclaims beneficial ownership. Excludes 14,942 shares held by William
       L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning (see Note (3) above). Includes 233,002 shares held by Thomas G. Henning as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note (5) above), and 116,501 shares held by Thomas G. Henning as trustee for his own minor children, and 2,856 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of his minor children, of all of which shares he disclaims beneficial ownership. Also includes Thomas G. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/8/) Includes the community property interest of Dr. Eileen Piper, the spouse of Robert W. Piper.
(/9/) Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The 1818 Fund designated Mr. Tucker as a director.
(/10/) Assumes that The 1818 Fund has converted all of its shares of series A preferred stock.
(/11/) Represents shares held by the following affiliates of Trust Company of the West: TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund III, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust, L.P. and Brown University Third Century Fund.
(/12/) Assumes that all of the affiliates of Trust Company of the West (see
       Note (11) above) have converted their shares of series B preferred stock.

                              CERTAIN INDEBTEDNESS

Senior Credit Facilities

   Under a credit agreement dated as of October 1, 1999, US Unwired entered into senior credit facilities for $130.0 million. The senior credit facilities provide for an $80.0 million reducing revolving credit facility, which matures on September 30, 2007, and a $50.0 million delay draw term loan, which matures on September 30, 2007.

   The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003. These quarterly amounts range between $1.3 million and $3.7 million.

   Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate.

   The senior credit facilities require US Unwired to pay an annual commitment fee of 1.5% of the unused commitment under the senior credit facilities when the unused portion is greater than or equal to 66.67% of the total amount of the senior credit facilities, reducing to 1.25% when the unused portion is less than 66.67% but equal to or greater than 50% of the total amount of the senior credit facilities, and reducing to 1.00% when the unused portion is less than 50% of the total amount of the senior credit facilities.

   All of US Unwired's obligations under the senior credit facilities are guaranteed by:

  . a fully secured guarantee from each of LA Unwired and Unwired Telecom, and

  . an unsecured partial guarantee from Lucent Technologies, Inc. in the amount of up to $43.3 million available for principal, together with one-third of accrued interest and other applicable fees (but excluding prepayment premiums). If US Unwired (including the subsidiary guarantors and Texas Unwired) demonstrates a defined total leverage ratio (including subordinated indebtedness) of less than 6:1 for four consecutive quarters, Lucent will be released from its guarantee.

   The senior credit facilities are secured by:

  . a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted);

  . a pledge by US Unwired and Cameron of 100% of the ownership interests in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom and a pledge by LA Unwired of its ownership interest in Texas Unwired; and

  . an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights).

   The agreement governing the senior credit facilities contains covenants customary for facilities similar to the senior credit facilities, including covenants that restrict the incurrence of indebtedness, liens or contingent obligations, mergers and acquisitions, asset sales, investments, transactions with affiliates other than at arm's length, management fees, dividends and distributions, and covenants that require compliance with various financial requirements, maintenance of existence, records, properties and insurance, certain conduction of business, compliance with laws, reporting of regulatory, litigation and other matters, rights of inspection and Year 2000 preparation, in each case by US Unwired, LA Unwired, Unwired Telecom and Texas Unwired.

   Other terms of the agreement include annual mandatory prepayments beginning after December 31, 2002 of 50% of excess cash flow and limitations on a change in control of US Unwired.

   We will use borrowings under the senior credit facilities for working capital requirements and capital expenditures for LA Unwired.

Other Credit

   LEC Unwired loan agreements and US Unwired undertaking. On July 22, 1998, LEC Unwired entered into a loan agreement for $15.0 million and a subordinated loan agreement for $3.0 million with certain lenders. Under these agreements, no more than two loans may be made to LEC Unwired in any calendar month. Each loan must be of a minimum principal amount of $500,000. All loans made under either of these agreements are represented by notes stated to mature on July 1, 2006. All loans made under the $15.0 million agreement bear interest at variable rates tied to the defined Commercial Paper Rate, London Interbank Offering Rate or U.S. Treasury securities rate, and all loans made under the $3.0 million agreement bear interest at the U.S. Treasury securities rate plus the defined applicable margin. Both loan agreements contain customary covenants for similar facilities. Loans made under these agreements are available for LEC Unwired to build, own and operate its competitive local exchange carrier systems and for other costs.

   As required by these loan agreements, US Unwired agreed on March 31, 1999 to contribute cash of not more than $4.5 million to LEC Unwired if LEC Unwired does not meet specified financial requirements in the loan agreements. These include projected EBITDA and revenue requirements, specified ratio requirements and minimum cash availability requirements. The amount of cash that US Unwired must provide depends on the requirement that LEC Unwired has failed to meet.

   Meretel credit agreement and US Unwired guarantee. On May 16, 1997, Meretel entered into a credit agreement for a $57.0 million reducing revolving senior credit facility which matures on July 1, 2007.

   All loans made under the senior credit facility bear interest at variable rates tied to the prime rate, the London Interbank Offering Rate or the U.S. Treasury Rate. The credit agreement contains customary covenants for similar facilities. Meretel uses these borrowings to construct its network and for working capital.

   As required by the credit agreement, US Unwired entered into a primary guaranty agreement on May 16, 1997. The primary guarantors are the owners of Meretel. The primary guarantors guarantee $19.0 million of Meretel's senior credit facility. US Unwired's proportionate share of the guarantee is based on its ownership percentage, which is 13.3% or approximately $2.5 million, as of the date of this prospectus.

                 OUR OBLIGATIONS AND YOUR RIGHTS UNDER THE NOTES

   Our obligations and your rights under the notes are governed by:

  . the notes;

  . an agreement, called the indenture, that was signed on October 29, 1999, by us, the subsidiaries that guaranteed the notes, and the trustee, which is State Street Bank and Trust Company;

  . a federal law that is known as the Trust Indenture Act and that supplies some of the content of indentures like the indenture; and

  . another agreement, called the registration rights agreement, that was signed on October 29, 1999, by us, the subsidiaries that have guaranteed the notes, and the securities firms that purchased the old notes from us for the purpose of reselling them.

   The owners of the old notes own them through a method of ownership that is called book-entry ownership. Under this method of ownership, Depositary Trust Company, or DTC, is the registered owner of one or more notes, called global notes, that represent ownership interests in the notes by participants in DTC or in Euroclear or Cedel, which provide similar services for their users. DTC enters on its books the interests of these participants in the notes. The participants who are the book-entry owners do not hold certificates for the notes and are not registered on our records as owners. The Brussels office of Morgan Guaranty Trust Company of New York operates Euroclear. Cedel Bank operates Cedel.

   We expect that all of the new notes will be owned through book-entry ownership as well. As described in the section on book-entry ownership, you can under certain circumstances own your notes through the traditional method of having a certificate for the notes registered in your name on our records. Book-entry ownership is represented by one or more global notes, and they are registered in the name of DTC's nominee, which is Cede and Co.

   The three sections that follow this one have the following purposes:

  . the first one briefly describes our obligations and your rights under the notes and the indenture. See "Description of the New Notes."

  . the second one briefly describes our obligations and your rights under the registration rights agreement. See "Registration Rights Agreement."

  . the third one briefly describes your rights under the book-entry form of ownership. See "Book-Entry, Delivery and Form."

   The brief descriptions that follow do not restate the complete terms of the notes, the indenture or the registration rights agreement. We urge that you read the notes, the indenture and the registration rights agreement because they, and not these descriptions, govern your rights as owners of the notes.

                          DESCRIPTION OF THE NEW NOTES

   We issued the old notes under the indenture, and we will issue the new notes under the indenture. Your rights and our obligations include those stated in the notes and in the indenture and those made part of the indenture by its references to the Trust Indenture Act.

   In this section, the pronoun "we" or "us" means US Unwired Inc. and not other members of its corporate family.

Overview of Our Notes

   Here are some of the key aspects of our notes. They are described in greater detail in the following sections.

  . We issued notes in the total amount of $400 million. This is called the face amount. We sold them for the discounted price of $209.2 million. We discounted the price because the notes do not begin to bear interest until November 1, 2004. The face amount of the notes becomes due on November 1, 2009.

  . The notes will increase in value from the discounted price of $209.2 million to the face amount of $400 million. This increase is called accretion. It began on October 29, 1999, when the old notes were issued, and will continue until November 1, 2004, when the accreted value will be equal to the face amount of the notes. At that time accretion stops and the notes begin to bear interest.

  . Interest begins to accrue on the notes on November 1, 2004, at the rate of 13 3/8% per year. We will pay interest on each May 1 and November 1 thereafter.

  . Two of our subsidiaries have guaranteed the entire amount due under the notes.

  . The notes are secured by the 80% interest of one of our subsidiaries in a partnership, and by any notes payable by that partnership to the subsidiary. The amount of this security is not substantial. It is the only security for the notes. It also secures our bank lenders, and they come ahead of our noteholders.

  . Our old notes and the guarantees of them are, and our new notes and the guarantees of them will be:

    . general unsecured obligations except for the limited security described immediately above.

    . subordinated to the existing and future senior debt of us and the guarantors.

  . We are permitted to redeem our notes under specified circumstances, and we must repurchase them under specified circumstances.

  .  We and our subsidiaries are subject to various restrictions that affect:

    .  indebtedness;

    .  issuing stock;

    .  dividends and other distributions;

    .  investments;

    .  liens;

    .  mergers and acquisitions;

    .  sales of assets;

    .  transactions with affiliates; and

    .  other business matters.

  . We will be in default if we fail to pay the notes or if we fail to perform our agreements in the indenture.

Principal, Maturity and Interest

   We will issue new notes that have a total face amount equal to the face amount of the old notes that are exchanged. Like the old notes, the new notes will have a minimum face amount of $1,000 and will be issued in multiples of $1,000.

   We offered the old notes at a substantial discount from their total face amount of $400 million. We received gross proceeds of approximately $209.2 million from their sale. We will be required to pay the full face amount of the notes on November 1, 2009. Interest on the notes will not begin to accrue until November 1, 2004. Prior to that time, in lieu of interest, the notes will increase in value. This increase is called accretion. The beginning value is the price for which the old note was sold. This price was about $523 per $1,000 of face amount of the notes. Each note will increase in value daily, compounded on each May 1 and November 1, at the rate of 13 3/8% per year from October 29, 1999, which was the date we issued the old notes.

   The value of the notes on November 1, 2004 will be equal to the face amount of the notes. On that date, the notes will stop increasing in value, but they will begin to accrue interest at the rate of 13 3/8% per year. We will be required to pay all of the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. We will be required to pay interest at the rate of 14 3/8% per year on any overdue payments. The record dates for the payment of interest will be April 15, for payments becoming due May 1, and October 15, for payments becoming due November 1.


Methods of Receiving Payments on the Notes

   If a registered holder of notes has given wire transfer instructions to us, we will pay all amounts due in accordance with those instructions. We will make all other payments on notes at the office or agency of the paying agent in Manhattan unless we decide to pay interest by mailing checks to the registered holders.

Paying Agent and Registrar for the Notes

   We must appoint a paying agent to which the notes may be presented for payment, and a registrar where notes may be presented for registration, transfer or exchange. The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we or our subsidiaries may act as paying agent or registrar.

Transfer and Exchange of Notes

   Holders may transfer or exchange notes in accordance with the indenture. The registrar may require a holder to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note that has been selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes, except for some purposes of the exchange offer, as discussed elsewhere in this prospectus.

Subsidiary Guarantees and Security for the Notes

   Two of our subsidiaries, LA Unwired and Unwired Telecom, will be guarantors of the notes. Our future restricted subsidiaries will be guarantors also. A guarantor will be liable for the entire amount due under the notes and the indenture. The obligations of each guarantor will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance under applicable law.

   A guarantor may not sell substantially all of its assets to, or consolidate or merge with another person, other than us or another guarantor, unless:

  .  immediately after giving effect to that transaction, no default exists;
     and

  .  either:

    . the acquiring person assumes all the obligations of the guarantor to note holders, or

    . the net proceeds of the transactions are applied in accordance with the asset sale provisions of the indenture that are described below.

   A guarantor will be released:

  . following any transactions of the type described above in which it is acquired, if the net proceeds of that transaction are applied in accordance with the asset sale provisions of the indenture, or

  . if we properly designate any restricted subsidiary that is a guarantor as an unrestricted subsidiary.

   The notes are secured by:

  . a pledge of LA Unwired's 80% partnership interest in the Texas Unwired general partnership, and

  .  a pledge of any notes payable to LA Unwired by Texas Unwired.

   LA Unwired has entered into a pledge agreement defining the terms of these pledges. Under this agreement, these pledges secure all of the obligations of LA Unwired under the credit agreement and all obligations of LA Unwired to holders of the notes. The credit agreement is an agreement under which we and our subsidiaries have obtained $130 million in credit from banks for which CoBank, ACB acts as administrative agent.

   The security interest that secures the notes is junior to the security interest that secures the lenders under our credit agreement. The agent under the credit agreement is entitled to control virtually all decisions relating to the exercise of remedies under the pledge agreement. As a result, the holders of notes will not be able to force a sale of collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the agent under the credit agreement. So long as no event of default exists under the credit agreement or the indenture, and subject to certain terms and conditions, LA Unwired is entitled to receive all cash dividends, interest and other payments made upon its interest in Texas Unwired and to exercise any voting rights. The pledges will be released if the partnership interests in Texas Unwired are sold and the net proceeds from that sale are applied in accordance with the assets sales provisions of the indenture, as described below.

Subordination and Ranking

Our new notes:

  .  will be our general unsecured obligations,

  . will be subordinated in right of payment to all of our existing and future senior debt, which includes most of our indebtedness other than taxes and trade payables,

  . will be equal in right of payment with any of our future senior subordinated indebtedness, and

  .  will be unconditionally guaranteed by our subsidiary guarantors.

The guarantees:

  . are unsecured obligations of the guarantors, except for the limited security provided by the pledge agreement,

  . are subordinated in right of payment to all existing and future senior debt of the guarantors, which includes most of their indebtedness other than taxes and trade payables, and

  . are equal in right of payment with any future senior subordinated indebtedness of the guarantor.

Our senior debt:

  .  includes our debt under our credit agreement with banks,

  . includes our debt under other similar agreements that provide for us to obtain revolving credit loans, term loans, receivables financing, letter of credit and other debt financing from banks or other financial institutions, or to issue our commercial paper to them,

  .  does not include our obligations for taxes,

  .  does not include our trade payables, and

  .  does not include any debt that the indenture prohibits us to incur.

   The subordination provisions mean that the holders of senior debt will be entitled to receive payment in full of all obligations due them before the holders of notes will be entitled to receive any payment on the notes or the guarantees:

  .  in a liquidation or dissolution proceeding,

  . in a bankruptcy, reorganization, insolvency, receivership or similar proceeding,

  .  in an assignment for the benefit of creditors, or

  .  in any other marshaling of assets and liabilities.

   In addition, until the senior debt is paid in full, any payment or distribution to which holders of notes would be entitled will be made to holders of senior debt.

   We may not make any payment on the notes, and a guarantor may not make any payment on its guarantee, if we or the bank lenders under our credit agreement give the trustee under the indenture a payment blockage notice. We or those lenders are permitted to give that notice at any time we have failed to live up to our obligations under the credit agreement. If our credit agreement has been paid off and we have other borrowings of more than $25 million that we treat as designated senior debt, then the holders of that debt may give a payment blockage notice if we fail to meet our obligations under it.

   We must resume payments on the notes following a payment blockage notice only:

  . in the case of a payment default, when it is cured or waived (and, if applicable, any acceleration is rescinded), and

  . in case of a nonpayment default, the earlier of the date when it is cured or waived or 179 days after the payment blockage notice, unless the maturity of any designated senior debt has been accelerated.

   No new payment blockage notice may be delivered unless and until:

  . 360 days have elapsed since the delivery of the prior payment blockage notice, and

  . all scheduled payments that have come due on the notes have been paid in full in cash.

   Despite the provisions described above that prohibit payments to holders of notes under the circumstances described, we and our guarantors could still make those payments by delivering equity interests such as our capital stock or capital stock of a guarantor, or by delivering debt that is subordinated at least to the same extent as the notes.

   If the trustee or any holder of notes receives a prohibited payment on the notes and actually knew that the payment was prohibited, the trustee or holder must hold the payment in trust for the benefit of the holders of senior debt and deliver it to them on request.

   We must promptly notify holders of senior debt if payment of the notes is accelerated because of a default. We and the guarantors may not make any payment on the notes or the guarantees until five business days after the holders of the senior debt receive the notice. Thereafter, we and the guarantors may make payments on the notes only if the subordination provisions of the indenture permit payment at the time.

   The subordination provisions described above may cause holders of the notes to recover nothing at all, or to recover less than holders of senior debt.

Optional Redemption

   Prior to November 1, 2002, we may on any one or more occasions redeem up to 35% of the original total principal amount of notes with the net cash proceeds of one or more public offerings of our stock. The redemption price is $1,137.50 for each $1,000 of accreted value of notes redeemed, plus any penalties we may owe on the notes under the provisions of the registration rights agreement. We will not be permitted to make these redemptions unless:

  . at least 65% of the original total principal amount of the notes remains outstanding after the redemption, and

  . the redemption occurs within 45 days after we receive the money from the public offering.

   We are not otherwise permitted to redeem notes prior to November 1, 2004.

   After November 1, 2004, we may redeem all or part of the notes by giving notice between 30 and 60 days before the redemption. The redemption price will be the amount shown in the table plus any penalties we owe under the registration rights agreement.

                                                     Redemption price per $1,000
      Year beginning                                     of principal amount
      --------------                                 ---------------------------
      November 1, 2004..............................          $1,066.88
      November 1, 2005..............................           1,044.58
      November 1, 2006..............................           1,022.29
      November 1, 2007 and thereafter...............           1,000.00

No Mandatory Redemption or Sinking Fund Payments

   We are not required to make mandatory redemption or sinking fund payments on the notes.

Selection and Notice

   If we redeem less than all of the notes the trustee will select notes for redemption as follows:

  . if the notes are listed, in compliance with the requirements of the principal national securities exchange on which they are listed, or

  . if the notes are not listed, on a pro rata basis, by lot or any other method the trustee considers fair and appropriate.

   We must pay the redemption price on the redemption date that we choose. On that date interest and accretion will stop accruing on notes called for redemption.

Repurchase at the Option of Holders

 Repurchase if a Change of Control Occurs

   Within ten days following any change of control, we must mail a notice to each holder of notes describing the change of control and offering to repurchase notes on a specified date within 30 to 60 days after we mail that notice. The repurchase price will be:

  . $1,010 per $1,000 of accreted value of the notes, plus any penalties we may owe, if the repurchase occurs before November 1, 2004, or

  . $1,010 per $1,000 of principal amount of the notes, plus any accrued interest or penalties we may owe, if the purchase occurs on or after November 1, 2004.

   In repurchasing notes, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will not cause us to be in default under any conflicting provisions of the indenture. We will not be required to repurchase notes if:

  .  the law does not permit us to purchase them

  .  they have not been properly tendered by the repurchase date

   Within 90 days following a change of control, we must either repay all of our senior debt or obtain consents from the holders of senior debt permitting us to repurchase the notes. We must publicly announce the results of the change of control repurchase offer as soon as possible after the repurchase occurs.

   Except for these change of control provisions, we are not required to repurchase notes if a takeover, recapitalization or similar transaction occurs.

   We will not be required to make a change of control offer if a third party makes and consummates the offer on the same terms required of us.

   A change of control will occur if:

  . we sell substantially all of our and our restricted subsidiaries' assets, except a sale to William Henning, Sr. or members of his immediate family or various entities of which any of these persons own at least an 80% controlling interest,

  .  we adopt a plan for our liquidation or dissolution,

  . anyone other than the person, family and entities mentioned above becomes the beneficial owner of more than 35% of the voting power of our stock, or

  . a majority of our board of directors no longer consists of continuing directors. A continuing director is a director who was serving on October 29, 1999, or who was nominated to serve as a director by a majority of the continuing directors at the time. Changes in directors elected by particular investors, such as holders of our preferred stock, are ignored for purposes of determining continuing directors.

 Repurchase if Asset Sales Occur

   We will not permit any asset sales of our assets or assets of any of our restricted subsidiaries unless:

  . we or the restricted subsidiary receives consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued or sold, as determined by our board of directors and certified to the trustee by one of our officers, and

  . at least 75% of the consideration is cash or cash equivalents. For purposes of this provision, the following are considered to be cash:

    . any liabilities of us or any restricted subsidiary that are assumed by the transferee by an agreement that releases us or the restricted subsidiary from further liability other than contingent liabilities and liabilities that are subordinate to the notes, and

    . cash that we or our restricted subsidiary receives from immediately converting into cash any securities, notes or other obligations that we or our restricted subsidiary receives from the asset sale.

   An asset sale is:

  . the sale of equity interests in any of our subsidiaries, except a sale to us or any subsidiary in which we own at least 90% of the equity, and

  .  a sale, lease or other transfer of any assets except the following:

    . the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business,

    .  dispositions of cash or cash equivalents,

    . transactions involving assets that have a fair market value of less than $1 million,

    . transfers of assets to us or any subsidiary, other than LEC Unwired, in which we own at least 90% of the equity, and

    . restricted payments and permitted investments that are permitted under the restricted payment covenant that we describe below.

   Within 360 days after we receive net proceeds from an asset sale, we may apply them as follows:

  . to repay senior debt and, if the senior debt repaid is revolving credit indebtedness, to correspondingly reduce the amount the lenders have committed to lend us,

  . to acquire all or substantially all of the assets of, or a majority of the voting stock of, a permitted business, which means a business that is like our current business or any other business that is primarily involved in the ownership, design, construction, development, acquisition, installation, management or provision of wireless communications systems,

  .  to make a capital expenditure, or

  .  to acquire other long-term assets to be used in a permitted business.

   Pending our use of net proceeds for these purposes, we may temporarily reduce revolving credit borrowings or otherwise invest them in any manner that is permitted by the indenture.

   Any net proceeds from asset sales that we do not apply or invest as provided above will be excess proceeds. When the amount of excess proceeds is greater than $10 million, we will make an offer to all holders of notes to purchase or redeem the maximum amount of notes that may be purchased with the excess proceeds. The offer price will be:

  . the accreted value of the notes, plus any penalties we may owe, if the repurchase occurs before November 1, 2004, or

  . the principal amount of the notes, plus any accrued interest or penalties we may owe, if the repurchase occurs on or after November 1, 2004.

   If any excess proceeds remain after consummation of the offer, we may use them for any purpose permitted by the indenture. We are required to include in the offer the holders of any indebtedness that ranks equally with the notes and contains similar provisions about excess proceeds. In that case, the trustee under the indenture will select on a pro rata basis the notes and other indebtedness to be purchased. Upon completion of each offer, the amount of excess proceeds is reset at zero. In making these offers, we will comply with applicable securities laws and regulations even if they conflict with the indenture. That compliance will not cause us to be in default under any conflicting provisions of the indenture.

   Our credit agreement prohibits us from purchasing notes, and also provides that certain change of control or asset sale events would constitute a default. Our future agreements relating to senior debt may contain similar restrictions and provisions. If a change of control or asset sale occurs at a time when we are prohibited from purchasing notes, we could ask our senior lenders to allow us to purchase notes, or we could attempt to refinance the borrowings that contain the prohibition. If we do not succeed we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which would, in turn, constitute a default under our senior debt. If that occurs the subordination provisions in the indenture would likely restrict us from making payments to the holders of notes.

Certain Covenants

 Restrictions on Indebtedness and Issuance of Stock

   The indenture restricts our indebtedness. Indebtedness means any indebtedness that would appear as a liability on a balance sheet, including:

  .  indebtedness for borrowed money,

  .  indebtedness under bonds, notes, debentures or letters of credit,

  .  indebtedness under bankers' acceptances,

  .  indebtedness represented by capital lease obligations,

  . indebtedness representing the unpaid purchase price of property except for accrued expenses or trade payables, and

  . indebtedness under hedging obligations, which means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other arrangements designed to protect against fluctuations in interest rates.

   Unless we meet specified conditions that are described in the following paragraph, we may not:

  . have any indebtedness other than permitted indebtedness that is described in a following paragraph,

  . permit our subsidiaries to have any indebtedness other than permitted indebtedness,

  . issue any disqualified stock, which means stock whose holder can force us to repurchase it sooner than 91 days after the notes come due, except certain repurchases that follow a change of control or an asset sale, and

  .  permit our restricted subsidiaries to issue preferred stock.

   We may do any of the foregoing if thereafter:

  .  no default would exist in the notes, and

  . our annualized operating cash flow ratio would be six during the years 1999 through 2005, or seven thereafter. We calculate this ratio by dividing:

     . four times the operating cash flow of us and our restricted subsidiaries for the latest fiscal quarter, into

     . the consolidated indebtedness of us and our restricted subsidiaries except LEC Unwired, and then

     .  making certain technical adjustments.

   The following are permitted debt:

  . our revolving credit indebtedness and letters of credit under the credit agreement in an aggregate principal amount not to exceed $150 million less the aggregate amount of all net proceeds of asset sales that we apply to repay indebtedness under the credit agreement and to correspondingly reduce the lenders' commitment to lend;

  . permitted acquisition indebtedness of us and the guarantors, which means indebtedness incurred in our or a restricted subsidiary's acquisition of a permitted business if:

    . our annualized operating cash flow ratio does not increase from the acquisition.

    . our consolidated indebtedness, divided by the net pops of us and our restricted subsidiaries, does not exceed $50. Net pops of a person means the population of a licensed area multiplied by the person's percentage interest in the entity that is licensed in that area.

    . our consolidated indebtedness, divided by our net pops does not increase as a result of the acquisition;

  .  existing indebtedness of us and our restricted subsidiaries;

  .  indebtedness represented by the notes and the related guarantees;

  . indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations incurred for the purpose of financing the purchase, construction or improvement of property, plant or equipment used in our business or the business of the guarantor, in an aggregate principal amount not to exceed $5 million at any time outstanding;

  . permitted refinancing indebtedness of us and the guarantors used to refund, refinance or replace indebtedness that the indenture permits either because it meets the annualized cash flow ratio test or because it is existing indebtedness or indebtedness under the notes and guarantees;

  .  intercompany indebtedness between or among us and the guarantors, but:

    . if we or any guarantor is the obligor, the indebtedness must be unsecured and expressly subordinated to the notes, in our case, or the guarantee, in the case of a guarantor, and

    . the following will be considered to be indebtedness incurred by us or a guarantor that was not permitted by this clause: (i) any subsequent issuance or transfer of equity interests that results in any of that indebtedness being held by a person other than us or a guarantor and (ii) any sale or other transfer of that indebtedness to a person other than us or a guarantor;

  . additional indebtedness whose total principal amount at any time does not exceed $50 million;

  . hedging obligations that are incurred by us or a guarantor for the purpose of fixing or hedging interest rate risk with respect to any floating rate indebtedness that the indenture permits;

  . the guarantee by us or any of the guarantors of indebtedness that the indenture permits;

  . the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on disqualified stock in the form of additional shares of the same class of disqualified stock; and

  . non-recourse debt of LEC Unwired or our unrestricted subsidiaries, but if any of that indebtedness ceases to be non-recourse debt we will be considered to have incurred indebtedness that was not permitted by this clause. Non-recourse debt means indebtedness that meets these conditions:

    .  neither we nor any guarantor is the lender,

    . neither we nor any guarantor has any direct or indirect liability for it, and

    . neither we nor any guarantor provides credit support of any kind for it.

   When we incur indebtedness we are entitled to assign it to any applicable category of permitted debt if it is not incurred in reliance on the annualized operating cash flow ratio described above.

 Restricted Payments

   We will be considered to have made a restricted payment if we or our restricted subsidiaries:

  . declare or pay any dividend or make any other payment or distribution on account of the equity interests of us or any restricted subsidiary other than stock dividends;

  . acquire for value any equity interests of us or any direct or indirect parent of us;

  . pay or acquire or retire for value any indebtedness that is subordinated to the notes or the guarantees, except a payment of interest or principal at the stated maturity of that indebtedness; or

  . make any restricted investment, which means any investment other than the following permitted investments:

    . any investment in a restricted subsidiary of which we own at least 90%, except LEC Unwired,

    .  any investment in cash equivalents,

    . any investment by us or a restricted subsidiary in any person that becomes a 90% owned restricted subsidiary as a result of the investment, or that we or a 90% owned restricted subsidiary acquires as a result of the investment,

    . any investment in securities, notes or other obligations received as consideration for an asset sale, if we immediately convert them to cash,

    . any investment in assets that we acquire by issuing our equity interests other than disqualified stock,

    . any investment in hedging obligations, which means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and similar arrangements that are designed to protect against interest rate fluctuations, and

    . our contribution of the customer base of our Beaumont-Port Authur and Lufkin-Nacagdoches markets to Texas Unwired and our loan to it of up to $20 million.

   We are permitted to make a restricted payment if immediately following the restricted payment:

  .  no default exists,

  . the indenture permits us to incur at least $1.00 of additional indebtedness that is not permitted debt, and

  . the restricted payment plus all other restricted payments made after the date of the indenture is less than the sum of all of the following:

    . the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our equity capital or from our sale of our equity interests other than disqualified stock, or from our sale of our convertible or exchangeable disqualified stock or our convertible or exchangeable debt securities that have been converted into or exchanged for equity interests (other than equity interests, disqualified stock or debt securities sold to our subsidiaries and other than proceeds that are used by us to purchase, retire or defease subordinated indebtedness or equity interests of us or a guarantor or our equity interests).

    . 50% of any dividends received by us or a wholly owned restricted subsidiary after the date of the indenture from LEC Unwired or an unrestricted subsidiary, to the extent that such dividends were not otherwise included in our consolidated net income for such period.

    . if any unrestricted subsidiary is redesignated as a restricted subsidiary, the fair market value of our investment in that subsidiary as of the date of the redesignation or the date on which the subsidiary was originally designated as an unrestricted subsidiary, whichever is the lesser.

    . our operating cash flow for the period from December 31, 2002 to the end of the most recent quarter prior to the date of the proposed restricted payment, minus double our consolidated interest expense for that same period.

   For the above purposes:

  . Operating cash flow means consolidated net income of us and our restricted subsidiaries except LEC Unwired, as adjusted to exclude extraordinary and nonrecurring items, pooled income of acquired businesses, and income of any subsidiary which is not permitted to pay dividends, and then further adjusted by:

    . adding back consolidated interest expense that reduced the consolidated net income of us and our restricted subsidiaries,

    .  adding back our taxes that reduced the consolidated net income,

    . adding back our depreciation, amortization and other non-cash expenses that reduced the consolidated net income,

    . adding back taxes and non-cash expenses of our restricted subsidiaries that reduced the consolidated net income, but only to the extent the subsidiary is permitted to pay us a dividend under legal and contractual restrictions that apply to it, and

    . subtracting cash payments by us or our restricted subsidiaries that relate to non-cash items that increased consolidated net income.

  .  Consolidated interest expense means the sum of:

    . interest that is expensed or capitalized by us and our restricted subsidiaries except LEC Unwired,

    . charges related to bankers' acceptances, letters of credit and hedging obligations, and

    . dividends on preferred stock of LEC Unwired or our unrestricted subsidiaries.

   So long as no default exists or would be caused, the restrictions described above will not prohibit:

  . the payment of any dividend within 60 days after it is declared, if on the date of declaration the payment would have been permitted by the indenture;

  . our use of the net cash proceeds from our sale of our equity interests other than disqualified stock to purchase, retire or defease at or about the same time subordinated indebtedness or equity interests of us or a guarantor or our equity interests;

  . the use of net cash proceeds from permitted refinancing indebtedness to purchase or defease subordinated indebtedness of us or any restricted subsidiary;

  . the payment of any dividend by a restricted subsidiary to the holders of its common equity interests;

  . our use of $2 million per fiscal year plus unused amounts from prior years to purchase or retire equity interests of us or any restricted subsidiary held by any member of our or any restricted subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; and

  .  other payments not to exceed a total of $10 million.

   The amount of all restricted payments except cash is the fair market value on the date of the restricted payment of the assets or securities proposed to be transferred or issued pursuant to the restricted payment. The fair market value will be determined by our board of directors based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5 million. Not later than the date of making any restricted payment, we must deliver to the trustee a certificate stating that the restricted payment is permitted and setting forth the basis upon which the required calculations were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 No Senior Subordinated Debt

   We may not incur or guarantee any indebtedness that is junior in right of payment to any of our senior debt and senior in right of payment to the notes. No guarantor will incur or guarantee any indebtedness that is junior in right of payment to the senior debt of that guarantor and senior in right of payment to its guarantee.

 Liens

   Neither we nor any restricted subsidiary may have liens, except for the following permitted liens:

  . liens securing debt facilities or commercial paper facilities with banks or other institutional lenders that provide for revolving credit loans, term loans, receivables financing or letters of credit;

  . liens in favor of us or a guarantor, except with respect to intercompany indebtedness;

  . liens on property of a person existing at the time that person is merged with or into or consolidated with us or any subsidiary if the liens existed before we planned the merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with us or our subsidiary;

  . liens on property existing at the time of the acquisition of the property by us or a subsidiary if the liens existed before we planned the acquisition;

  . liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations incurred in the ordinary course of business;

  . liens on property, plant and equipment that is purchased, constructed or improved from the proceeds of up to $5 million of indebtedness secured by the liens;

  .  liens existing on the date of the indenture;

  . liens for taxes that are not delinquent or are being contested in good faith;

  . liens incurred in the ordinary course of business of us or any subsidiary with respect to obligations that do not exceed $2 million at any time;

  .  liens securing non-recourse debt of LEC Unwired; and

  . liens securing up to $7 million of indebtedness that finances the construction or acquisition of a headquarters building and related real estate rights and covers only the assets acquired with that indebtedness.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Except as described in the following paragraph, we may not permit any guarantor to have any consensual restriction on the ability of the guarantor to:

  . pay dividends or make any other distributions on its equity interests to us or any of our restricted subsidiaries,

  .  pay any indebtedness owed to us or any of our restricted subsidiaries,

  .  make loans or advances to us or any of our restricted subsidiaries, or

  . transfer any of its properties or assets to us or any of our restricted subsidiaries.

   These prohibitions will not apply to restrictions existing under:

  . existing indebtedness in effect on the date of the indenture and any amendments, renewals, increases or refinancings that are no more restrictive than those contained in that existing indebtedness;

  .  the indenture, the notes and the guarantees;

  .  applicable law;

  . any instrument governing indebtedness or capital stock of a person acquired by us or any of our restricted subsidiaries as in effect at the time of the acquisition if the restriction is applicable only to that person and the indenture permits the indebtedness creating the restriction;

  . customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  . purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the transfer of the acquired property;

  . any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by that restricted subsidiary pending its sale or other disposition;

  . permitted refinancing indebtedness, if the restrictions are no more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced;

  . permitted liens that limit the right of us or any of our restricted subsidiaries to dispose of the assets subject to the permitted lien;

  . provisions governing the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

  . restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Designation of Restricted and Unrestricted Subsidiaries

   At the present time, all of our subsidiaries are restricted subsidiaries except Texas Unwired, which is an unrestricted subsidiary. Unrestricted subsidiaries are not subject to many of the restrictive covenants in the indenture. They will not be guarantors of the notes.

   A subsidiary may be an unrestricted subsidiary if it meets all of these conditions:

  .  it has no indebtedness except non-recourse debt.

  . it has no contracts with us or any restricted subsidiary except those that are on an arms length basis.

  . it cannot require us or a restricted subsidiary to buy additional equity interests in it or otherwise maintain its financial condition or profits.

  . it does not guarantee or support any indebtedness of our restricted subsidiaries.

  . it has at least one director and at least one executive officer who do not also serve as a director or executive officer of us or any restricted subsidiary.

   If an unrestricted subsidiary fails to meet these tests it automatically becomes a restricted subsidiary. Our board of directors may change a subsidiary from an unrestricted subsidiary to a restricted subsidiary, but only if no default under the notes would exist after the change. A default would occur if the former unrestricted subsidiary had indebtedness that the indenture does not permit a restricted subsidiary to have. The reason is that the former unrestricted subsidiary is considered to have incurred all of its indebtedness at the time it becomes a restricted subsidiary.

   Our board of directors may designate any restricted subsidiary to be an unrestricted subsidiary if that designation would not cause a default except that US Unwired, Unwired Telecom and LA Unwired may not be unrestricted subsidiaries. If a restricted subsidiary is designated as an unrestricted subsidiary, the aggregate fair market value of all outstanding investments owned by us and our restricted subsidiaries in the designated subsidiary will be considered to be an investment made at the time of the designation and will either reduce the amount available for restricted payments under the applicable covenant or reduce the amount available for future investments under the definition of permitted investments, as we shall determine. The designation will only be permitted if the investment would be permitted at that time and if the restricted subsidiary otherwise qualifies under the indenture to be an unrestricted subsidiary. Our board of directors may redesignate any unrestricted subsidiary to be a restricted subsidiary if the redesignation would not cause a default under the notes.

 Merger, Consolidation or Sale of Assets

   We may not consolidate or merge with or into another person or sell or otherwise dispose of all or substantially all of the properties or assets of us and our restricted subsidiaries taken as a whole, unless:

  . the surviving entity or the person to which the sale or other disposition is made is us or another U.S. corporation;

  . that corporation, if it is not us, assumes all of our obligations under the notes, the indenture and the registration rights agreement in accordance with agreements that are reasonably satisfactory to the trustee;

  .  that corporation, if it is not us:

    . will have consolidated net worth immediately after the transaction equal to or greater than our consolidated net worth immediately before the transaction; and

    . will, on the date of the transaction after giving effect to it and to any related financing transactions as if they had occurred at the beginning of our last full fiscal quarter, be permitted to incur at least $1.00 of additional indebtedness under the annualized operating cash flow test of the indebtedness covenant.

  .immediately after the transaction no default exists.

   The sale of our PCS business will be considered a sale of substantially all of our and our subsidiaries' assets for the purposes of this covenant. In addition, we, Unwired Telecom and LA Unwired may not lease all or substantially all of our and their assets to any other person.

   This covenant will not apply to a sale or other disposition of assets between or among us and any of our wholly owned restricted subsidiaries.

 Transactions with Affiliates

   We and our restricted subsidiaries may not:

  .  make any payment to any affiliate,

  . sell, lease, transfer or otherwise dispose of any properties or assets to any affiliate,

  .  purchase any property or assets from any affiliate, or

  . enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate, unless:

  . the affiliate transaction is on terms that are no less favorable to us or our restricted subsidiary than those that we or our restricted subsidiary could have obtained in a comparable transaction with an unrelated person; and

  .  we deliver to the trustee:

    . for any affiliate transaction in excess of $1 million, a resolution of our board of directors that the transaction complies with this covenant and has been approved by a majority of the disinterested members of our board of directors; and

    . for any affiliate transaction in excess of $5 million, an opinion of an accounting, appraisal or investment banking firm of national standing that the transaction is financially fair to the holders of the notes.

   The following are not subject to the provisions of the prior paragraph:

  . any employment agreement entered into in the ordinary course of business;

  .  transactions between or among us and our restricted subsidiaries;

  . transactions with a person that is our affiliate only because we own an equity interest in that person;

  . payment of reasonable directors fees to persons who are our affiliates only because they are directors;

  . sales of equity interests (other than disqualified stock) to our affiliates; and

  .  restricted payments that the indenture permits.

   The following are affiliate transactions, but are not subject to the requirement for a fairness opinion:

  . transactions in which we or a restricted subsidiary leases, shares or uses communication network facilities of our affiliate on terms that are no less favorable to us or our restricted subsidiary than those available from the affiliate to unaffiliated third parties;

  . transactions in which we or a restricted subsidiary provides telecommunication services, including billing and related back-office support, to our affiliate, or vice versa, in the ordinary course of business on terms that are no less favorable to us or our restricted subsidiary than those with unaffiliated third parties; and

  . any sales agency agreement under which an affiliate has the right to market our products or services or those of our restricted subsidiaries.

 Additional Subsidiary Guarantees

   If we or any of our restricted subsidiaries acquires or creates another restricted subsidiary, it must become a guarantor and a party to the indenture within 10 business days.

 Business Activities

   We and our restricted subsidiaries will not engage in any business other than permitted businesses, except other businesses that are not material to us and our restricted subsidiaries as a whole.

 Payments for Consent

   We and our restricted subsidiaries will not pay any consideration to any holder of notes for any consent, waiver or amendment of the terms of the indenture or the notes unless we offer that consideration to all holders of the notes that consent, waive or agree to amend by a deadline we will set.

 Reports

   Whether or not we must file these reports with the SEC, we will furnish holders of notes, within the time periods specified in the SEC's rules:

  . all quarterly and annual financial information that would be required in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the Form 10-K information only, a report on our annual financial statements by our certified independent accountants; and

  .  all information that would be required to be in current reports on Form
     8-K.

   The quarterly and annual financial information must present separately:

  . the financial condition and results of operations of us and our restricted subsidiaries, and

  . the financial condition and results of operations of our unrestricted subsidiaries.

   In addition, following the consummation of this exchange offer, we will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC's rules and regulations. We will do this even if we are not required to make these filings, unless the SEC will not accept our filings. We will make the same information available to securities analysts and prospective investors upon request. In addition, we will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

   Each of the following is a default under the notes and indenture:

  . our failure for 30 days to pay interest or penalties that are due, even if the subordination provisions prevent us from paying;

  . our failure to pay principal or premium when due, even if the subordination provisions prevent us from paying;

  .  failure by us or any of our restricted subsidiaries to comply with:

    .  our agreement to repurchase notes if a change of control occurs,

    .  our agreement to repurchase notes from proceeds of asset sales,

    . the indenture's restrictions on indebtedness, preferred stock, mergers, consolidations and sales of assets, and restricted payments;

  . failure by us or any of our subsidiaries to comply with any of our other agreements in the indenture, if the failure continues for at least 60 days after we are given notice by the trustee or holders of at least 25% of the principal amount of the notes;

  . we or any of our restricted subsidiaries defaults under present or future agreements relating to $5 million or more of borrowed money, if:

    . the default results from a failure to pay principal, interest or premium due, or

    . the lenders demand payment prior to the date the payment would otherwise have been due;

  . failure for 60 days by us or any of our restricted subsidiaries other than LEC Unwired to pay final judgments totalling more than $5 million;

  . a court finds that a guarantee is unenforceable, or a guarantor claims that its guarantee is unenforceable;

  . we fail to perform any of our obligations under the pledge agreement, or a court finds that the pledge agreement is unenforceable; and

  . certain events of bankruptcy or insolvency occur with respect to us or any of our restricted subsidiaries other than LEC Unwired.

   If a default occurs because of our bankruptcy or insolvency or the bankruptcy or insolvency of one or more restricted subsidiaries that as a whole are significant subsidiaries, all of the notes will become due and payable immediately without further action or notice. If any other default exists, the trustee or the holders of at least 25% of the principal amount of the notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. In general, a holder may not act unless:

  . holders of at least 25% of the principal amount of the notes request the trustee to pursue a remedy for a default,

  . holders provide any indemnity requested by the trustee against its liability or expenses,

  . the trustee fails to pursue the remedy for 60 days after the request is made or, if it asks for indemnity, 60 days after the indemnity is provided, and

  . during the 60-day period the trustee is not given an inconsistent direction by holders of a majority of the principal amount of the notes.

   Holders of a majority of the principal amount of the notes may direct the trustee in its exercise of any power that it has under the indenture, but the trustee may refuse to take action if it concludes that the action is not in the holders' interest or would expose the trustee to liability. The trustee is permitted not to notify holders of a default, other than our failure to make a payment due, if the trustee decides that withholding notice is in the holder's interest.

   The holders of a majority of the principal amount of the notes may waive any existing default and its consequences under the indenture except a default in payment. The waiver would apply to all holders.

   Should we intentionally cause a default to avoid paying premium on the notes or to avoid our inability to redeem any notes prior to November 1, 2004, we must nevertheless pay the specified premium.

   We are required to deliver to the trustee each year a statement regarding our compliance with the indenture. If we become aware of any default, we must deliver to the trustee a statement specifying the default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of us or any guarantor will have any liability for any obligations of us or the guarantors under the notes, the indenture, or the guarantees. Each holder of notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   We may at any time elect to have our obligations and the obligations of the guarantors discharged. This discharge is called legal defeasance, and it includes all obligations under the indenture and the notes except:

  . the rights of holders to receive payments on the notes when due from the trust that is referred to below;

  . our obligations concerning temporary notes, registration and transfer of notes, replacing mutilated, destroyed, lost or stolen notes and maintaining an office or agency for payment;

  .  the rights, powers, trusts, duties and immunities of the trustee; and

  .  the defeasance provisions of the indenture.

   We may at any time elect to have released the obligations of us and the guarantors to comply with the covenants in the indenture that pertain to:

  .  restricted payments

  .  dividend and other payment restrictions affecting our subsidiaries

  .  indebtedness and preferred stock

  .  asset sales

  .  transactions with affiliates

  .  liens

  .  business activities

  .  our offer to repurchase notes if a change of control occurs

  .  the prohibition against senior subordinated debt

  .  designating restricted and unrestricted subsidiaries

  .  paying all holders for consents if we pay any of them

  .  additional guarantees

  . certain requirements applicable to mergers, consolidations and sales of substantially all of our assets

   This type of defeasance is called covenant defeasance. If it occurs, our failure to comply with the covenants listed above will no longer be a default.

   In order for us to elect either legal defeasance or covenant defeasance:

  . we must deliver to the trustee, in trust, for the benefit of the holders of the notes, cash or non-callable government securities in amounts that are sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay everything due on the notes at maturity or on the redemption date, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

  . in the case of legal defeasance, we must deliver to the trustee an acceptable legal opinion, based on an IRS ruling or a change in tax law, stating that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  . in the case of covenant defeasance, we must deliver to the trustee an acceptable legal opinion stating that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

  . no default may exist on the date of the delivery to the trustee, other than a default resulting from the borrowing of funds to make the deposit; and no bankruptcy or insolvency default may exist at any time during the period that ends on the 91st day after the delivery to the trustee;

  . the legal defeasance or covenant defeasance must not violate any of our material agreements;

  . we must deliver to the trustee a legal opinion stating that, if no bankruptcy of us or any guarantor occurs between the date of our delivery of funds to the trustee and the 91st day following that delivery and if no holder is our "insider" under applicable bankruptcy law, after that 91st day the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  . we must deliver to the trustee an officers' certificate stating that the delivery of funds to the trustee was not made with the intent of preferring the holders of notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding those creditors or others; and

  . We must deliver to the trustee an officers' certificate and a legal opinion stating that we have complied with all of the above.

Amendment, Supplement and Waiver

   Holders of a majority of the principal amount of the notes:

  .  may agree with us to amend the indenture,

  .  may waive any default, and

  .  may waive any requirement of the indenture,

  except that no amendment or waiver may do any of the following with respect to notes held by a holder who does not consent:

  . reduce the principal amount of notes required for an amendment or waiver;

  . reduce the principal of any note or change the maturity of any note or alter the redemption provisions except the provisions relating to our repurchase of notes if a change of control occurs or from net proceeds of asset sales or excess proceeds;

  .  reduce the rate of interest or change the time for payment of interest,

  . waive a default in the payment of principal, interest, or penalties on the notes except a rescission of an acceleration of the notes by the holders of a majority of the aggregate principal amount of the notes and a waiver of the payment default that caused the acceleration;

  .  make any note payable in any other currency;

  . make any change in the provisions of the indenture that relate to waivers of past defaults or the rights of holders of notes to receive payments on the notes;

  . waive a redemption payment, other than a payment required because of our repurchase of notes due to a change of control or from net proceeds of asset sales or excess proceeds; or

  .  make any change in these amendment and waiver provisions.

   Despite the above provisions, we, the guarantors and the trustee may amend the indenture or the notes:

  .  to cure any ambiguity, defect or inconsistency;

  . to provide for notes that are not represented by certificates in addition to or in place of notes that are represented by certificates;

  . to provide for the assumption of our obligations to holders of notes if we merge or consolidate or sell substantially all of our assets;

  . to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any holder under the indenture; or

  . to comply with requirements of the SEC for the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   State Street Bank and Trust Company, 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103 (facsimile no. (860) 244-1889) is the trustee under the indenture.

   If the trustee becomes our creditor or the creditor of any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to benefit from certain property that it receives as security or otherwise. If the trustee acquires any interest that conflicts with its duties to holders it must eliminate the conflict within 90 days, apply to the SEC for permission to continue, or resign.

Governing Law

   New York law governs the indenture, the notes and the registration rights agreement.

                         REGISTRATION RIGHTS AGREEMENT

   We, the initial purchasers in the private offering of the old notes, and the guarantors entered into a registration rights agreement on October 29, 1999. In that agreement, we and the guarantors agreed to:

  . file with the SEC by December 13, 1999, a registration statement relating to the exchange offer, and

  . use our commercially reasonable efforts to have the SEC declare our registration statement effective by March 27, 2000.

   After the SEC declares our registration statement effective, we will offer the holders of old notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their old notes for new notes. We and the guarantors will keep the exchange offer open for at least 30 days after we mail notice of the exchange offer to the holders of the old notes. We will use our commercially reasonable efforts to consummate the exchange offer as promptly as we can and no later than May 8, 2000.

   We and the guarantors will file with the SEC a shelf registration statement to cover resales of old notes that are subject to transfer restrictions if:

  . because of any change in law or applicable interpretations by the SEC staff we are not permitted to make the exchange offer;

  . we fail to exchange by May 8, 2000, any old notes validly tendered in the exchange offer;

  . any applicable law or interpretations do not permit any holder of old notes to participate in the exchange offer;

  . any holder of old notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered old notes;

  .  we elect to file a shelf registration statement; or

  . any of the initial purchasers that bought the old notes from us for the purpose of reselling them requests within 20 business days of completion of the exchange offer that we file a shelf registration with respect to old notes held by it that are not eligible to be exchanged for new notes in the exchange offer.

   We and the guarantors will use our commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as promptly as practicable and to keep the shelf registration statement effective until May 8, 2001 or until any earlier date when all notes covered by the shelf registration statement have been sold or when the notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions.

   Any one of the following is considered a registration default:

  . if the registration statement for the exchange offer is not filed with the SEC on or before December 13, 1999;

  . if the registration statement for the exchange offer is not declared effective on or before March 27, 2000;

  . if a shelf registration is not filed within 30 days after one is requested or after we conclude that the exchange offer is not permitted by applicable law;

  . if a shelf registration is not declared effective by March 27, 2000 or, if later, 90 days after the deadline for filing it;

  .  if the exchange offer is not consummated by May 8, 2000; or

  . if a registration statement that has been declared effective ceases to be effective at any time that we and the guarantors are obligated to maintain its effectiveness and we fail to make it effective again within three business days.

   If a registration default occurs, we and the guarantors will be obligated to pay penalties, which are called liquidated damages, to each holder of notes who is affected by the default. These penalties are paid for each week or portion of a week during which one or more registration defaults exist. The amount of the penalties per week is five cents for each $1,000 of principal amount of notes whose transfer is restricted. This amount increases by an additional five cents per week for each 90 days that a registration default continues, up to a maximum penalty of 50 cents per week for each $1,000 of principal amount. All accrued penalties will be paid to holders on semi-annual payment dates that correspond to interest payment dates for the old notes. Following the cure of all registration defaults, the accrual of penalties will cease.

   The registration rights agreement also provides that we and the guarantors:

  . will make available for a period of one year after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with resales of new notes received by the broker-dealer in exchange for old notes acquired by it in market-making or other trading activities;

  . will pay all expenses of the exchange offer, including the expense of one counsel for the holders of the old notes; and

  . will indemnify holders of the old notes, including any broker-dealer, against specified liabilities, including liabilities under the Securities Act. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including those relating to indemnification rights and obligations.

   To participate in the exchange offer, owners (including book-entry and other beneficial owners) of the old notes will be required to make representations to us that are contained in the letter of transmittal. Persons who are entitled to have notes included in a shelf registration will be required to deliver information for the shelf registration statement in order to have their notes included and to benefit from penalties for registration defaults applicable to the shelf registration statement. A holder who sells old notes under a shelf registration statement generally will be:

  . required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers;

  . subject to the civil liability provisions under the Securities Act in connection with those sales; and

  . bound by the provisions of the registration rights agreement that are applicable to that holder, including those relating to indemnification obligations.

   For so long as the old notes are outstanding, we will continue to provide to holders of the old notes and to prospective purchasers of the old notes the information required by Rule 144A(d)(4) under the Securities Act.

                          BOOK-ENTRY, DELIVERY AND FORM

   The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form. We will register these global notes in the name of Cede & Co., which is a nominee of DTC. We will deposit them with the trustee, as custodian for DTC. DTC will credit the accounts of the persons who acquired the new notes or other accounts that these persons specify at DTC or at organizations like Euroclear and Cedel.

   The Euroclear System is a clearance and settlement system for international securities and is operated by the Brussels office of Morgan Guaranty Trust Company of New York. Cedel International clears and settles securities transactions in the Eurobond market.

   All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held by Euroclear or Cedel may also be subject to the procedures and requirements of those systems.

   The global notes may not be transferred except:

  .  by DTC to one of its nominees,

  .  by a nominee of DTC to DTC or to another nominee of DTC, or

  . by DTC or its nominee to a successor of DTC or a nominee of the successor.

Book-Entry Procedures for the Global Notes

   We provide the descriptions of the operations and procedures of DTC, Euroclear and Cedel as a matter of convenience. Each of these organizations alone controls its own operations and procedures and may change them from time to time. We take no responsibility for these operations or procedures. You should contact these organizations or their participants directly to discuss these matters.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York,

  .  a "banking organization" within the meaning of the New York Banking Law,

  .  a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  .  a "clearing agency" registered under the Securities Exchange Act.

   DTC holds securities for its participants. DTC assists in the clearance and settlement of securities transactions between its participants by making electronic book-entry changes to the accounts of its participants. This eliminates the need for physical transfer and delivery of certificates.

   DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and similar organizations. Banks, brokers, dealers and trust companies that are not participants in DTC may use DTC's system as indirect participants if they have a direct or indirect custodial relationship with a participant. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

   DTC has advised us that, using its procedures, it will:

  . credit its participants' accounts with portions of the principal amount of the global notes when we deposit the global notes, and

  . show and transfer the ownership interests in the global notes only on or through its records, if the interest is owned by a DTC participant, or on or through the records of its participants and indirect participants, if the interest is owned by a person who is not a DTC participant.

   The laws of some states require some persons to hold physical certificates for securities they own. This may limit your ability to transfer interests in the global note to these persons. Without physical certificates, you may have difficulty pledging or transferring your interest in the global notes to a person who is not a DTC participant. This is because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and others.

   As long as DTC or its nominee is the registered owner of a global note, it will be considered the only owner or holder of the new notes represented by the global note. Except as provided below, owners of beneficial interests in the global notes:

  .  will not have notes registered in their names,

  .  will not have physical certificates for the notes, and

  .  will not be considered holders of notes under the indenture.

   We have appointed the trustee to be the paying agent for the global notes that represent new notes. As paying agent, the trustee will pay the principal, any premium and interest on the new notes to the person who is the registered holder of the global note on the record date, or as directed by that person. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the global notes, are registered as the owners for all purposes, including payment. Accordingly, neither we nor the trustee, nor any of our agents, will have any responsibility or liability for any payment to owners of beneficial interests in a global note. DTC's participants and the indirect participants will be responsible for paying the owners of beneficial interests in global notes. Neither we nor the trustee nor any of our agents will have any responsibility or liability for:

  . any aspect of the records of DTC or its participants or indirect participants relating to beneficial interests in the global notes, including payments made on account of these interests,

  . maintaining, supervising or reviewing any records of DTC or its participants or indirect participants relating to the beneficial interests in the global notes, or

  . any other matter relating to the actions and practices of DTC or its direct participants or indirect participants.

   Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of new notes under the indenture or the global note. A holder that is not a participant or an indirect participant in DTC must rely on the procedures of the DTC participant that holds the notes for the holder to exercise these rights. We understand that it is customary for DTC to authorize its participants to take the action that we request of the holders or that an owner of beneficial interests in the global notes requests of DTC. DTC's participants will then authorize holders owning through the participants to take that action or will otherwise act upon the instruction of the holders.

   DTC has advised us that, when it receives payment, it customarily credits the accounts of the participants on the payment date based on their ownership interests in the global notes as shown on DTC's records. DTC's participants and indirect participants will be responsible for paying the beneficial owners of notes. We, DTC or the trustee are not responsible for these payments. The standing instructions and customary practices of the participants and indirect participants apply to these payments. Neither we nor the trustee, nor any of our agents, will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

   Participants in DTC who trade global notes among themselves will follow DTC's procedures. These trades will settle in funds that are available on the day of trade. Indirect participants who hold interests in the notes through Euroclear or Cedel may trade global notes among themselves based on rules and operating procedures of Euroclear or Cedel.

   The nominee of each of Euroclear and Cedel may make cross-market transfers between participants in DTC and indirect participants who hold interests in the notes through Euroclear or Cedel. Any transfer restrictions that apply to the notes also apply to these transfers. These transfers must comply with DTC's rules on behalf of Euroclear or Cedel. These cross-market transactions require the counterparty of Euroclear or Cedel to deliver to Euroclear or Cedel instructions that follow the applicable system's rules and procedures within that system's established deadlines. Euroclear or Cedel will then deliver instructions to its depositary to make final settlement by delivering or receiving interests in the global note in DTC and making or receiving payment using applicable procedures for same-day fund settlement. Participants in Euroclear and Cedel may not deliver instructions directly to the depositaries for Euroclear or Cedel.

   Because of time zone differences, DTC will credit the account of an indirect participant, who holds interests in the notes through Euroclear or Cedel and who buys an interest in a global note from a DTC participant, during the European business day immediately following the settlement date of DTC in New York. DTC will report the credit to Euroclear or Cedel on the day that it credits the account. DTC will record these transactions in its accounting records as of DTC's settlement date in New York, but Euroclear and Cedel customers will not have access to the cash amount credited to their accounts from these transactions until the European business day for Euroclear or Cedel immediately following DTC's settlement date.

   DTC has advised us that any action permitted to be taken by a holder of notes will be taken only at the direction of one or more participants to whose account DTC has credited interests in the global notes and only for that portion of the total principal amount specified by the participants.

   Although DTC, Euroclear and Cedel have agreed to the procedures described above, they are not required to perform these procedures. They may stop these procedures at any time. Neither we nor the trustee, nor any of our agents, will have any responsibility for the performance by DTC, Euroclear or Cedel or any of the participants and indirect participants of their obligations under their own rules and procedures.

Transfer of Interests in Global Notes for Certificated Notes

   A global note may be exchanged for definitive notes in registered certificated form if:

  . we notify the trustee that DTC cannot continue as depositary or that DTC is no longer a clearing agency registered under the Exchange Act, and we do not appoint a successor within 120 days,

  . we notify the trustee in writing that we want to issue certificated notes, or

  .  other events described in the indenture occur.

   In addition, the indenture permits an owner of a beneficial interest in a global note representing new notes to exchange that interest for certificated notes representing new notes. Any certificated note delivered in exchange for any global note or beneficial interest in a global note will be registered in the names and issued in the approved denominations requested by the holder through DTC, its participants or its indirect participants.

Exchanges of Global Notes

   Any beneficial interest in a global note that is transferred to a person who becomes the owner of an interest in another global note will no longer be an interest in the first global note but will be an interest in the other global note. Any transfer restrictions and procedures that apply to beneficial interests in the other global note will apply. DTC will make these transfers and will reflect a decrease in the principal amount of the first global note and a corresponding increase in the principal amount of the other global note.

Same Day Settlement And Payment

   We are considered to have made payments on the notes if:

  . the paying agent holds at 10:00 am eastern time on the due date money that we deposit in immediately available funds, and

  .  we deposit enough money for payments of amounts due.

                        DESCRIPTION OF OUR CAPITAL STOCK

   In this section the pronoun "we" or "us" means US Unwired Inc. and not other members of its corporate family.

   At March 15, 2000, our capital stock consisted of the following:

                                                                    Approximate
   Class or Series of Stock   Shares Authorized Shares Outstanding No. of Holders
   ------------------------   ----------------- ------------------ --------------
   Class A common stock....      100,000,000           291,867           14
   Class B common stock....       60,000,000        10,958,133           35
   Series A preferred
    stock..................          500,000           500,000            1
   Series B preferred
    stock..................           50,000            50,000            8
   Undesignated preferred
   stock...................       39,450,000                 0            0

Our Common Stock

   We have two classes of authorized common stock, class A and class B. The class A common stock has one vote per share and the class B common stock has 10 votes per share. The two classes vote together in electing directors and generally on all matters that require a vote of stockholders.

   Our charter permits only qualified holders to own class B common shares. If class B shares are transferred to other holders, the shares automatically become an equal number of class A shares. Qualified holders are:

    .  our founders. These are:

           .  the original holders of our class B shares, and

           . any person or entity that receives class B shares in a distribution from an entity that is a founder to the persons that hold its equity interests;

    .  any descendant of a founder;

    .  any spouse or widow(er) of a qualified holder;

    .  any trustee or other fiduciary if:

           . the trust is a charitable lead or remainder trust or similar entity created by a founder, or

           .  the beneficial owners are qualified holders;

    . any corporation, partnership or limited liability company whose equity interests are held only by qualified holders;
    . tax-exempt organizations that are described in section 501(c)(3) of the Internal Revenue Code;

    . The 1818 Fund III, L.P. (which owns all of our series A preferred stock) and its affiliates; and

    . a person who ceases to be a qualified holder but is nevertheless named a qualified holder by the remaining qualified holders.

   Except for these voting and ownership differences, the class A shares and class B shares have the same rights.

   Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to the preferences of our preferred stock, holders of common stock are entitled to any dividends that may be declared by our board of directors. If we liquidate or dissolve, holders of our common stock are entitled to anything that is left after we have paid all of our liabilities and the liquidation preference of our preferred stock.

Our Preferred Stock

   Our charter allows our board of directors to issue our preferred stock in different series and to establish by an amendment to our charter the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions that apply to each series. We have two series of preferred stock, series A and series B.

   Series A preferred stock. When we issued the old notes, we issued 500,000 shares of our series A preferred stock to The 1818 Fund for $50 million. The stated value of the series A preferred stock is $100 per share, which is also the liquidation preference per share. We can use these proceeds for general corporate purposes, including the buildout of our network.

   The holders of our series A preferred stock have the following rights and duties:

  . they rank behind payments due the holders of the notes in case of liquidation or bankruptcy or a similar event;

  . they rank ahead of payment to all classes of common stock in case of liquidation or bankruptcy or a similar event;

  . they may convert each share of the series A preferred stock into one share of our class B common stock at any time, at a price of $26.55 per share, except for shares of the series A preferred stock that The 1818 Fund sells or transfers to a person that is not controlled by them, in which case each transferred share of series A preferred stock will be convertible into one share of our class A common stock;

  . they are entitled to any dividends paid on our common stock, as if the preferred had converted into common stock;

  . they have the voting rights of our class B common stockholders, as if the preferred had converted into common stock, unless The 1818 Fund sells or transfers the series A preferred stock to a person that is not controlled by them, in which case the transferee will have the voting rights of our class A common stockholders;

  . they are entitled to block us from taking specified actions, including our issuance of additional preferred stock equal or senior to the series A preferred stock as to dividends or liquidation, our issuance of any preferred stock having an earlier mandatory or optional redemption date than the series A preferred stock, amendments to our corporate documents that may adversely affect the holders, and sales or mergers of us or our significant subsidiaries;

  . if The 1818 Fund holds 50% or more of our common stock issued or issuable upon conversion of the series A preferred stock, it may elect two persons to our board of directors; if The 1818 Fund holds less than 50% but more than 25% of our common stock issued or issuable upon conversion of the series A preferred stock, it may elect one person to our board of directors;

  . the series A preferred stock has a mandatory redemption at its stated value 91 days after the maturity of the notes;

  . if we have not made an initial public offering of our common stock by October 24, 2004, holders who represent 50% or more of the series A preferred stock can require us to offer to purchase the series A preferred stock at the undiscounted fair market value of the common stock into which the preferred stock can be converted. If we are unable to do this because of restrictions in our credit facilities or the indenture governing the notes, the holders of the series A preferred stock will receive compensatory warrants;

  . we may force the holders of the series A preferred stock to convert their series A preferred stock after an initial public offering of our common stock, if the holders would receive an internal rate of return of at least 20% per year based on the price of our common stock; and

  . the holders of the series A preferred stock are entitled to customary contractual covenants, including anti-dilution protections, dividend protections, liquidation rights, registration rights, restrictions on significant corporate events, acts and transactions, and customary events of default.

   Series B preferred stock. On February 15, 2000, we issued 50,000 shares of our series B preferred stock to affiliates of Trust Company of the West for $5 million. The series B preferred stock ranks on a parity with the series A preferred stock. The rights and duties of the holders of our series B preferred stock are identical to those of the holders of our series A preferred stock with these notable differences:

  . each share of series B preferred stock is convertible into one share of our class A common stock unlike the series A preferred stock, which is convertible into our class B common stock;

  . the holders of our series B preferred stock have the voting rights of our class A common stockholders;

  . the holders of our series B preferred stock vote together as a class with the series A preferred stock on specified matters on which the series A preferred stockholders are entitled to vote;

  . the holders of our series B preferred stock have no right to elect directors but vote together as a class with the series A preferred stockholders for the election of directors;

  . the holders of our series B preferred stock vote separately on actions that adversely affect them but do not have a similar effect on the series A preferred stockholders; and

  . if the series A preferred stockholders are required to convert their preferred stock because of the internal rate of return test, the series B preferred stockholders must convert their preferred stock also.

Shareholder Agreement

   On September 24, 1999, we entered into an agreement with the holders of our class B common stock, including several members of the Henning family. The agreement prevents us from adopting additional restrictions on our class B common stock. It also gives piggyback registration rights to the stockholders who have signed it. The registration rights terminate on September 24, 2005, and the other provisions terminate on September 24, 2024, unless otherwise extended by the terms of the agreement.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

   This general discussion of United States federal tax consequences applies to you if you acquired old notes at original issue for cash and you exchange them for new notes in exchange offer. This discussion only applies to you if you purchased old notes in the private placement for an amount equal to the issue price of the old notes and hold the new notes as a capital asset for investment. A capital asset is defined in Section 1221 of the Internal Revenue Code. If you did not purchase your old notes in the private placement for an amount equal to the issue price of the old notes, you should ask your tax advisor about the consequences of the exchange offer.

   The Internal Revenue Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions form the basis of this discussion. They may change at any time, and the change may affect you. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may apply to you. For example, special rules that are not discussed here may apply to you if you are:

  . a bank or a broker-dealer;

  . an insurance company;

  . a pension or other employee benefit plan;

  . a tax exempt organization or entity;

  . a U.S. expatriate;

  . a trader in securities that elects mark-to-market accounting treatment;

  . holding notes as a part of a hedging or conversion transaction or a straddle;

  . a hybrid entity or an owner of interests therein; or

  . a holder whose functional currency is not the U.S. dollar.

   In addition, this discussion does not cover any applicable U.S. state or local or non-U.S. tax laws. We will not ask the IRS to make any ruling about the tax consequences of the notes. We cannot assure you that the IRS will not successfully challenge the tax consequences described below.

   You should ask your tax advisor about the U.S. federal income and estate tax considerations that may apply to the notes and about any state, local or non-U.S. taxes.

U.S. Holders

   If you are a U.S. holder, this section applies to you. Otherwise, the section entitled "Non-U.S. Holders" applies to you.

   You are a U.S. holder if you hold the notes and you are:

  . a citizen or resident of the United States, including a resident alien based on the "substantial presence" test of Section 7701(b) of the Internal Revenue Code;

  . a corporation or partnership, or an entity treated as a partnership or corporation for federal income tax purposes, created or organized in the United States or under the laws of the

    United States or of any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who control all substantial decisions of the trust. Any trust that existed on August 20, 1996, was treated as a U.S. person before that date and chooses to continue to be treated as a U.S. person, is also a U.S. person.

   Exchange of Notes. The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to the U.S. holders. This means that U.S. holders who participate in the exchange offer will not have income, gain or loss from the exchange. The new notes should be treated as a continuation of the old notes. U.S. holders will have the same tax basis in the new notes as they had in the old notes. The tax basis in a note is the amount the U.S. holder paid for the note plus any original issue discount less any payments received on the notes. U.S. holders will be deemed to have held the new notes for as long as they held the old notes.

   Original Issue Discount. We sold the old notes at a substantial discount from their principal amount at maturity, but we will not pay any interest on the notes until May 1, 2005. Because of this, the notes have original issue discount, or OID, equal to the excess of the stated redemption price at maturity over the issue price of the old notes. The "issue price" of the old notes is the first price at which a substantial number of notes were sold, without counting sales to underwriters, placement agents or wholesalers. The stated redemption price at maturity is the sum of all payments to be made on the notes other than "qualified stated interest." The term qualified stated interest means, generally, stated interest that is unconditionally payable at least once a year at a single fixed rate. Because we will not pay interest on the notes before 2005, none of the interest paid will be qualified stated interest. Accordingly, all payments on the notes will be treated as part of the notes' stated redemption price at maturity.

   U.S. holders of notes must, in general, include in income OID calculated on a constant-yield accrual method before they receive some or all of the related cash payments. The amount of OID includible in income by an initial U.S. holder of notes is the sum of the "daily portions" of OID on the notes for each day during the taxable year or part of the taxable year that the U.S. holder holds such notes. This amount is referred to as "accrued OID." We determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The U.S. holder may select any accrual period for the notes and the accrual period may change over the term of the notes, but each accrual period must be no longer than one year and each scheduled payment must be made on the first or last day of an accrual period. The amount of OID allocable to any accrual period is equal to:

  . the product of the notes' adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) reduced by

  . the qualified stated interest allocable to the accrual period (which, in the case of the notes, will be zero).

   OID allocable to the final accrual period is the difference between the amount payable at maturity of the note and adjusted issue price at the beginning of the final accrual period. Special rules will apply calculating OID for an initial short accrual period. The adjusted issue price of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on the note on or before the first day of the accrual period.

   Stated interest, when paid on the notes, will be treated first as a payment of any accrued OID that has not been allocated to prior payments. This amount will not be part of a U.S. holder's gross income. Any excess will be treated as a payment of principal on the notes.

   Sale, Retirement, or Other Taxable Disposition of Notes. Upon the sale, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the sum of the cash and the fair market value of any property received for the note and the U.S. holder's adjusted tax basis in the note. A U.S. holder's tax basis in a note equals the price paid for the note plus any OID included in the holder's income before disposition of the note less any payments received on the note. This gain or loss will be capital gain or loss. It will be long-term capital gain or loss if the U.S. holder held the notes for more than one year.

   Information Reporting; Backup Withholding. We are required to provide to record holders of the notes, except for corporations and other holders not subject to this requirement, and to the IRS, information about interest paid and accrued OID on the notes.

   Some U.S. holders may be subject to backup withholding at the rate of 31% for interest and OID paid on the notes or on the proceeds from a disposition of the notes. Generally, backup withholding applies only if:

  . the payee fails to provide a correct taxpayer identification number to the payor in the manner required or does not show that it qualifies for an exemption;

  . the IRS notifies the payor that the taxpayer identification number provided by the payee is incorrect;

  . the payee has previously failed to report properly the receipt of a "reportable payment," and the IRS has notified the payor that withholding is required; or

  . the payee fails (in some circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is correct and that backup withholding does not apply to the holder.

   Backup withholding is not an additional tax but, rather, a method of tax collection. U.S. holders may credit amounts withheld under the backup withholding rules against their actual tax liabilities if they provide the required information to the IRS.

Non-U.S. Holders

   A "non-U.S. holder" is a person that is not classified for U.S. federal tax purposes as a U.S. person as defined in "--U.S. Holders" above. Non-U.S. holders should ask their tax advisors about the U.S. federal tax consequences of holding the notes.

   Interest and OID. In general, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax for stated interest or OID received or accrued on the notes by reason of the portfolio interest exemption if:

  . the interest and OID is not effectively connected with the conduct of a trade or business within the United States;

  . the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of US Unwired entitled to vote;

  . the non-U.S. holder is not a "controlled foreign corporation" (within the meaning of the Internal Revenue Code) that is "related" to US Unwired (within the meaning of the Internal Revenue Code) actually or constructively through stock ownership; and

  . the non-U.S. holder certifies, under penalties of perjury that it is not a U.S. person and provides its name and address in an appropriate form (currently IRS Form W-8) to us or our agent, or a financial institution that holds the notes for a holder in the ordinary course of the institution's business certifies on the holder's behalf that it has received certification from the holder and gives a copy to us or our agent.

   If a non-U.S. holder is not qualified for an exemption under these rules, interest and OID paid on the notes may be subject to withholding tax at the rate of 30% (or any lower applicable treaty rate). The payment of interest and OID that is effectively connected with a non-U.S. holder's trade or business within the United States, however, would not be subject to a 30% withholding tax if the non-U.S. holder provides us or our agent with an adequate certification (currently IRS Form 4224). This interest and OID, however, would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, a corporate non-U.S. holder may also be subject to a 30% branch profits tax on interest and OID that is effectively connected with its trade or business within the United States.

   Gain on Disposition of Notes. Non-U.S. holders generally will not be subject to U.S. federal income tax on gain recognized on a disposition of notes if:

  . the gain is not effectively connected with its trade or business within the United States; and

  . for a non-U.S. holder who is an individual, the non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition and meets other requirements.

   Payments received on the disposition of a note by a non-U.S. holder whose investment in the note is effectively connected with its trade or business would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. In addition, if the non-U.S. holder is a corporation whose investment in the note is effectively connected with its trade or business within the United States, the payments may also be subject to a 30% branch profits tax.

   Federal Estate Taxes. A note held by an individual that is a non-U.S. holder at death generally will not be subject to U.S. federal estate tax because of his death if:

  . the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of US Unwired entitled to vote; and

  . at the time of death, interest payments on the note would not have been effectively connected with the individual's of a trade or business in the United States.

   Information Reporting; Backup Withholding. Under current U.S. federal income tax law, a 31% backup withholding tax requirement applies to certain payments of interest and OID on, and the proceeds of a sale, exchange or redemption of the notes. We will, where required, report to holders of notes and the IRS the amount of any payments on the notes and any amount of tax withheld from those payments.

   Generally, non-U.S. holders will not be subject to information reporting or backup withholding if the non-U.S. holder certifies, under penalties of perjury, that it is not a U.S. holder and provides its name and address as described above.

   Non-U.S. holders will not be subject to information reporting or backup withholding on proceeds paid from the disposition of notes made by, to or through the foreign office of a broker. If the broker is a U.S. person or a U.S.-related person, however, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the non-U.S. holder's foreign status and has no actual knowledge to the contrary, or the non-U.S holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Non-U.S. holders will be subject to information reporting and backup withholding at a rate of 31% on proceeds paid from the disposition of notes made by, to or through the U.S. office of a broker, unless the non-U.S. holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

   Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, a non-U.S. holder may credit these amounts against its U.S. federal income tax liability. The IRS will refund to the non-U.S. holder any amounts withheld over the amount of the non-U.S. holder's U.S. federal income tax liability if the holder provides the required information to the IRS.

   Non-U.S. holders should be aware that the Treasury Department has revised its regulations on withholding and information reporting. In general, the revised regulations do not significantly change the substantive requirements but make some procedural changes and some clarifications. These regulations apply to payments made after December 31, 2000, but there are some transition rules. You should be aware that we do not discuss here the effect of these revised regulations. You should ask your tax advisor about these revised regulations.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account in exchange for old notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The SEC has taken the position that a broker-dealer may use this prospectus, as it may be changed from time to time, for these resales. A broker-dealer may not use this prospectus for a resale of original sale old notes purchased from us in the original sale of old notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received for their own account in the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale. It may sell them at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. A broker-dealer may resell these notes directly to a purchaser or to or through brokers or dealers. That broker or dealer may receive a payment from the reselling broker-dealer or the purchaser for helping with the sale.

   Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer, and any broker or dealer that participates in a distribution of the new notes, may be an "underwriter" within the meaning of the Securities Act. If so, any profit on any resale of new notes, and any payments received by any person, may be considered underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer that acknowledges that it will deliver, and delivers a prospectus will not be deemed to have admitted that it is an "underwriter" within the meaning of the Securities Act.

   We will not make any payment to brokers, dealers or others who ask you to participate in the exchange offer. We have agreed, however, to pay all costs to comply with the registration rights agreement, including:

  .  all registration and filing fees and expenses,

  .  all costs to comply with securities laws,

  .  all printing expenses, and

  .  all costs of our lawyers and accountants.

   In addition, we have agreed to reimburse the initial purchasers of the old notes and holders who are following this "Plan of Distribution," as a group, for the reasonable costs of not more than one lawyer. We have agreed to pay the holders of the notes for losses specified in the registration rights agreement. This includes some losses that may arise under the Securities Act.

   There has been no public market for the old notes or the new notes prior to the exchange offer. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through any automatic quotation system. We cannot assure you that an active market for the new notes will develop. If a market for the new notes does develop, future trading prices of the new notes will depend on many factors, like prevailing interest rates, the market for similar securities and our results of operations and financial condition.

                                  LEGAL MATTERS

   Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana, will pass on the validity of the new notes for us. Thomas G. Henning, the general counsel of US Unwired, and Lukas, Nace, Gutierrez & Sachs, Chartered, Washington, D.C., special regulatory counsel, will pass on other matters for us. Mr. Henning is a director, officer and principal shareholder of US Unwired.

                              AVAILABLE INFORMATION

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register this exchange offer. This prospectus is a part of that registration statement. The SEC does not require the prospectus to have all of the information included in the registration statement or the exhibits to the registration statement. You will find additional information about us and the new notes in the registration statement. You may inspect and copy our registration statement and related exhibits at the SEC's public reference rooms located at its principal office, 450 Fifth Street, NW, Washington, DC 20549, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information about companies that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

   The indenture governing the notes requires us to give the holders of the notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on forms 10-Q and 10-K if we were required to file such forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, for our annual information only, a report on that information by our certified independent accountants, and (b) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations. When our registration statement, is effective, we will file this information with the SEC, as and to the extent provided by Section 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish the holders of the notes and to securities analysts and prospective investors, if they ask, the information required by Rule 144(d)(4) under the Securities Act at any time that we are not subject to Section 13 or 15(d) of the Exchange Act.

                                     EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of US Unwired Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, the financial statements of Louisiana Unwired, LLC at December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, and the financial statements of Meretel Communications, L.P. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
US UNWIRED INC. AND SUBSIDIARIES
  Report of Independent Auditors...........................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-4
  Consolidated Statements of Stockholders' Equity..........................  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7

LOUISIANA UNWIRED, LLC
  Report of Independent Auditors........................................... F-31
  Balance Sheets........................................................... F-32
  Statements of Operations................................................. F-33
  Statements of Members' Equity............................................ F-34
  Statements of Cash Flows................................................. F-35
  Notes to Financial Statements............................................ F-36

MERETEL COMMUNICATIONS, L.P.
  Report of Independent Auditors........................................... F-44
  Balance Sheets........................................................... F-45
  Statements of Operations................................................. F-46
  Statements of Partners' Deficit.......................................... F-47
  Statements of Cash Flows................................................. F-48
  Notes to Financial Statements............................................ F-49

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
US Unwired Inc.

   We have audited the accompanying consolidated balance sheets of US Unwired Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc., at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Houston, Texas
February 9, 2000, except for the third paragraph of Note 1 as to which the date is March 22, 2000

                        US UNWIRED INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                        (In thousands, except share data)

                                                                 Year ended
                                                                December 31,
                                                              -----------------
                           ASSETS                               1999     1998
                           ------                             --------  -------
Current assets:
  Cash and cash equivalents.................................. $ 14,695  $32,475
  Subscriber receivables, net of allowance for doubtful
   accounts of $184 in 1999 and $217 in 1998.................    6,036    4,419
  Other receivables..........................................    1,055       27
  Inventory..................................................    6,021    2,541
  Prepaid expenses...........................................    1,146      331
  Income taxes receivable....................................   10,296    5,524
  Receivables from related parties...........................      654      197
  Receivables from officers..................................      110       92
                                                              --------  -------
Total current assets.........................................   40,013   45,606
Marketable securities........................................  141,453       --
Property and equipment, net..................................  106,067   22,565
Deferred financing costs, net of accumulated amortization of
 $184 in 1999 and $-0- in 1998...............................   12,279       --
Licenses, net of accumulated amortization of $1,326 in 1999
 and $-0- in 1998............................................   10,462       --
Restricted cash in escrow....................................    5,402    5,164
Investments in and advances to unconsolidated affiliates.....   (1,860)  11,052
Net assets of discontinued operations .......................       --    1,761
Note receivable from unconsolidated affiliate................    1,582       --
Other assets.................................................    1,712    1,481
                                                              --------  -------
Total assets................................................. $317,110  $87,629
                                                              ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable........................................... $ 14,618  $ 2,972
  Accrued expenses...........................................    2,048    1,188
  Current maturities of long term debt.......................      188    1,341
  Net liabilities of discontinued operations.................      573       --
                                                              --------  -------
Total current liabilities....................................   17,427    5,501
Long term debt, net of current maturities....................  215,892   27,726
Net liabilities of discontinued operations...................    1,341
Deferred income taxes........................................    2,407    2,923
Minority interest............................................    1,458       --
Mandatory redeemable preferred stock, authorized 40,000,000
 shares; issued and outstanding 500,000 shares...............   50,000       --
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value:
    Class A: Authorized 100,000,000 shares; none issued or
     outstanding.............................................       --       --
    Class B: Authorized 60,000,000 shares; issued and
     outstanding 11,250,000 shares...........................      113      113
Additional paid-in capital...................................    2,634    1,835
Accumulated other comprehensive income.......................      474       --
Retained earnings............................................   25,364   49,531
                                                              --------  -------
Total stockholders' equity...................................   28,585   51,479
                                                              --------  -------
Total liabilities and stockholders' equity................... $317,110  $87,629
                                                              ========  =======

                            See accompanying notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
Revenues:
Service revenues:
  Subscriber...................................... $ 39,734  $ 48,723  $53,255
  Roaming.........................................   10,867    11,914   16,079
  Merchandise sales...............................    5,371     3,915    2,685
  Management fees.................................    2,365     4,455    1,376
  Other revenue...................................      295     2,704    1,273
                                                   --------  --------  -------
    Total revenue.................................   58,632    71,711   74,668
                                                   --------  --------  -------
Operating expenses:
  Cost of services................................   19,593    18,586   20,111
  Merchandise cost of sales.......................   11,998    10,777    8,943
  General and administrative......................   20,076    17,156   12,682
  Sales and marketing.............................   12,793    10,886   10,893
  Depreciation and amortization...................   19,430     9,831   12,478
                                                   --------  --------  -------
    Total operating expenses......................   83,890    67,236   65,107
                                                   --------  --------  -------
Operating (loss) income...........................  (25,258)    4,475    9,561
Other (expense) income:
  Interest expense................................  (11,225)   (6,157)  (8,580)
  Interest income.................................    2,949     1,778    1,690
  Other income (expense)..........................      587        --   (1,082)
  Loss on sale of assets..........................       --      (114)      --
  Gain on sale of certain markets.................      819    57,364       --
                                                   --------  --------  -------
    Total other (expense) income..................   (6,870)   52,871   (7,972)
                                                   --------  --------  -------
(Loss) income before income taxes, extraordinary
   item, minority interest, and equity in losses
   of affiliates..................................  (32,128)   57,346    1,589
Income tax (benefit) expense......................   (9,014)   16,812       95
                                                   --------  --------  -------
(Loss) income before extraordinary item, minority
   interest and equity in income (losses) of
   affiliates.....................................  (23,114)   40,534    1,494
Minority interest in losses of subsidiaries.......   10,350        --      134
Equity in losses of affiliates....................   (4,870)  (11,738)  (3,137)
                                                   --------  --------  -------
Income (loss) from continuing operations..........  (17,634)   28,796   (1,509)
Loss from discontinued operations, net of income
   tax benefit of $1,472 in 1999..................   (3,541)   (1,246)      --
Extraordinary item--early extinguishment of debt,
   net of income tax benefit of $884..............   (2,992)       --       --
                                                   --------  --------  -------
Net (loss) income................................. $(24,167) $ 27,550  $(1,509)
                                                   ========  ========  =======
Basic and diluted earnings (loss) per common
   share:
  Continuing operations........................... $  (1.57) $   2.56  $ (0.13)
  Discontinued operations, net of applicable
     taxes........................................     (.31)    (0.11)      --
  Extraordinary loss, net of applicable taxes.....    (0.27)       --       --
                                                   --------  --------  -------
    Net earnings (loss) per common share.......... $  (2.15) $   2.45  $ (0.13)
                                                   ========  ========  =======
Weighted average outstanding common shares........   11,250    11,250   11,250
                                                   ========  ========  =======

                            See accompanying notes.

                        US Unwired Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                 (In thousands)

                         Class  Class              Accumulated
                           A      B    Additional     Other
                         Common Common  Paid-in   Comprehensive Retained
                         Stock  Stock   Capital      Income     Earnings   Total
                         ------ ------ ---------- ------------- --------  --------
Balance at December 31,
 1996...................   --    $113    $1,835       $ --      $ 23,490  $ 25,438
Net loss................   --      --        --         --        (1,509)   (1,509)
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
 1997...................   --     113     1,835         --        21,981    23,929
Net income..............   --      --        --         --        27,550    27,550
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
 1998...................   --     113     1,835         --        49,531    51,479
Stock Compensation......   --      --       799         --            --       799
Unrealized gain on
 marketable securities,
 net of tax $316........   --      --        --        474            --       474
Net loss................   --      --        --         --       (24,167)  (24,167)
                                                                          --------
Comprehensive income....                                                   (23,693)
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
 1999...................   --    $113    $2,634       $474      $ 25,364  $ 28,585
                          ===    ====    ======       ====      ========  ========




                            See accompanying notes.

                        US Unwired Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                 (In thousands)

                                                  Years ended December 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  --------
Cash flows from operating activities
Net income (loss).............................  $ (24,167) $  27,550  $ (1,509)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
 Extinguishment of debt.......................      3,876         --        --
 Depreciation and amortization................     19,430      9,831    12,478
 Accretion of debt discount...................      4,822         --        --
 Minority interest............................    (10,350)        --      (134)
 Unrealized gain on marketable securities.....       (316)        --        --
 Provision for bad debts......................        139        744     3,521
 Deferred tax expense (benefit)...............       (516)     3,687       (83)
 Unearned revenue.............................         --       (105)     (136)
 (Gain) loss on sale of assets................         --    (57,250)       --
 Equity in losses of affiliates...............      4,870     11,738     3,137
 Non-cash compensation........................        799         --        --
 Interest income on restricted cash in
  escrow......................................       (238)      (164)       --
 Discontinued operations - noncash charges and
  changes in operating assets and
  liabilities.................................        177      1,246        --
Changes in operating assets and liabilities,
 net of acquisitions, disposals and
 discontinued operations:
 Subscriber receivables.......................     (1,517)      (351)   (4,123)
 Other receivables............................     (1,028)     1,623      (458)
 Inventory....................................     (3,131)    (1,082)      922
 Prepaid expenses.............................       (570)    (4,264)   (1,095)
 Receivables from related parties.............      1,228     (2,450)       --
 Other assets.................................       (277)      (298)     (606)
 Accounts payable.............................      4,004     (4,417)    2,333
 Accrued expenses.............................        131       (704)   (2,208)
 Prepaid income taxes.........................     (4,772)      ----        --
                                                ---------  ---------  --------
Net cash provided by (used in) operating
 activities...................................     (7,406)   (14,666)   12,039
                                                ---------  ---------  --------
Cash flows from investing activities
Purchases of property and equipment...........    (49,894)   (20,575)  (12,559)
Distributions from unconsolidated affiliates..        421        813        --
Investments in unconsolidated affiliates......     (1,204)   (15,416)   (5,040)
Purchase of marketable securities.............   (140,663)        --        --
Proceeds from sale of certain markets.........         --    154,877        --
Cash contributions from minority shareholder..      2,500         --        --
Loan to unconsolidated affiliate..............     (1,582)        --        --
Purchase of licenses & subscriber base........     (1,063)    (6,514)       --
Cash acquired from consolidation of previous
 unconsolidated affiliates....................      1,350         --        --
Discontinued operations.......................     (8,219)        --        --
                                                ---------  ---------  --------
Net cash provided by (used in) investing
 activities...................................   (198,354)   113,185   (17,599)
                                                ---------  ---------  --------
Cash flows from financing activities
Proceeds from long-term debt..................    240,183     29,724     6,770
Principal payments on long-term debt..........    (98,350)  (100,723)   (2,604)
Debt issuance cost............................    (15,693)        --      (225)
Proceeds from issuance of preferred stock.....     50,000         --        --
Discontinued operations - principal payments
 on long-term debt............................     11,840         --        --
                                                ---------  ---------  --------
Net cash provided by (used in) financing
 activities...................................    187,980    (70,999)    3,941
                                                ---------  ---------  --------
Net increase (decrease) in cash and cash
 equivalents..................................    (17,780)    27,520    (1,619)
Cash and cash equivalents at beginning of
 year.........................................     32,475      4,955     6,574
                                                ---------  ---------  --------
Cash and cash equivalents at end of year......  $  14,695  $  32,475  $  4,955
                                                =========  =========  ========
Supplemental cash flow disclosures
Cash paid for interest........................  $   8,390  $   5,008  $  9,410
                                                =========  =========  ========
Cash paid for income taxes....................  $     778  $  17,488  $  1,248
                                                =========  =========  ========
Non-cash activities
Property purchases in accounts payable........  $   9,522  $     974  $  5,495
                                                =========  =========  ========
Distribution receivable from affiliate........  $      --  $     120  $     --
                                                =========  =========  ========
Contribution of assets to affiliate...........  $      --  $     506  $     --
                                                =========  =========  ========
Microwave relocation costs in accounts
  payable.....................................  $     500  $      --  $     --
                                                =========  =========  ========
Contribution of net assets by member..........  $   1,312  $      --  $     --
                                                =========  =========  ========

                            See accompanying notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

   US Unwired Inc. (the "Company") is principally engaged in the ownership and operation of wireless communications systems in Southwest Louisiana and Southeast Texas. At December 31, 1999, the Company owns and operates PCS, cellular, and paging communications systems. The Company was incorporated as Mercury, Inc. in 1967 by the principal shareholders of Cameron Communications Corporation ("Cameron") to provide complementary services to Cameron's local and line telephone service.

   On September 27, 1999, the Company completed a reorganization by which the shareholders of "old" US Unwired Inc. exchanged all of their shares of common stock for an equal number of shares with the same rights and privileges in "new" US Unwired (the Holding Company) and "old" US Unwired changed its name to Unwired Telecom Corp. All outstanding stock options were exchanged for stock options of the Holding Company at the same exchange ratio. As a result, Unwired Telecom Corp is now a wholly-owned subsidiary of the Holding Company. This reorganization has been accounted for at historical cost in a manner similar to that in pooling of interests accounting.

   On March 22, 2000, the Company's Board of Directors adopted a plan to sell its ownership interest in LEC Unwired, the Company's local exchange carrier operating segment. The Company expects to complete the sale by the end of the third quarter of 2000. The accompanying consolidated financial statements have been restated to reflect the LEC Unwired business as discontinued operations in compliance with APB 30. The Company does not expect a loss from the disposal of LEC Unwired when taking into consideration the expected gain on the disposal and the loss from operations during the disposal period. Therefore, the current year operating losses are presented as loss from discontinued operations. Revenues for LEC Unwired were $5.3 million for the year ended December 31, 1999. Prior to 1999, LEC Unwired was accounted for as an equity investment, and there were no revenues recorded by the Company for LEC Unwired. The loss from discontinued operations in 1998 represents the Company's minority interest in LEC Unwired's losses for the year. There were no operations of LEC Unwired in 1997.

 Consolidation Policy

   The consolidated financial statements include the accounts of US Unwired Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Losses of subsidiaries attributable to minority stockholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

   During 1999, the Company made a series of capital contributions (including contributions made by Unwired Telecom) to Louisiana Unwired, LLC ("LA Unwired") and LEC Unwired, L.L.C. ("LEC Unwired") which increased its ownership percentages in LA Unwired and LEC Unwired to 93.66% and 56.67%, respectively. As a result, the Company's financial statements for the year ended

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

December 31, 1999 include the financial position and results of operations of LA Unwired and LEC Unwired on a consolidated basis.

 Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

 Marketable Securities

   The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading at the time of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 1999, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses, net of tax, are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

 Inventory

   Inventory consists of analog and digital telephones, pagers and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

 Property and Equipment

   Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                          Years
                                                                          ------
      Buildings..........................................................   39
      Leasehold improvements............................................. 3 to 5
      Facilities and equipment...........................................   5
      Furniture and fixtures............................................. 5 to 7
      Vehicles...........................................................   5

 Licenses

   Licenses consist primarily of costs incurred in connection with the Company's acquisition of PCS licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations for licenses in 1999, 1998 and 1997 was $341,000, $-0- and $4,064,000, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


 Deferred Financing Costs

   Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are capitalized and amortized over the terms of the related debt using the interest method. Amortization expense charged to operations in 1999, 1998 and 1997 was $450,000, $49,000 and $153,000, respectively.

 Impairment of Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Investments in Unconsolidated Affiliates

   The Company's investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings (losses) are reported as equity in losses of affiliates.

 Revenue Recognition

   The Company earns revenue by providing access to and usage of its cellular, PCS and paging networks and sales of cellular, PCS and paging merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's cellular, PCS and paging networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is provided to the customer.

 Advertising Costs

   Advertising costs are charged to expenses as incurred. For the years ended December 31, 1999, 1998, and 1997, approximately $5,160,000, $3,658,000, and
$2,203,000, respectively, of advertising costs were incurred.

 Commissions

   Commissions are paid to sales agents for customer activations and are expensed in the month the customer is activated within the cellular system.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


 Income Taxes

   The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 Earnings per Share

   Earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period. The options and preferred stock were not included in the computation of diluted earnings per share in 1999 because the Company is in a net loss position and, therefore, the effect would have been antidilutive.

 Stock Compensation Arrangements

   The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

 Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

 Reclassifications

   Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

2. Marketable Securities

   As of December 31, 1999, the Company's investments in marketable securities consist of debt securities with maturities ranging from 60 days to 90 days from the date of purchase. These marketable securities have been classified as non-current as the Company intends to use these

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

securities to fund the purchase and development of its PCS network. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 1999:

                                                    (In thousands)
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
Commercial paper...................... $ 98,769     $790       $--     $ 99,559
Fixed income mutual funds.............   41,894       --        --       41,894
                                       --------     ----       ---     --------
                                       $140,663     $790       $--     $141,453
                                       ========     ====       ===     ========

   For the years ended December 31, 1999 and 1998, there were no net realized gains and losses on sales of available-for-sale marketable securities.

3. Acquisitions and Dispositions of Markets

   Effective July 1, 1998, the Company sold substantially all of the assets related to its Kansas, Mississippi and Alabama markets, as well as its majority ownership interest in MS 34 for approximately $161,500,000, subject to purchase price adjustments as defined in the sale agreement. Approximately $5,000,000 was placed in escrow for two years from closing date to settle any adjustments to the purchase price. The cash in escrow and related interest income has been recorded as restricted cash in escrow in the accompanying consolidated balance sheet.

   In late 1997, the Company began marketing PCS, which is a new generation of wireless communications offering customers advanced, secure, two-way digital wireless services and applications. Effective August 1, 1998, the Company sold certain PCS subscribers and related assets to Meretel Communications, L.P. ("Meretel") for $4.3 million in cash and $1.5 million in additional ownership interest in Meretel. In connection with this transaction, the excess of the consideration received above the costs of the assets sold of approximately $2.3 million has been reflected in the accompanying consolidated balance sheet as a reduction in investments in and advances to unconsolidated affiliates.

   On September 30, 1998, the Company acquired substantially all assets and assumed certain liabilities of Maas.net, LLC, ("Maas.net"), a related party. Maas.net is a provider of Internet access services. As consideration, the Company assumed $620,000 of the indebtedness of Maas.net. On October 1, 1998, the Company contributed these assets, with a fair value of $506,000, to LEC Unwired, LLC (LEC Unwired), an unconsolidated affiliate.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


4. Property and Equipment

   Major categories of property and equipment were as follows:

                                                                 December 31,
                                                               ----------------
                                                                 1999    1998
                                                               -------- -------
                                                                (In thousands)
Land.......................................................... $  1,061 $ 1,061
Buildings.....................................................    2,011   1,946
Leasehold improvements........................................    1,198     961
Facilities and equipment......................................  127,587  34,680
Furniture and fixtures........................................    1,769   1,477
Vehicles......................................................      417     240
Construction in progress......................................   12,729   1,328
                                                               -------- -------
                                                                146,772  41,693
Less accumulated depreciation.................................   40,705  19,128
                                                               -------- -------
                                                               $106,067 $22,565
                                                               ======== =======

   The Company recorded depreciation expense of, $20,563,000, $6,444,000 and $5,867,000, during the years ended December 31, 1999, 1998 and 1997, respectively.

5. Investments in Unconsolidated Affiliates

   Investments in unconsolidated affiliates at December 31 consists of the following:

                                                Percentage
                                                 Ownership
                                                ------------
                                                 December
                                                    31,        December 31,
                                                ------------  ----------------
                                                1999   1998    1999     1998
                                                -----  -----  -------  -------
Meretel........................................ 24.33% 24.33% $(3,908) $ 1,007
Command Connect, LLC ("Command Connect")....... 50.00% 50.00%   1,081    1,361
GTE Mobilnet of Texas RSA #21 Limited
 Partnership ("GTE #21")....................... 25.00% 25.00%     761      688
LA Unwired..................................... 93.66% 50.00%      --    7,996
Wireless Management Corporation................ 33.33%    --      206       --
                                                              -------  -------
                                                              $(1,860) $11,052
                                                              =======  =======

   Prior to June 1998, Meretel was the owner and operator of PCS licenses in Lafayette, Louisiana; Baton Rouge, Louisiana; and Beaumont, Texas. On June 8, 1998, Meretel entered into an agreement with Sprint PCS in which Meretel agreed to manage Sprint's PCS networks within each Basic Trading Area in which Meretel operates. Pursuant to this agreement, Sprint PCS pays Meretel 92% of collected revenues, as defined, from customers in these markets. The agreement requires that Meretel build out the PCS networks in accordance with FCC requirements and deadlines. Meretel and Sprint PCS will share equally the costs for any necessary relocation of microwave sources that

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

interfere with Sprint's PCS spectrum. In conjunction with this agreement, Meretel elected to participate in the FCC's amnesty program whereby Meretel surrendered its licenses in exchange for extinguishment of all outstanding debt and related accrued interest due to the FCC.

   Command Connect and LA Unwired either own PCS licenses, or have rights to use licenses owned by Sprint PCS under management agreements, in Louisiana, Texas, Arkansas, Mississippi, and Oklahoma. As with Meretel, Sprint PCS pays 92% of collected revenues, as defined, from customers in these service areas. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations.

   GTE #21 operates a cellular network in Texas RSA #21.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

   As discussed in Note 1, the Company increased its ownership in LA Unwired and LEC Unwired during 1999. As a result, LA Unwired is presented on a consolidated basis in 1999. Summary financial information for the above-mentioned unconsolidated affiliates is as follows for the years ended December 31, 1999, 1998 and 1997:

                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (In thousands)
Meretel:
 Total assets.................................... $ 63,195  $ 52,552  $115,218
 Total liabilities...............................   93,317    64,951    99,913
                                                  --------  --------  --------
 Partners' capital............................... $(30,122) $(12,399) $ 15,305
                                                  ========  ========  ========
 Revenue......................................... $ 23,691  $  8,353  $    173
                                                  ========  ========  ========
 Operating expenses.............................. $ 39,876  $ 30,056  $  8,772
                                                  ========  ========  ========
 Net loss........................................ $(20,535) $(29,704) $(12,707)
                                                  ========  ========  ========
Command Connect:
 Total assets.................................... $  3,790  $  5,178  $ 14,402
 Total liabilities............................... $  1,582   $ 2,456  $  9,337
                                                  --------  --------  --------
 Members' capital................................ $  2,208  $  2,722  $  5,065
                                                  ========  ========  ========
 Revenue......................................... $     --  $     11  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $     10  $    463  $    469
                                                  ========  ========  ========
 Net loss........................................ $   (563) $   (452) $   (860)
                                                  ========  ========  ========
GTE #21:
 Total assets.................................... $  3,105  $  3,285  $  2,646
 Total liabilities............................... $     54  $     51  $     51
                                                  --------  --------  --------
 Members' capital................................ $  3,051  $  3,234  $  2,595
                                                  ========  ========  ========
 Revenue......................................... $  2,913  $  2,572  $  2,877
                                                  ========  ========  ========
 Operating expenses.............................. $    962  $    798  $    782
                                                  ========  ========  ========
 Net income...................................... $  1,981  $  1,808  $  2,137
                                                  ========  ========  ========
LA Unwired:
 Total assets.................................... $     --  $ 67,248  $     --
 Total liabilities...............................       --    51,256        --
                                                  --------  --------  --------
 Members' capital................................ $     --  $ 15,992  $     --
                                                  ========  ========  ========
 Revenue......................................... $     --  $  1,509  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $     --  $  9,633  $     --
                                                  ========  ========  ========
 Net loss........................................ $     --  $ (9,474) $     --
                                                  ========  ========  ========
Wireless Management Corporation:
 Total assets.................................... $     --  $     --  $     --
 Total liabilities...............................       17        --        --
                                                  --------  --------  --------
 Members' capital................................ $    (17) $     --  $     --
                                                  ========  ========  ========
 Revenue......................................... $     --  $     --  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $      2  $     --  $     --
                                                  ========  ========  ========
 Net loss........................................ $   (258) $     --  $     --
                                                  ========  ========  ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


6. Accrued Expenses

   Accrued expenses consisted of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
Accrued taxes, other than income................................. $  555 $  586
Accrued payroll..................................................    450    121
Unearned revenue and customer deposits...........................    305     56
Accrued interest expense.........................................     21    121
Other............................................................    717    304
                                                                  ------ ------
                                                                  $2,048 $1,188
                                                                  ====== ======

7. Long-Term Debt

   Long-term debt consisted of the following:

                                                                 December 31,
                                                               ----------------
                                                                 1999    1998
                                                               -------- -------
                                                                (In thousands)
Debt outstanding under credit facilities:
  Senior subordinated discount notes.......................... $214,045 $    --
  FCC debt....................................................    1,509      --
  Vendor financing............................................      526     567
  Bank credit facility........................................       --  28,500
                                                               -------- -------
Total long-term debt..........................................  216,080  29,067
Less current maturities.......................................      188   1,341
                                                               -------- -------
Long-term obligations, excluding current maturities........... $215,892 $27,726
                                                               ======== =======

   On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 ("the Notes"). The Notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. Interest on the Notes will not begin to accrue until November 1, 2004. Prior to that time, in lieu of interest, the Notes will increase in value daily, compounded on each May 1 and November 1, at the rate of 13 3/8% per year. The value of the Notes on November 1, 2004 will be equal to the face amount of the Notes. On that date, the Notes will accrue interest at the rate of 13 3/8% per year and the Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter.

   The Notes are fully, unconditionally, and joint and severally guaranteed by one wholly owned and one non-wholly owned subsidiary (collectively "Guarantor Subsidiaries" and individually "Guarantor"). Each of the guarantees is a general unsecured obligation of the Guarantor and will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment of existing and future obligations that are expressly subordinated in

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

right to payment to the Notes. The Notes will rank junior to all existing and future senior debt. See Note 14 for the condensed consolidating balance sheets as of December 31, 1999 and 1998 and the related condensed consolidating statements of operations and cash flows for each of the three years in the period ended December 31, 1999 related to the Guarantor and non-Guarantor Subsidiaries.

   In connection with the issuance of the above mentioned Notes, LA Unwired's existing $130 million senior credit facilities and US Unwired's existing bank credit facility were extinguished. As a result, the unamortized debt issuance costs related to these existing credit facilities, totaling $3,262,000, were written off, net of tax of $749,000, as an extraordinary item.

   Effective October 1, 1999, US Unwired entered into senior credit facilities for $130 million. The senior credit facilities provide for an $80 million reducing revolving credit facility, which matures on September 30, 2007, and a $50 million delay draw term loan, which matures on September 30, 2007. The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in quarterly amounts which vary between $1.3 million and $3.7 million. Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the LIBOR. At December 31, 1999, there are no amounts outstanding under these senior credit facilities.

   These senior credit facilities require US Unwired to pay an annual commitment fee ranging from 1.5% to 1% of the unused commitment under the senior credit facilities. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interest in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom; and an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights). Additionally, the senior credit facilities are subject to certain restrictive covenants. At December 31, 1999, the Company was not in compliance with certain of these restrictive covenants. The Company has obtained a waiver from the lender for such covenant violations.

   In July 1998, LEC Unwired entered into a financing arrangement with a financial institution. The credit facility provides for borrowings up to $18 million ($15 million in senior secured debt and $3 million in subordinated debt) to be used for the construction of various telecommunications networks. The arrangement includes several fixed and variable interest rate options. The drawdown period of the facility is twenty-four months from closing. Repayment of principal begins three years after closing and ends eight years after closing, with interest payable on a quarterly basis. At December 31, 1999, the effective interest rate for this debt was 10.8% and the total unfunded commitment was approximately $6.2 million. The financing arrangement is collateralized by

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

substantially all of the assets of the Company. Additionally, the debt is subject to certain restrictive covenants. At December 31, 1999, the Company was not in compliance with certain of these restrictive covenants.The Company has obtained a waiver from the lender for such covenant violations. See Note 1 for further information.

   In December 1999, Command Connect contributed various PCS licenses to LA Unwired. As part of this contribution, LA Unwired assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been recorded at their historical costs.

   The notes outstanding under the bank credit facility provided for quarterly interest payments with quarterly amortization of principal beginning in June 1999 through June 2005. The notes outstanding under the vendor credit facility provide for quarterly interest payments only through September 1997 when quarterly amortization of principal commenced with final maturity in January 2003. Interest rates are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations.

   On June 23, 1999, LA Unwired entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate ("LIBOR").

   A portion of the proceeds from this new credit facility were used to extinguish LA Unwired's existing credit facility. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $614,000, were written off, net of tax of $135,000, as an extraordinary item.

   Maturities of long-term debt for the five years succeeding December 31, 1999 are as follows:

                                                                  (In thousands)
                                                                  --------------
      2000.......................................................     $  188
      2001.......................................................        204
      2002.......................................................        222
      2003.......................................................        241
      2004.......................................................        262

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


8. Income Taxes

   Income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                          1999      1998   1997
                                                        --------  -------- ----
                                                            (In thousands)
      Federal:
        Current........................................ $(11,024) $ 11,287 $ --
        Deferred.......................................     (319)    3,243  (70)
                                                        --------  -------- ----
                                                         (11,343)   14,530  (70)
      State:
        Current........................................      170     1,838  178
        Deferred.......................................     (197)      444  (13)
                                                        --------  -------- ----
                                                             (27)    2,282  165
                                                        --------  -------- ----
                                                        $(11,370) $ 16,812 $ 95
                                                        ========  ======== ====

   Income tax expense differs from the amounts computed by applying applicable U.S. federal income tax rate to income (loss) before income taxes, minority interest and equity in losses of affiliates as a result of the following:

                                                     1999     1998     1997
                                                   --------  -------  -------
                                                        (In thousands)
      Computed "expected" tax expense............. $(13,552) $19,498  $   540
      Equity in loss of affiliates................   (1,705)  (4,549)  (1,066)
      Minority interest...........................    4,176       --       --
      Extraordinary item..........................     (884)      --       --
      Surtax......................................       --      636       --
      Permanent differences.......................      190       --       --
      Change in valuation allowance...............       --       --      652
      State income taxes, net of Federal income
       taxes......................................      (27)   1,852      165
      Other, net..................................      432     (625)    (196)
                                                   --------  -------  -------
                                                   $(11,370) $16,812  $    95
                                                   ========  =======  =======

   During 1998, the Company utilized all net operating losses that were carried forward from 1997. The benefit realized from net operating loss carry forwards totaled approximately $1,586,000.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


   The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
      Deferred tax assets:
        State net operating losses............................. $ 2,026 $    --
        Interest on Notes......................................   1,911      --
        Stock compensation.....................................     320      --
        Allowance for doubtful accounts........................      54      90
        Inventory reserve......................................     136      64
        Unearned revenue.......................................      --      40
        Investment in unconsolidated affiliates................      --     389
        Intangible assets......................................      --     240
        Other..................................................      23     209
                                                                ------- -------
        Deferred tax assets....................................   4,470   1,032
        Less valuation allowance ..............................   2,026      --
                                                                ------- -------
                                                                  2,444   1,032
                                                                ------- -------
      Deferred tax liabilities:
        Fixed assets...........................................   1,992   2,927
        Deferred gains.........................................      --   1,028
        Unrealized gain on marketable securities...............     316      --
        Interest on related party debt.........................     126      --
        Investment in unconsolidated affiliates................   2,417      --
                                                                ------- -------
                                                                  4,851   3,955
                                                                ------- -------
      Net deferred tax liability............................... $ 2,407 $ 2,923
                                                                ======= =======

   In assessing the realizability of deferred tax assets at December 31, 1999, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of deferred tax assets related to certain state net operating losses. These state net operating loss carryforwards approximate $40,520,000 and begin to expire in 2013.

9. Stockholder's Equity

   The Company is authorized by its Articles of Incorporation to issue 40,000,000 shares of preferred stock upon the authorization of the Company's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the stock.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


   The Company has two classes of authorized common stock, Class A Common Stock and Class B Common Stock. Other than as to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights.

   Class A shares have one vote per share and Class B shares have ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis upon the transfer of the Class B shares to other than a "qualified holder," generally the original holders of Class B shares. Class B shares are also subject to other transfer restrictions.

   In 1997, the Company withdrew from an initial public offering of its common stock. As a result, costs totaling $1,082,000 which were previously deferred were expensed and are included in other expenses.

   Contemporaneously with the issuance of the Notes discussed in Note 7, the Company issued 500,000 shares of Series A preferred stock for $50 million. The present holder of the Series A preferred and any of its affiliates who become holders may convert the preferred stock into Class B common stock, at any time, at a price of $26.55 per share, and such holders have voting rights of Class B common shareholders on an as-converted basis. Upon a sale or transfer of the preferred stock by such holders to a nonaffiliate of such holders, the preferred stock becomes convertible into Class A common stock and the transferee holders will have voting rights of Class A common shareholders on an as-converted basis. The Series A preferred stock has a mandatory redemption at its stated value 91 days after the maturity of the Notes.

   Additionally, the holders of the Series A preferred stock have demand registration rights and are entitled to any dividends paid on our common stock, as if the preferred had converted into common stock and are entitled to block the Company from certain specified actions. The Company may force the holders of Series A preferred stock to convert their preferred stock after an initial public offering of the Company's common stock if such holders would receive an internal rate of return of at least 20% per year based on the price of our common stock. Further, if a certain holder of the Series A preferred stock holds 50% or more of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect two persons to our board of directors; if such certain holder holds less than 50% but more than 25% of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect one person to our board of directors. Under specified circumstances, the holders of the Series A preferred stock are entitled to a put option at the undiscounted fair market value of the underlying Class B common stock at the time of the put. If such put option cannot be performed due to contractual or statutory restrictions, the holders of the Series A preferred stock are entitled to special compensation in the form of warrants.

10. Stock Option Plan

   During 1999, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the "1999 Equity Plan"). As part of this amendment, the

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 1,600,000 to 2,300,000 shares. As of December 31, 1998, the Company had not granted any options or other awards under the 1998 Equity Plan. On July 16, 1999, the Company granted stock options for a total of 664,600 shares under the 1999 Equity Plan. These options have a ten year term and vest over a four year period and have an exercise price of $6.00 per share, except for 166,600 options which have an exercise price of $26.55 per share. All of the options were outstanding at December 31, 1999 and none were exercisable. Additionally, another 425,400 shares were granted on January 1, 2000 with an exercise price of $26.55 per share.

   As allowed by SFAS No. 123, the Company has elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals the fair value of the underlying stock on the grant date.

   In connection with the above mentioned grant of options to purchase 498,000 shares of the Company's common stock at an exercise price of $6.00 per share, the Company has total deferred stock compensation of $6,972,000, of which $799,000 has been recognized as stock compensation expense for the year ended December 31, 1999, as the exercise price of these options is less than the estimated fair value of the Company's stock at the grant date.

   As required by SFAS No. 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The minimum value option pricing model was used with the following weighted-average assumptions, respectively: risk-free interest rates of 6%; dividend yield of 0%; and a weighted-average expected life of the options of five years. The weighted-average fair value of options granted with $6.00 and $26.55 exercise prices were $5.55 and $.33 per share, respectively.

   Had compensation expense been recorded based on the fair values of the stock option grants, the Company's 1999 pro forma net loss would have been $24,224,000.

11. Commitments and Contingencies

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $283,000, $340,000 and $264,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

   The Company is a party to various noncancellable operating leases for facilities and equipment. Future minimum lease payments due under noncancellable operating leases with terms in excess of one year are as follows:

                                                                  (In thousands)
      Year ending December 31,                                    -------------
         2000....................................................     3,276
         2001....................................................     2,963
         2002....................................................     2,446
         2003....................................................     2,245
         2004....................................................     1,907
         Thereafter..............................................     6,320
                                                                     ------
                                                                     19,157

   Rental expense was $2,859,000, $1,567,000 and $777,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company is involved in, various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

   The Company has agreed to guarantee repayment of up to $3,824,000, plus interest and fees thereon, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Meretel which matures in 2007.

   On March 31, 1999, the Company entered into an undertaking agreement as required by LEC Unwired's loan agreements entered into in July 1998. This undertaking agreement obligates the Company to provide cash capital contributions, not to exceed $4.5 million, to LEC Unwired if LEC Unwired is not in compliance with specified financial covenants in its loan agreements. The amount of cash that the Company is required to provide depends on the covenant with which LEC Unwired has failed to comply.

12. Disclosure About Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 1999 and 1998 was $234,078,000 and $29,040,000, compared to its carrying value of $216,080,000 and $29,067,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.

   Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. Related Party Transactions

   During the years ended December 31, 1999, 1998 and 1997, the Company paid $10,000, $290,000 and $318,000, respectively, to a company owned by certain of the Company's principal stockholders for voice mail services which the Company uses in its business and also resells to its cellular subscribers.

   The Company contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron, for all subscriber billing. The aggregate amounts paid to Cameron for such services during 1999, 1998 and 1997 totaled $2,784,000, $2,923,000 and
$2,674,000, respectively.

   From October 1997 through July 1998, the Company purchased PCS wholesale minutes from Meretel pursuant to an oral agreement and resold the minutes to the Company's customers. The aggregate amounts paid to Meretel for these minutes during the years ended December 31, 1999, 1998 and 1997 totaled $0, $1,222,000 and $105,000, respectively.

   The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 1999, 1998 and 1997, totaled $1,494,000, $764,000 and $951,000, respectively.

   The Company has entered into management agreements with several affiliated entities. During 1999, 1998 and 1997, the Company recorded $2,366,000, $4,455,000 and $1,375,000, respectively, in management fee revenues pursuant to these agreements. During 1997, the Company entered into an agreement with Meretel whereby the Company receives a commission for each customer activated for Meretel. Commissions received under this agreement totaled approximately $1,900,000 in 1998 and $1,200,000 in 1997.

   In October 1999, the Company entered into consulting agreements with William
L. Henning, Sr. and John A. Henning, both of whom serve on the Company's board of directors. The Company paid $250,000 to William L. Henning, Sr. and $150,000 to John A. Henning for consulting services related to securing certain bank financing and the senior subordinated discount notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


14. Guarantor and Non-Guarantor Financial Information

   As discussed in Note 7, the following condensed consolidating balance sheets, statements of operations and cash flows set forth certain financial information regarding the Guarantor and Non-Guarantor Subsidiaries:

Condensed Consolidating Balance Sheet

                                              Year ended December 31, 1999
                          ---------------------------------------------------------------------
                                          Guarantor
                                         Subsidiaries
                                       ----------------
                                       Unwired    LA         Non-
                               US      Telecom Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.    LLC     Subsidiaries Eliminations    Total
                          ------------ ------- --------  ------------ ------------ ------------
                                                     (In thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $     --   $12,851 $  1,844     $   --     $      --     $ 14,695
 Subscriber receivables,
  net...................          --     4,780    1,256         --            --        6,036
 Other accounts
  receivable............         641        83      810         --          (479)       1,055
 Inventory..............          --     3,832    2,189         --            --        6,021
 Prepaid expenses.......          97       195      854         --            --        1,146
 Income taxes
  receivable............       3,520     6,776       --         --            --       10,296
 Receivables from
  related parties.......      (4,160)    4,294      665         --          (145)         654
 Receivables from
  officers..............          --       110       --         --            --          110
                            --------   ------- --------     ------     ---------     --------
 Total current assets...    $     98   $32,921    7,618         --          (624)    $ 40,013
Marketable securities...      26,599        --  114,854         --            --      141,453
Property and equipment,
 net....................          --    20,762   85,305         --            --      106,067
Deferred financing
 costs, net.............      12,279        --       --         --            --       12,279
Licenses, net...........          --        --   10,462         --            --       10,462
Restricted cash escrow..          --     5,402       --         --            --        5,402
Investments in
 subsidiaries...........     189,337    12,833       --         --      (204,030)      (1,860)
Note receivable from
 unconsolidated
 affiliate..............          --     1,582       --         --            --        1,582
Other assets............      30,332        27       46         --       (28,693)       1,712
                            --------   ------- --------     ------     ---------     --------
 Total assets...........    $258,645   $73,527 $218,285     $   --     $(233,347)    $317,110
                            ========   ======= ========     ======     =========     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......    $    172   $ 5,434 $  9,012     $   --     $      --     $ 14,618
 Accrued expenses.......          --     1,040    1,568         --          (560)       2,048
 Current maturities of
  long term debt........          --        48      140         --            --          188
 Net liabilities of
  discontinued
  operations............          --        --       --        635           (62)         573
                            --------   ------- --------     ------     ---------     --------
 Total current
  liabilities...........         172     6,522   10,720        635          (622)      17,427
Long term debt, net of
 current maturities.....     214,045    29,171    1,369         --       (28,693)     215,892
Net liabilities of
 discontinued
 operations.............          --        --       --      1,341            --        1,341
Deferred income taxes...          --     2,411       --         --            (4)       2,407
Minority Interest.......          --        --       --         --         1,458        1,458
Mandatory redeemable
 preferred stock........      50,000        --       --         --            --       50,000
Stockholders' equity:
 Common stock...........         113       113       --         --          (113)         113
 Additional paid-in
  capital...............          --     1,835       --         --           799        2,634
 Accumulated other
  comprehensive income..          81        --      709         --          (316)         474
 Partners' Capital......          --        --  251,561      7,582      (259,143)          --
 Retained earnings
  (deficit).............      (5,766)   33,475  (46,074)    (9,558)       53,287       25,364
                            --------   ------- --------     ------     ---------     --------
 Total stockholders'
  equity (deficit)......      (5,572)   35,423  206,196     (1,976)     (205,486)      28,585
                            --------   ------- --------     ------     ---------     --------
 Total liabilities and
  stockholders' equity
  (deficit).............    $258,645   $73,527 $218,285     $   --     $(233,347)    $317,110
                            ========   ======= ========     ======     =========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


Condensed Consolidating Balance Sheet

                                              Year ended December 31, 1998
                          ---------------------------------------------------------------------
                                          Guarantor
                                         Subsidiaries
                                       ----------------
                                       Unwired    LA         Non-
                               US      Telecom Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.    LLC     Subsidiaries Eliminations    Total
                          ------------ ------- --------  ------------ ------------ ------------
                                                     (In thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents...........      $ --     $32,475 $ 1,350     $    --      $ (1,350)    $32,475
 Subscriber receivables,
  net...................        --       4,419     362          --          (362)      4,419
 Other receivables......        --          27      --          --            --          27
 Inventory..............        --       2,541     350          --          (350)      2,541
 Prepaid expenses.......        --         331     244          --          (244)        331
 Income taxes
  receivable............        --       5,524      --          --            --       5,524
 Receivables from
  related parties.......        --         197     872          --          (872)        197
 Receivables from
  officers..............        --          92      --          --            --          92
                              ----     ------- -------     -------      --------     -------
 Total current assets...        --      45,606   3,178          --        (3,178)     45,606
Property and equipment,
 net....................        --      22,565  57,581          --       (57,581)     22,565
Net assets of
 discontinued
 operations.............        --       1,761      --       4,701        (4,701)      1,761
Licenses, net...........        --          --   5,684          --        (5,684)         --
Restricted cash escrow..        --       5,164      --          --            --       5,164
Investments in
 subsidiaries...........       113      11,052      --          --          (113)     11,052
Other assets............        --       1,481     805          --          (805)      1,481
                              ----     ------- -------     -------      --------     -------
 Total assets...........      $113     $87,629 $67,248     $ 4,701      $(72,062)    $87,629
                              ====     ======= =======     =======      ========     =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......      $ --     $ 2,972 $12,414     $    --      $(12,414)    $ 2,972
 Accrued expenses.......        --       1,188     712          --          (712)      1,188
 Current maturities of
  long term debt........        --       1,341      --          --            --       1,341
 Net liabilities of
  discontinued
  operations............        --          --      --       1,686        (1,686)         --
                              ----     ------- -------     -------      --------     -------
 Total current
  liabilities...........        --       5,501  13,126       1,686       (14,812)      5,501
Long term debt, net of
 current maturities.....        --      27,726  38,130          --       (38,130)     27,726
Deferred income taxes...        --       2,923      --          --            --       2,923
Stockholders' equity:
 Common stock...........       113         113      --          --          (113)        113
 Additional paid-in
  capital...............        --       1,835      --          --            --       1,835
 Members' capital.......        --          --  25,466       5,506       (30,972)         --
 Retained earnings
  (deficit).............        --      49,531  (9,474)     (2,491)       11,965      49,531
                              ----     ------- -------     -------      --------     -------
 Total stockholders'
  equity................       113      51,479  15,992       3,015       (19,120)     51,479
                              ----     ------- -------     -------      --------     -------
 Total liabilities and
  stockholders' equity..      $113     $87,629 $67,248     $ 4,701      $(72,062)    $87,629
                              ====     ======= =======     =======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

Condensed Consolidating Statement of Operations

                                              Year ended December 31, 1999
                          -----------------------------------------------------------------------
                                           Guarantor
                                         Subsidiaries
                                       ------------------
                                       Unwired      LA         Non-
                               US      Telecom   Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations    Total
                          ------------ --------  --------  ------------ ------------ ------------
                                                     (In thousands)
Revenues................    $    --    $ 46,158  $ 18,108    $    --      $(5,634)     $ 58,632
Operating expenses......        115      40,478    47,658         --       (4,361)       83,890
                            -------    --------  --------    -------      -------      --------
Operating income
  (loss)................       (115)      5,680   (29,550)        --       (1,273)      (25,258)
Other income (expense):
 Interest expense.......     (5,157)     (2,331)   (4,297)        --          560       (11,225)
 Interest income........      1,444       1,717       348         --         (560)        2,949
 Other income...........         --          --       587         --           --           587
 Gain on sale of
   assets...............         --         819        --         --           --           819
                            -------    --------  --------    -------      -------      --------
(Loss) income before
  income taxes,
  extraordinary items,
  minority interest, and
  equity in losses of
  affiliates............     (3,828)      5,885   (32,912)        --       (1,273)      (32,128)
Income tax (benefit)
 expense................     (3,520)     (7,530)       --         --        2,036        (9,014)
                            -------    --------  --------    -------      -------      --------
(Loss) income before
 extraordinary items,
 minority interest and
 equity in losses of
 affiliates.............       (308)     13,415   (32,912)        --       (3,309)      (23,114)
Minority interest in
  losses of affiliates..         --          --        --         --       10,350        10,350
Equity in losses of
  affiliates............     (5,458)    (29,283)       --         --       29,871        (4,870)
                            -------    --------  --------    -------      -------      --------
Income (loss) from
  continuing operations
  ......................     (5,766)    (15,868)  (32,912)        --       36,912       (17,634)
Loss from discontinued
  operations............         --          --        --     (7,067)       3,526        (3,541)
Extraordinary item-early
  extinguishment of
  debt..................         --        (188)   (3,688)        --          884        (2,992)
                            -------    --------  --------    -------      -------      --------
Net loss................    $(5,766)   $(16,056) $(36,600)   $(7,067)     $41,322      $(24,167)
                            =======    ========  ========    =======      =======      ========
                                              Year ended December 31, 1998
                          -----------------------------------------------------------------------
                                           Guarantor
                                         Subsidiaries
                                       ------------------
                                       Unwired      LA         Non-
                               US      Telecom   Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations    Total
                          ------------ --------  --------  ------------ ------------ ------------
                                                     (In thousands)
Revenues................    $    --    $ 67,735  $  1,509    $ 3,976      $(1,509)     $ 71,711
Operating expenses......         --      63,704     9,633      3,532       (9,633)       67,236
                            -------    --------  --------    -------      -------      --------
Operating income
  (loss)................         --       4,031    (8,124)       444        8,124         4,475
 Interest expense.......         --      (5,455)   (1,580)      (702)       1,580        (6,157)
 Interest income........         --       1,754       230         24         (230)        1,778
 Loss on sale of
   assets...............         --        (114)       --         --           --          (114)
 Gain on sale of certain
   markets..............         --      57,364        --         --           --        57,364
                            -------    --------  --------    -------      -------      --------
Income (loss) before
  income taxes and
  equity in losses of
  affiliates............         --      57,580    (9,474)      (234)       9,474        57,346
Income tax expense......         --      16,812        --         --           --        16,812
                            -------    --------  --------    -------      -------      --------
Income (loss) before
 equity in losses of
 affiliates.............         --      40,768    (9,474)      (234)       9,474        40,534
Equity in losses of
 affiliates.............         --     (11,738)       --         --           --       (11,738)
                            -------    --------  --------    -------      -------      --------
Income (loss) from
 continuing operations..         --      29,030    (9,474)      (234)       9,474        28,796
Loss from discontinued
 operations.............         --      (1,246)       --     (2,491)       2,491        (1,246)
                            -------    --------  --------    -------      -------      --------
Net income (loss).......    $    --    $ 27,784  $ (9,474)   $(2,725)     $11,965      $ 27,550
                            =======    ========  ========    =======      =======      ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


Condensed Consolidating Statement of Operations

                                          Year ended December 31, 1997
                         --------------------------------------------------------------
                                      Guarantor
                                      Subsidiary
                                      ----------
                                       Unwired       Non-
                              US       Telecom    Guarantor
                         Unwired Inc.   Corp.    Subsidiaries Eliminations Consolidated
                         ------------ ---------- ------------ ------------ ------------
                                                 (In thousands)
Revenues................    $  --      $49,618     $36,632      $(11,582)    $74,668
Operating expenses......       --       42,151      34,538       (11,582)     65,107
                            -----      -------     -------      --------     -------
Operating income .......       --        7,467       2,094            --       9,561
 Interest expense.......       --       (2,110)     (6,470)           --      (8,580)
 Interest income........       --          247       1,443            --       1,690
 Other expenses.........       --       (1,082)         --            --      (1,082)
                            -----      -------     -------      --------     -------
Income (loss) before
 income taxes, minority
 interest, and equity in
 losses of affiliates...       --        4,522      (2,933)           --       1,589
Income tax (benefit)
 expense................       --          730        (635)           --          95
                            -----      -------     -------      --------     -------
Income (loss) before
 minority interest and
 equity in losses of
 affiliates.............       --        3,792      (2,298)           --       1,494
Minority interest in
 losses of subsidiary...       --           --          --           134         134
Equity in losses of
 affiliates.............       --       (2,894)         --          (243)     (3,137)
                            -----      -------     -------      --------     -------
Net income (loss).......    $  --      $   898     $(2,298)     $   (109)    $(1,509)
                            =====      =======     =======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999

Condensed Consolidating Statement of Cash Flows

                                             Year ended December 31, 1999
                         ----------------------------------------------------------------------
                                         Guarantor
                                        Subsidiaries
                                      -----------------
                                      Unwired     LA         Non-
                              US      Telecom  Unwired,   Guarantor
                         Unwired Inc.  Corp.     LLC     Subsidiaries Eliminations Consolidated
                         ------------ -------  --------  ------------ ------------ ------------
                                                    (In thousands)
Net cash provided by
 (used in) operating
 activities.............   $ (2,406)  $16,134  $(21,222)   $(5,373)    $   5,461     $ (7,406)
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........         --    (4,129)  (45,765)        --            --      (49,894)
 Distributions from
  unconsolidated
  affiliates............         --       421        --         --            --          421
 Investments in
  affiliates............   (189,224)  (30,554)       --         --       218,574       (1,204)
 Purchase of marketable
  securities............    (26,518)       --  (114,145)        --            --     (140,663)
 Cash contributions from
  minority shareholder..         --        --        --         --         2,500        2,500
 Loan to unconsolidated
  affiliate.............         --    (1,582)       --         --            --       (1,582)
 Loan to consolidated
  affiliate.............    (28,693)       --        --         --        28,693           --
 Purchase of licenses
  and subscriber base...         --        --    (1,063)        --            --       (1,063)
 Cash acquired from
  consolidation of
  previous
  unconsolidated
  affiliate.............         --        --        --         --         1,350        1,350
 Discontinued
  operations............         --        --        --     (8,219)           --       (8,219)
                           --------   -------  --------    -------     ---------     --------
Net cash provided by
 (used in) investing
 activities.............   (244,435)  (35,844) (160,973)    (8,219)      251,117     (198,354)
Cash flows from
 financing activities:
 Capital contributions..         --        --   224,783         --      (224,783)          --
 Proceeds from long-term
  debt..................    209,224    28,693    30,959         --       (28,693)     240,183
 Principal payments on
  long-term debt........         --   (28,542)  (69,808)        --            --      (98,350)
 Debt issuance cost.....    (12,383)      (65)   (3,245)        --            --      (15,693)
 Proceeds from issuance
  of preferred stock....     50,000        --        --         --            --       50,000
 Discontinued
  operations--principal
  payments on long-term
  debt..................         --        --        --     13,592        (1,752)      11,840
                           --------   -------  --------    -------     ---------     --------
Net cash provided by
 (used in) financing
 activities.............    246,841        86   182,689     13,592      (255,228)     187,980
                           --------   -------  --------    -------     ---------     --------
Net increase (decrease)
 in cash and cash
 equivalents............         --   (19,624)      494         --         1,350      (17,780)
Cash and cash
 equivalents at
 beginning of year......         --    32,475     1,350         --        (1,350)      32,475
                           --------   -------  --------    -------     ---------     --------
Cash and cash
 equivalents at end of
 year...................   $     --   $12,851  $  1,844    $    --     $      --     $ 14,695
                           ========   =======  ========    =======     =========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


Condensed Consolidating Statement of Cash Flows

                                             Year ended December 31, 1998
                         -----------------------------------------------------------------------
                                          Guarantor
                                        Subsidiaries
                                      ------------------
                                      Unwired      LA         Non-
                              US      Telecom   Unwired,   Guarantor
                         Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations Consolidated
                         ------------ --------  --------  ------------ ------------ ------------
                                                    (In thousands)
Net cash provided by
 (used in) operating
 activities.............    $  --     $(13,480) $ (9,866)   $(2,277)     $ 10,957    $ (14,666)
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........       --      (20,380)  (44,749)    (2,074)       46,628      (20,575)
 Distributions from
  unconsolidated
  affiliates............       --          813        --         --            --          813
 Payments for microwave
  relocation costs......       --           --      (755)        --           755           --
 Investments in
  unconsolidated
  affiliates............       --      (15,416)       --         --            --      (15,416)
 Net proceeds from sale
  of certain markets....       --      154,944        --        (67)           --      154,877
 Purchase of licenses...       --       (6,514)       --         --            --       (6,514)
                            -----     --------  --------    -------      --------    ---------
Net cash provided by
 (used in) investing
 activities.............       --      113,447   (45,504)    (2,141)       47,383      113,185
Cash flows from
 financing activities:
 Capital contributions..       --       (9,894)   23,303     14,894       (28,303)          --
 Proceeds from long-term
  debt..................       --       29,724    38,131         --       (38,131)      29,724
 Principal payments on
  long-term debt........       --      (91,156)   (4,302)    (9,567)        4,302     (100,723)
 Other..................       --           --      (412)      (345)          757           --
                            -----     --------  --------    -------      --------    ---------
Net cash provided by
 (used in) financing
 activities.............       --      (71,326)   56,720      4,982       (61,375)     (70,999)
                            -----     --------  --------    -------      --------    ---------
Net increase (decrease)
 in cash................       --       28,641     1,350        564        (3,035)      27,520
Cash at beginning of
 year...................       --        3,834        --      1,121            --        4,955
                            -----     --------  --------    -------      --------    ---------
Cash at end of year.....    $  --     $ 32,475  $  1,350    $ 1,685      $ (3,035)   $  32,475
                            =====     ========  ========    =======      ========    =========


                                              Year ended December 31, 1997
                         -----------------------------------------------------------------------
                                          Guarantor
                                         Subsidiaries
                                      -------------------
                                      Unwired    Mercury      Non-
                              US      Telecom   Cellular,  Guarantor
                         Unwired Inc.  Corp.      Inc.    Subsidiaries Eliminations Consolidated
                         ------------ --------  --------- ------------ ------------ ------------
                                                     (In thousands)
Net cash provided by
 (used in) operating
 activities.............    $  --     $ 18,791    $  --     $ (6,752)     $  --       $ 12,039
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........       --         (179)      --      (12,380)        --        (12,559)
 Investments in
  unconsolidated
  affiliates............       --       (5,040)      --           --         --         (5,040)
                            -----     --------    -----     --------      -----       --------
Net cash used in
 investing activities...       --       (5,219)      --      (12,380)        --        (17,599)
Cash flows from
 financing activities:
 Proceeds from long-term
  debt..................       --      (11,903)      --       18,673         --          6,770
 Principal payments on
  long-term debt........       --       (2,410)      --         (194)        --         (2,604)
 Debt issuance costs....       --          416       --         (641)        --           (225)
                            -----     --------    -----     --------      -----       --------
Net cash provided by
 (used in) financing
 activities.............       --      (13,897)      --       17,838         --          3,941
                            -----     --------    -----     --------      -----       --------
Net decrease in cash....       --         (325)      --       (1,294)        --         (1,619)
Cash at beginning of
 year...................       --        4,159       --        2,415         --          6,574
                            -----     --------    -----     --------      -----       --------
Cash at end of year.....    $  --     $  3,834    $  --     $  1,121      $  --       $  4,955
                            =====     ========    =====     ========      =====       ========

                        US UNWIRED INC. AND SUBSIDIARIES

                                December 31, 1999


15. Subsequent Events

   Effective January 1, 2000, the Company executed an agreement with Meretel to receive an 80% interest in each of the Beaumont and Lufkin BTA markets in exchange for a reduction in the Company's ownership interest in Meretel from 24.33% to 13.28%. The Company contributed these net assets to a new partnership, Texas Unwired, for which the Company received an 80% ownership interest. The contributed net assets were recorded at fair value. Additionally, this transaction will result in a similar reduction in the Company's guarantee of Meretel's debt.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Louisiana Unwired, LLC

   We have audited the accompanying balance sheets of Louisiana Unwired, LLC as of December 31, 1999 and 1998, and the related statements of operations, members' equity, and cash flows for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisiana Unwired, LLC at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Houston, Texas
February 9, 2000

                             LOUISIANA UNWIRED, LLC

                                 BALANCE SHEETS

                                 (In thousands)

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,844  $ 1,350
  Accounts receivable, net of allowance for doubtful
   accounts of $48 in 1999 and $-0- in 1998.................     1,256      362
  Other receivables.........................................       810       --
  Inventories...............................................     2,189      350
  Prepaid expenses..........................................       854      244
  Due from members..........................................        --      217
  Due from affiliates.......................................       788      655
                                                              --------  -------
    Total current assets....................................     7,741    3,178
Marketable securities.......................................   114,854       --
Property and equipment, net.................................    85,305   57,581
Licenses, net of accumulated amortization of $1,326 in 1999
 and $448 in 1998...........................................    10,462    5,684
Deferred financing costs, net of accumulated amortization of
 $87 in 1998 ...............................................        --      692
Other assets................................................        46      113
                                                              --------  -------
    Total assets............................................  $218,408  $67,248
                                                              ========  =======
              LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  9,012  $12,414
  Due to members............................................       123       --
  Accrued expenses and other liabilities....................     1,568      712
  Current maturities of long-term debt......................       140       --
                                                              --------  -------
    Total current liabilities...............................    10,843   13,126
Long-term debt..............................................     1,369   38,130
Commitments and contingencies
Members' equity:
  Members' capital..........................................   251,561   25,466
  Accumulated other comprehensive income....................       709       --
  Accumulated deficit.......................................   (46,074)  (9,474)
                                                              --------  -------
    Total members' equity...................................   206,196   15,992
                                                              --------  -------
    Total liabilities and members' equity...................  $218,408  $67,248
                                                              ========  =======

                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                                   Period from
                                                                    January 8,
                                                                       1998
                                                                   (inception)
                                                       Year ended    through
                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
Revenues:
  Subscriber revenue.................................   $ 10,311     $   444
  Roaming revenues...................................      3,631         343
  Merchandise sales revenue..........................      4,032         722
  Other revenue......................................        134          --
                                                        --------     -------
    Total revenues...................................     18,108       1,509
Operating expenses:
  Cost of service....................................     10,252       1,912
  Merchandise cost of sales..........................      9,163       1,422
  Administrative expenses............................     14,745       3,045
  Depreciation and amortization......................     13,498       3,254
                                                        --------     -------
    Total operating expenses.........................     47,658       9,633
                                                        --------     -------
Operating loss.......................................    (29,550)     (8,124)
Other income (expense):
  Interest expense...................................     (4,297)     (1,580)
  Interest income....................................        348         230
  Other income.......................................        587          --
                                                        --------     -------
    Total other expense..............................     (3,362)     (1,350)
                                                        --------     -------
Loss before extraordinary item.......................    (32,912)     (9,474)
Extraordinary item-early extinguishments of debt.....     (3,688)         --
                                                        --------     -------
Net loss.............................................   $(36,600)    $(9,474)
                                                        ========     =======


                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                          STATEMENTS OF MEMBERS' EQUITY

                                                                      Accumulated
                             US     Unwired     Cameron                  Other
                          Unwired   Telecom  Communications Command  Comprehensive
                            Inc.     Corp.    Corporation   Connect     Income      Total
                          --------  -------  -------------- -------  ------------- --------
Capital contributions...  $     --  $12,733     $12,733     $   --          --     $ 25,466
Net loss................        --   (4,737)     (4,737)        --          --       (9,474)
                          --------  -------     -------     ------      ------     --------
Balance at December 31,
 1998...................        --    7,996       7,996         --          --       15,992
Capital contributions...   194,683   27,600       2,500      1,312          --      226,095
Unrealized gain on
 marketable securities..                                                   709          709
Net loss................    (5,459) (20,792)    (10,334)       (15)         --      (36,600)
                                                                                   --------
Comprehensive loss......                                                            (35,891)
                          --------  -------     -------     ------      ------     --------
Balance at December 31,
 1999...................  $189,224  $14,804     $   162     $1,297      $  709     $206,196
                          ========  =======     =======     ======      ======     ========



                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                  Period from
                                                                   January 8,
                                                                      1998
                                                                  (inception)
                                                      Year ended    through
                                                     December 31, December 31,
                                                         1999         1998
                                                     ------------ ------------
Cash flows from operating activities
Net loss............................................  $ (36,600)    $ (9,474)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Extraordinary item................................      3,688           --
  Depreciation and amortization.....................     13,498        3,254
  Changes in operating assets and liabilities:
    Accounts receivable.............................       (894)        (362)
    Other receivables...............................       (810)          --
    Inventories.....................................     (1,839)        (350)
    Prepaid expenses................................       (610)        (242)
    Due to/from members.............................        340         (281)
    Due from affiliates.............................       (133)      (2,225)
    Accounts payable................................      1,231         (514)
    Accrued expenses and other liabilities..........        840          440
    Other assets....................................         67         (112)
                                                      ---------     --------
Net cash used in operating activities...............    (21,222)      (9,866)
Cash flows from investing activities
Purchase of marketable securities...................   (114,145)          --
Payments for microwave relocation costs.............     (1,063)        (755)
Payments for the purchase of equipment..............    (45,765)     (44,749)
                                                      ---------     --------
Net cash used in investing activities...............   (160,973)     (45,504)
Cash flows from financing activities
Capital contributions from members..................    224,783       23,303
Proceeds from long-term debt........................     30,959       38,131
Principal payments of long-term debt................    (69,808)      (4,302)
Payments for financing costs........................     (3,245)        (412)
                                                      ---------     --------
Net cash provided by financing activities...........    182,689       56,720
                                                      ---------     --------
Net increase in cash and cash equivalents...........        494        1,350
Cash and cash equivalents at beginning of year......      1,350           --
                                                      ---------     --------
Cash and cash equivalents at end of year............  $   1,844     $  1,350
                                                      =========     ========
Supplemental cash flow disclosures:
  Cash paid for interest............................  $   2,694     $  1,617
                                                      =========     ========
Noncash transactions:
  Purchases of equipment in accounts payable........  $   7,215     $ 12,348
                                                      =========     ========
  Microwave relocation costs in accounts payable....  $     500     $     --
                                                      =========     ========
  Contributions of net assets by members............  $   1,312     $  2,163
                                                      =========     ========

                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

   Louisiana Unwired, LLC (the "Company"), is principally engaged in providing access to and usage of its personal communications service ("PCS") networks in Louisiana. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. As of December 31, 1999, the Company has been primarily engaged in the build-out of its networks.

   In April 1998, the Company's members contributed PCS licenses in four Louisiana markets to the Company from an affiliated company with common ownership. Additionally, certain related assets and liabilities, including debt used to finance the purchase of these four licenses, were also contributed. These contributed assets and liabilities were recorded at their historical costs. The Company commenced operations in one of these markets in April 1998 and in three of these markets in September 1998. The Company is currently in the process of building out PCS networks in other markets for which its members hold licenses through the above mentioned affiliated company. At the point these networks become operational, the Company's members plan to contribute the applicable license to the Company prior to commencement of operations.

   Additionally, during 1998, the Company entered into an agreement with Sprint PCS in which the Company has agreed to manage Sprint PCS's network in BTAs for which the Company does not have a PCS license. In consideration for managing Sprint PCS's network, Sprint PCS has agreed to pay 92% of collected revenues, as defined, to the Company. The agreement requires that the Company build out the PCS network in accordance with FCC requirements and deadlines. The Company and Sprint PCS will share equally the costs for any necessary future relocation of microwave sources that interfere with Sprint PCS's spectrum.

   At December 31,1999, the Company is 77.39% owned by US Unwired Inc. ("US Unwired"), 16.03% owned by Unwired Telecom Corp. ("Unwired Telecom"), 0.52% owned by Command Connect ("Command Connect"), and 6.06% by Cameron Communications Corporation ("Cameron").

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Marketable Securities

   The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading at the time

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999

of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 1999, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

 Inventory

   Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the average cost method, which approximates the first-in, first-out method.

 Property and Equipment

   Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                           Year
                                                                          ------
     Facilities and equipment............................................   5
     Office equipment and fixtures....................................... 5 to 7
     Vehicles............................................................   5
     Leasehold improvements.............................................. 3 to 5

 Licenses

   Licenses consist primarily of costs incurred in connection with the acquisition of PCS licenses. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations in 1999 and 1998 was $341,000 and $270,000, respectively.

 Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999


 Deferred Financing Costs

   Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are amortized over the term of the related debt. Amortization expense charged to operations in 1999 and 1998 was $249,000 and $87,000, respectively.

 Revenue Recognition

   The Company earns revenue by providing access to and usage of its PCS networks and sales of PCS merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

 Advertising Cost

   Advertising costs are expensed as incurred. For the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, approximately $3,361,000 and $935,000 of advertising costs were incurred, respectively.

 Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

   No provision for income taxes is provided as the Company's federal and state income and/or loss is included in the income tax returns of its members.

 Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of receivables is impacted by economic trends in the Company's markets.

 Disclosure About Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivables, other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 1999 and

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999

1998 was $1,566,000 and $38,130,000, compared to its carrying value of $1,509,000 and $38,130,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.

   Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

2. Marketable Securities

   As of December 31, 1999, the Company's investments in marketable securities consist of debt securities with maturities ranging from 60 days to 90 days from the date of purchase. These marketable securities have been classified as non-current as the Company intends to use these securities to fund the purchase and development of its PCS network. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 1999:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
                                                   (In thousands)
     Commercial paper................ $ 88,892     $709       $--     $ 89,601
     Fixed income mutual funds.......   25,253       --        --       25,253
                                      --------     ----       ---     --------
                                      $114,145     $709       $--     $114,854
                                      ========     ====       ===     ========

   For the years ended December 31, 1999 and 1998, there were no net realized gains and losses on sales of available-for-sale marketable securities.

3. Property and Equipment

   The major categories of property and equipment at December 31, 1999 and 1998 were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
     Facilities and equipment.................................. $86,438 $43,352
     Office equipment and fixtures.............................   1,645     145
     Vehicles..................................................     140      32
     Leasehold improvements....................................     350      39
     Construction in progress..................................  12,537  16,910
                                                                ------- -------
                                                                101,110  60,478
     Less accumulated depreciation.............................  15,805   2,897
                                                                ------- -------
                                                                $85,305 $57,581
                                                                ======= =======

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999


   The Company recorded depreciation expense of $12,908,000 and $2,897,000 for the year ended December 31, 1999 and the period from January 8, 1998 (inception) through December 31, 1998.

4. Long-Term Debt

   In May 1998, the Company executed a $48,600,000 bank credit facility. The notes outstanding under this bank credit facility provided for quarterly interest only payments through December 2001 with quarterly principal and interest payments commencing March 2002 through December 2006. Interest rates were comprised of a combination of variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to .375% or London Interbank Offering Rate ("LIBOR") plus a margin ranging up to 2.375%. At December 31, 1998, the effective interest rate for these notes was 7.55% and the total unfunded commitment was approximately $10,470,000. Substantially all of the assets of the Company were pledged to secure the Company's obligation including a security interest in all property and equipment, and pledge agreements for all membership interests in the Company. Additionally, the members guaranteed a portion of the credit facility. The debt was subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth goals, and limiting annual capital expenditures. At December 31, 1998, the Company was not in compliance with the restrictive covenants related to the number of subscribers and capital expenditures. The Company obtained a waiver from the lender for such covenant violations.

   On June 23, 1999, the Company entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the LIBOR. The senior credit facilities were secured by a first priority security interest in all tangible and intangible assets of the Company and its subsidiaries (including the owned PCS licenses, if legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interests in the Company; a pledge by the Company of its ownership interest in any of the Company's present and future subsidiaries; and an assignment of all Sprint PCS agreements and any network contract (including software rights).

   A portion of the proceeds from this new credit facility were used to extinguish the Company's May 1998 credit facility. As a result, the unamortized debt issuance costs related to the May 1998 credit facility, totaling $614,000, were written off as an extraordinary item.

   During the fourth quarter of 1999, US Unwired contributed approximately $194.7 million to the Company and the Company used a portion of these contributions to extinguish the June 1999 senior credit facilities. As a result, the unamortized debt issuance costs related to the June 1999 senior credit facilities, totaling $3,074,000, were written off as an extraordinary item.

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999


   In December 1999, Command Connect contributed various PCS licenses to the Company. As part of this contribution, the Company assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been rewarded at their historical costs.

   Maturities of long-term debt for the five years succeeding December 31, 1999 are as follows:

                                                                  (In thousands)
                                                                  --------------
     2000........................................................      $140
     2001........................................................       153
     2002........................................................       167
     2003........................................................       182
     2004........................................................       198

   During 1998, the Company entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on its May 1998 bank credit facility floating rate debt. As the notional amount in the swap agreement corresponded to the principal amount outstanding on the debt and the variable rates in the swap and the debt use the same index, this agreement effectively changed the Company's interest rate exposure on $16 million of floating rate notes to a fixed 8.37%. During 1999, the Company extinguished the bank credit facility that this interest rate swap was hedging. As a result, the Company recorded this interest rate swap at its fair market value. In December 1999, the Company settled this obligation for $587,000 which is included in other income in the statement of operations.

5. Commitments and Contingencies

   The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each of its Basic Trading Areas ("BTAs") within five years from the grant of the licenses and to at least two-thirds of the population within 10 years from the grant of the licenses. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of its licenses or the imposition of fines by the FCC. The PCS buildout in each BTA is subject to the successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing, and the satisfactory accommodation of microwave users currently using the spectrum.

   On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Notes due November 1, 2009 ("the Notes"). The Notes are fully and unconditionally guaranteed by the Company.

   The Company has open purchase orders totaling approximately $15,240,632 outstanding at December 31, 1999. These purchase orders are primarily commitments to purchase fixed assets.

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999


   The Company is a party to various operating leases for facilities and equipment. Rent expense for the year ended December 31, 1999 and 1998 was $1,641,000 and $713,000, respectively. Future minimum annual lease payments due under noncancelable operating leases with terms in excess of one year are as follows:

                                                                  (In thousands)
                                                                  --------------
     2000........................................................    $ 2,331
     2001........................................................      2,324
     2002........................................................      2,345
     2003........................................................      2,318
     2004........................................................      2,019
     Thereafter..................................................      6,720
                                                                     -------
                                                                     $18,057
                                                                     =======

   A PCS licensee, such as the Company, is required to share a portion of its spectrum with existing licensees that operate certain fixed microwave systems within each of its BTAs. These licensees will initially have priority use of their portion of the spectrum. To secure sufficient amount of unencumbered spectrum to operate its PCS network efficiently, the Company has negotiated agreements to pay for the microwave relocation of many of these existing licensees, which costs have been capitalized. The Company also may be required to contribute to the costs of relocation under agreements reached with other PCS licenses if such relocation benefits the Company's license areas. Depending on the terms of such agreements, the Company's ability to operate its PCS network profitably could be adversely affected.

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $19,000 and $1,300 for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, respectively.

6. Supplemental Cash Flow Disclosure

   During 1999, Command Connect contributed various PCS licenses to the Company. In connection with this contribution, the following assets were received and liabilities assumed:

                                                                  (In thousands)
                                                                  --------------
     Licenses....................................................     $3,556
     Accrued expenses............................................         17
     Long-term debt..............................................      2,227
                                                                      ------
     Contribution of net assets by a member......................     $1,312
                                                                      ======

                             LOUISIANA UNWIRED, LLC

                                December 31, 1999


7. Related Party Transactions

   During the year ended December 31, 1998, the Company incurred management fees of $960,000 and $240,000 to Unwired Telecom and Cameron, respectively. During the year ended December 31, 1999, the Company incurred management fees of $4,772,000 to Unwired Telecom.

   The Company contracts with UniBill, Inc. ("UniBill"), a subsidiary of Cameron, for all subscriber billing and accounts receivable data processing. UniBill charges a $2.50 fee per bill processed. Billing expenses totaled approximately $515,000 and $22,000 in 1999 and 1998, respectively, of which $3,000 is included in accounts payable at December 31, 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Meretel Communications, L.P.

   We have audited the accompanying balance sheets of Meretel Communications, L.P. as of December 31, 1999 and 1998, and the related statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meretel Communications, L.P. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
February 9, 2000

                          MERETEL COMMUNICATIONS, L.P.

                                 BALANCE SHEETS

                                                             December 31,
                                                      --------------------------
                       ASSETS                             1999          1998
                       ------                         ------------  ------------
Current assets:
  Cash and cash equivalents.........................  $    605,757  $  1,104,577
  Trade accounts receivable, net of allowance for
   doubtful accounts of $37,595 in 1999 and $35,391
   in 1998..........................................     1,424,118       137,805
  Other accounts receivables........................       142,627       200,738
  Inventories.......................................     3,724,247       372,566
  Receivable from partners..........................        45,494       640,383
  Prepaid expenses..................................       284,378       214,171
                                                      ------------  ------------
Total current assets................................     6,226,621     2,670,240

Property and equipment, net.........................    36,417,782    46,154,521
Facilities and equipment under capital lease, net of
 accumulated depreciation of $480,679 in 1999.......    17,719,321            --
Other assets, net of accumulated amortization of
 $256,065 in 1999 and $259,857 in 1998..............     1,150,906       985,737
Subscriber base, net of accumulated amortization of
 $1,503,597 in 1999 and $442,234 in 1998............     1,680,490     2,741,853
                                                      ------------  ------------
Total assets........................................  $ 63,195,120  $ 52,552,351
                                                      ============  ============
         LIABILITIES AND PARTNERS' DEFICIT
         ---------------------------------
Current liabilities:
  Accounts payable..................................  $  4,358,460  $  5,673,373
  Accrued expenses..................................     1,854,249     2,031,883
  Due to partners...................................     7,747,441     5,428,443
  Due to affiliates.................................        55,221        85,897
  Current portion of long-term debt.................            --       650,482
  Current portion of capital lease obligations......       815,041            --
                                                      ------------  ------------
Total current liabilities...........................    14,830,412    13,870,078

Deferred gain.......................................    11,280,694            --
Long-term debt......................................    50,095,476    51,081,061
Capital lease obligations, less current portion.....    17,110,799            --

Commitments and contingencies

Partners' deficit:
  General partner...................................      (423,751)      (88,113)
  Limited partners..................................   (20,948,511)   (4,310,676)
  Amounts due from limited partner..................    (8,749,999)   (7,999,999)
                                                      ------------  ------------
                                                       (30,122,261)  (12,398,788)
                                                      ------------  ------------
Total liabilities and partners' deficit.............  $ 63,195,120  $ 52,552,351
                                                      ============  ============

                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                            STATEMENTS OF OPERATIONS

                                            Years ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Revenues:
  Service revenues.................. $ 20,235,491  $  6,907,266  $    160,523
  Merchandise sales revenues........    3,343,935     1,419,526            --
  Other revenues....................      111,299        26,359        12,225
                                     ------------  ------------  ------------
Total revenues......................   23,690,725     8,353,151       172,748

Operating expenses:
  Cost of service...................    9,777,750     4,128,073     2,370,560
  Merchandise cost of sales.........    6,626,346     3,411,213            --
  Administrative expenses...........    4,691,939     3,059,439     2,796,903
  Sales and marketing expenses......    7,691,801     8,944,064            --
  Depreciation and amortization.....   11,087,877    10,513,148     3,604,694
                                     ------------  ------------  ------------
Total operating expenses............   39,875,713    30,055,937     8,772,157
                                     ------------  ------------  ------------
Operating loss......................  (16,184,988)  (21,702,786)   (8,599,409)

Other income (expense):
  Interest expenses.................   (5,009,962)   (4,921,515)   (4,403,733)
  Interest income...................      357,612       381,777       296,157
  Gain on sale of assets............      302,820            --            --
                                     ------------  ------------  ------------
Total other income (expense)........    4,349,530    (4,539,738)   (4,107,576)
                                     ------------  ------------  ------------
Loss before extraordinary item......  (20,534,518)  (26,242,524)  (12,706,985)

Extraordinary item--loss on
 extinguishment of debt.............           --    (3,461,696)           --
                                     ------------  ------------  ------------
Net loss............................ $(20,534,518) $(29,704,220) $(12,706,985)
                                     ============  ============  ============


                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                         STATEMENTS OF PARTNERS' DEFICIT

                                           General     Limited
                                           Partner     Partners       Total
                                          ---------  ------------  ------------
Balance at December 31, 1996............. $ 335,248  $ 12,339,669  $ 12,674,917
  Capital contributions..................   374,862    20,062,637    20,437,499
  Net loss...............................  (254,140)  (12,452,845)  (12,706,985)
  Amount due from partner................        --    (5,099,999)   (5,099,999)
                                          ---------  ------------  ------------
Balance at December 31, 1997.............   455,970    14,849,462    15,305,432
  Capital contributions..................    50,001     2,449,999     2,500,000
  Net loss...............................  (594,084)  (29,110,136)  (29,704,220)
  Amount due from partner................        --      (500,000)     (500,000)
                                          ---------  ------------  ------------
Balance at December 31, 1998.............   (88,113)  (12,310,675)  (12,398,788)
  Capital contributions..................    75,000     3,486,045     3,561,045
  Net loss...............................  (410,638)  (20,123,880)  (20,534,518)
  Amount due from partner................        --      (750,000)     (750,000)
                                          ---------  ------------  ------------
Balance at December 31, 1999............. $(423,751) $(29,698,510) $(30,122,261)
                                          =========  ============  ============


                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                            STATEMENTS OF CASH FLOWS

                                              Years ended December 31,
                                       ----------------------------------------
                                           1999          1998          1997
                                       ------------  ------------  ------------
Cash flows from operating activities:
  Net loss...........................  $(20,534,518) $(29,704,220) $(12,706,985)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
   Depreciation and amortization.....    11,087,877    10,513,148     3,604,694
   Extraordinary loss on
    extinguishment of debt...........            --     3,461,696            --
   Gain on sale-leaseback
    transaction......................      (302,431)           --            --
   Provision for losses on accounts
    receivable.......................         2,204        12,680        22,711
   Changes in operating assets and
    liabilities:
     Trade accounts receivable.......    (1,288,515)     (144,502)      (28,694)
     Other accounts receivable.......        58,111      (200,738)           --
     Inventories.....................    (3,351,681)     (372,566)           --
     Prepaid expenses and other
      assets.........................      (253,645)     (251,328)     (993,642)
     Accounts payable................     1,246,279      (804,402)    1,863,471
     Accrued expenses................      (177,634)    3,269,481     2,862,647
     Due to partners.................     6,430,145       834,249     1,087,250
     Due to related parties..........       (76,170)       85,897            --
     Deferred gain on sale-lease back
      transaction....................    11,583,125            --            --
                                       ------------  ------------  ------------
Net cash provided by (used in)
 operating activities................     4,423,147   (13,300,605)   (4,288,548)

Cash flows from investing activities:
  Acquisition of property and
   equipment.........................    (5,744,810)  (14,408,816)  (35,753,734)
  Acquisition of licenses............            --            --    (2,724,669)
  (Increase) decrease in cash held by
   partner...........................            --     7,773,020      (841,093)
  Increase in due from partners......            --      (590,039)      (50,344)
  (Increase) decrease in due from
   related parties...................            --     1,570,037    (1,570,037)
                                       ------------  ------------  ------------
Net cash used in investing
 activities..........................    (5,744,810)   (5,655,798)  (40,939,877)
Cash flows from financing activities:
  Net borrowing under line of
   credit............................    (1,636,067)   18,786,008    30,000,000
  Proceeds from capital contributions
   by partners.......................     2,811,045     2,000,000    15,337,500
  Payments made on capital lease
   obligation........................      (274,160)           --            --
  Payments on long-term debt.........            --    (1,235,200)           --
  Cash paid for debt acquisition
   costs.............................       (77,975)           --            --
                                       ------------  ------------  ------------
Net cash provided by financing
 activities..........................       822,843    19,550,808    45,337,500
                                       ------------  ------------  ------------
Net (decrease) increase in cash and
 cash equivalents....................      (498,820)      594,405       109,075

Cash and cash equivalents at
 beginning of year...................     1,104,577       510,172       401,097
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year................................  $    605,757  $  1,104,577  $    510,172
                                       ============  ============  ============
Supplemental cash flow disclosures:
  Cash paid for interest.............  $  1,847,239  $  3,115,910  $  1,789,939
                                       ============  ============  ============

Supplemental disclosure of non-cash
 activities:
  Acquisition of licenses and related
   costs with long term debt.........  $         --  $         --  $  4,180,735
                                       ============  ============  ============
  Purchase of property and equipment
   financed by accounts..............  $  2,052,279  $  4,613,986  $  4,382,425
                                       ============  ============  ============
  Purchase of property and equipment
   under capital lease...............  $ 18,200,000  $         --  $         --
                                       ============  ============  ============
  Purchase of assets financed by due
   to partner........................  $         --  $  3,470,764  $         --
                                       ============  ============  ============
  Debt and accrued interest
   forgiven..........................  $         --  $ 59,599,876  $         --
                                       ============  ============  ============
  Relinquishment of assets for
   forgiveness of debt...............  $         --  $ 63,061,572  $         --
                                       ============  ============  ============



                            See accompanying notes.

                          MERETEL COMMUNICATIONS. L.P.

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

   Meretel Communications, L.P. (the "Partnership"), is a Louisiana limited partnership in commendam which was formed on July 27, 1995, and was in the development stage through December 31, 1997. Prior to August 1, 1998, the Partnership was primarily engaged in providing wholesale Personal Communications Services ("PCS") minutes of use ("MOUs") in southern Louisiana and eastern Texas to US Unwired, Inc. ("US Unwired"), and EATELCORP, Inc. ("EATEL"), two of its limited partners and operating managers. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications.

   Effective August 1, 1998, the Partnership purchased all of US Unwired's PCS subscribers. Effective December 8, 1999, EATEL contributed all of its PCS subscribers to the Partnership. As a result of these transactions, the Partnership no longer provides wholesale MOUs to US Unwired and EATEL; the Partnership now services those customers directly.

   The Partnership is economically dependent on the continued funding of its operations by certain of its partners and such partners have committed to provide such funding.

 Cash Equivalents

   The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventory

   Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

 Property and Equipment

   Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                           Years
                                                                           -----
   Facilities and equipment...............................................    5
   Computer equipment.....................................................    5
   Computer software......................................................    5
   Furniture and fixtures.................................................    7

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999


 Licenses

   The Partnership relinquished all of its licenses during 1998 under the Federal Communications Commission's ("FCC's") amnesty program in exchange for forgiveness of debt used to finance the purchases of the licenses. See Note 2.

 Other Assets

   Other assets primarily include deferred financing costs incurred in connection with the issuance of the Partnership's long-term debt which are capitalized and amortized over the terms of the related debt.

 Long-Lived Assets

   The Partnership assesses long-term assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership periodically evaluates the recoverability of the carrying amounts of property and equipment and other related assets in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction to the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Revenue Recognition

   The Partnership earns revenue by providing wholesale PCS minutes of use, by providing access to and usage of its PCS network directly to subscribers, and by sales of PCS merchandise. Wholesale usage revenues and service revenues for access to and usage of the Partnership's PCS network by subscribers are recognized as they are earned. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

 Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999


 Concentrations of Credit Risk

   Financial instruments which potentially expose the Partnership to concentrations of credit risk consist primarily of cash and accounts receivable. The Partnership places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of reseller and subscriber receivables is impacted by economic trends in the Partnership's markets. The Partnership has provided an allowance, which it believes is adequate, to absorb losses from uncollectible accounts.

 Income Taxes

   No provision for income taxes is provided as the Partnership's taxable income or loss is included in the income tax returns of its partners.

 Advertising Costs

   Advertising costs are charged to expense as incurred. For the years ended December 31, 1999, 1998 and 1997, approximately $2,700,000, $1,602,000 and $-0-
, respectively, of advertising costs were incurred.

 Reclassifications

   Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

2. Management Agreement

   On June 8, 1998, the Partnership entered into an agreement with Sprint PCS in which the Partnership agreed to manage Sprint PCS's PCS network within each BTA for which the partnership originally held a PCS license prior to the return of the licenses to the FCC. In consideration for managing Sprint PCS's network, Sprint PCS agreed to pay 92% of collected revenues, as defined, to the Partnership. The agreement requires that the Partnership build out the PCS network in accordance with FCC requirements and deadlines. The Partnership and Sprint PCS will share equally the costs for any necessary future relocation of microwave sources that interfere with Sprint PCS's spectrum. In conjunction with this agreement, the Partnership entered into an agreement with the FCC to surrender its current licenses in exchange for the forgiveness of all outstanding debt and accrued interest due to the FCC.

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999


3. Property and Equipment

   The major categories of property and equipment at December 31 were as follows:

                                                           1999        1998
                                                        ----------- -----------
   Facilities and equipment............................ $46,156,353 $50,555,693
   Computer equipment..................................     145,079      71,443
   Computer software...................................       2,918         928
   Furniture and fixtures..............................     378,626      59,302
   Construction in progress............................   6,402,234   4,392,739
   Vehicles............................................      61,820          --
                                                        ----------- -----------
                                                         53,147,030  55,080,105
   Less accumulated depreciation and amortization......  16,729,248   8,925,584
                                                        ----------- -----------
                                                        $36,417,782 $46,154,521
                                                        =========== ===========

   Depreciation expense, which includes amortization of assets recorded under capital leases for the years ended December 31, 1999, 1998 and 1997, was $9,450,000, $8,521,000 and $385,000, respectively.

4. Accrued Expenses

   Accrued expenses consisted of the following at December 31:

                                                             1999       1998
                                                          ---------- ----------
   Accrued taxes, other than income...................... $  211,525 $  350,437
   Accrued payroll.......................................     77,822     68,013
   Unearned revenue......................................    308,047     62,730
   Accrued interest expense..............................    298,178    149,000
   Accrued commission....................................    162,916    862,650
   Other.................................................    795,761    539,053
                                                          ---------- ----------
                                                          $1,854,249 $2,031,883
                                                          ========== ==========

5. Long-Term Debt

   Long-term debt consisted of the following at December 31:

                                                           1999        1998
                                                        ----------- -----------
   Debt outstanding under credit facilities:
     Bank financing.................................... $47,149,941 $48,786,008
   Microwave relocation obligations....................   2,945,535   2,945,535
                                                        ----------- -----------
                                                         50,095,476  51,731,543
   Less current portion................................          --     650,482
                                                        ----------- -----------
                                                        $50,095,476 $51,081,061
                                                        =========== ===========

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999


   In June 1998, the Partnership relinquished its licenses in exchange for forgiveness of the related debt of approximately $55,100,000 under the FCC's amnesty program. This transaction resulted in an extraordinary loss of $3,461,696.

   In November 1996, the Partnership executed a $57,000,000 bank credit facility. The notes outstanding under this bank credit facility provide for quarterly interest only payments through March 2001 and quarterly principal payments ranging from $1,220,000 to $2,440,000 plus interest commencing June 2001 through March 2007. Interest rates are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations. At December 31, 1999, the effective interest rate for these notes was 8.57% and the total unfunded commitment was approximately $196,000. Substantially all of the assets of the Partnership are pledged to secure the Partnership's obligation, including a security interest in all property, plant and equipment, and pledge agreements for all partnership interests in the Partnership. Additionally, the limited partners have guaranteed a portion of the credit facility.

   Certain agreements for microwave relocation costs provide for financing arrangements with interest at 6.5% per annum. These financing arrangements required principal payments totaling approximately $650,000 in 1999, interest only payments totaling approximately $149,000 due annually thereafter through 2003, annual payments of approximately $574,000 plus interest due beginning 2004 through 2007. As a result of the relinquishment of the Partnership's FCC licenses in June 1998, the Partnership is of the opinion that it is no longer obligated to fund these microwave relocation costs. At December 31, 1999, the Partnership is working to obtain a formal release of these obligations.

   Maturities of long-term obligations for the five succeeding years are as follows:

      2000.......................................................... $        --
      2001..........................................................   4,275,000
      2002..........................................................   7,831,500
      2003..........................................................   8,550,000
      2004..........................................................  10,687,500

6. Leases

   In July 1999, the Partnership entered into a sale transaction for 73 of its cell sites for approximately $19,000,000, subject to certain adjustments as defined by the sales agreement. These proceeds were used to reduce the Partnership's outstanding indebtedness. In connection with the sale, the Partnership entered into lease agreements to leaseback a portion of these cell sites for approximately $2,000 per month for an initial lease term of 15 years. These transactions have been accounted for as sale-leaseback transaction. As a result, the gain on the sale of cell site,

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999

approximately $11,600,000, has been deferred and will be amortized over the term of the related leases, 15 years. As of December 31, 1999, the Partnership had executed the sale and leaseback of 70 of 73 towers. The sale and leaseback of the remaining towers is expected to occur during the first quarter of 2000.

   The Partnership also leases certain facilities and equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $1,428,000, $660,000 and $167,000, respectively. Future minimum annual lease payments due under capital leases and noncancelable operating leases with initial terms in excess of one year consisted of the following at December 31, 1999:

                                                         Capital    Operating
                                                         Leases       Leases
                                                       -----------  ----------
      2000............................................ $ 1,680,000  $  658,000
      2001............................................   1,680,000     633,000
      2002............................................   1,680,000     503,000
      2003............................................   1,680,000     405,000
      2004............................................   1,680,000     146,000
      Thereafter......................................  17,001,884     423,000
                                                       -----------  ----------
                                                        25,401,884  $2,768,000
                                                                    ==========
      Amounts representing interest...................  (7,476,044)
                                                       -----------
      Present value of minimum lease payments
       (including current portion of $815,041......... $17,925,840
                                                       ===========

7. Related Party Transactions

   On August 1, 1996, the Partnership executed management and construction service agreements with US Unwired and EATEL, two of its partners. Management fees to EATEL were $756,000, $1,137,000 and $1,080,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Management fees to US Unwired were $2,245,000, $1,354,000 and $1,080,000 for the years ended December 31,
1999, 1998, and 1997, respectively. These fees are presented in the accompanying statements of operations as general and administrative expenses.

   During 1997 the Partnership provided an incentive program to US Unwired and EATEL related to the acquisition of customers for the Partnership's PCS system. The Partnership incurred obligations and expenses under this incentive program to US Unwired and EATEL totaling $217,000, $5,651,000 and $2,038,000 for the years ended December 31, 1999, 1998 and 1997, respectively, which is included in costs of sales in the accompanying statements of operations. As of December 31, 1999 and 1998, the unpaid portion of these obligations was $3,000 and $608,000, respectively.

   From October 1997 through July 1998, the Partnership sold PCS minutes to US Unwired pursuant to an oral agreement. The aggregate amounts received from US Unwired for these minutes during the years ended December 31, 1998 and 1997 totaled $1,222,000 and $105,000, respectively.

                          MERETEL COMMUNICATIONS, L.P.

                                December 31, 1999

During the years ended December 31, 1999, 1998 and 1997, the Partnership sold PCS wholesale minutes to EATEL pursuant to an oral agreement. The aggregate amounts received from EATEL for these minutes during the years ended December 31, 1999, 1998 and 1997 totaled $3,153,000, $2,248,000 and $33,000, respectively. As of December 31, 1999, EATEL owes the Partnership $74,000 for these minutes.

   Effective August 1, 1998, the Partnership purchased certain of US Unwired's PCS subscribers, property and equipment, and inventory for cash of approximately $4,300,000 and an additional ownership interest in the Partnership of approximately 3.9%. Of the total cash purchase price, $3,184,000 has been allocated to the PCS subscriber base and is being amortized over its estimated useful life of three years. The issuance of the additional ownership is contingent upon the occurrence of certain future events.

   The Partnership contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron Communications Corporation ("Cameron"), for all subscriber billing. The aggregate amounts paid to Cameron for such services during 1999 and 1998 totaled $774,000 and $352,000 respectively.

8. Subsequent Event

   Effective January 1, 2000, the Partnership distributed all of the assets and related liabilities of its Beaumont and Lufkin BTA markets to certain limited partners in exchange for a reduction in these limited partners' ownership interests in the Partnership.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       [LOGO OF US UNWIRED APPEARS HERE]

                                US Unwired Inc.

                   Offer to Exchange 13 3/8% Series B Senior
                      Subordinated Discount Notes due 2009
                    For All Existing 13 3/8% Series A Senior
                      Subordinated Discount Notes due 2009

                         -----------------------------

                                   PROSPECTUS

                         -----------------------------

                                        , 2000

--------------------------------------------------------------------------------
Until      , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and when reselling their unsold allotments or subscriptions.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus when reselling these new notes. A broker-dealer that does so will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus to resell new notes that it received in exchange for old notes acquired through market-making activities or other trading activities. We have agreed to make this prospectus available to these broker-dealers for one year and 30 days after the effective date of the registration statement of which this prospectus is a part.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than what is in this prospectus. You should not rely on any information or representations other than what is in this prospectus as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the old and new notes. It is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or under any circumstances in which an offer or solicitation is unlawful. This prospectus speaks only as of its date. You should not imply from the delivery of this prospectus or a related sale that our affairs have not changed since the date of this prospectus or that the information in this prospectus is correct as of any time after its date.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

   Section 83A(1) of the Louisiana Business Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

    . By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

    . If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

    .  By the shareholders.

   The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

   Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

  . For any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

  . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the shareholders or stock purchases or redemptions in violation of Louisiana law; or

  . For any transaction from which the director or officer derived an improper personal benefit.

   Article VI of US Unwired's Articles of Incorporation contains the provisions permitted by Section 24 of the Louisiana Business Corporation Law and permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with its directors and officers, adopting by-laws or resolutions, and causing US Unwired to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.

   Article VI permits the Board of Directors to cause US Unwired to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

   Section 11 of US Unwired's by-laws makes mandatory the indemnification of any of its officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

   The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US

Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of shareholders or directors, agreement or otherwise; and that US Unwired intends by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

   US Unwired has issued $55 million of its convertible preferred stock to The 1818 Fund and affiliates of Trust Company of the West. The holders of this preferred stock have designated two individuals as members of the Board of Directors of US Unwired. These individuals are entitled to the foregoing indemnification. In connection with the issuance of the preferred stock, US Unwired entered into a registration rights agreement with the holders of its preferred stock pursuant to which a seller of registrable securities may be required to indemnify US Unwired and its officers and directors under specified circumstances.

   US Unwired maintains a directors' and officers' liability insurance policy.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  3.1+   Articles of Incorporation of US Unwired Inc. dated as of September 23,
         1999.
  3.2+   Articles of Amendment to Articles of Incorporation of US Unwired Inc.
         dated as of October 25, 1999.
  3.3+   By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4+   Articles of Organization of Louisiana Unwired, LLC dated as of January
         2, 1998.
  3.5+   Operating Agreement of Louisiana Unwired, LLC dated as of February 23,
         1998.
  3.6+   Articles of Incorporation of Unwired Telecom Corp., as amended.
  3.7+   By-laws of Unwired Telecom Corp. dated as of January 16, 1997.
  3.8+   Articles of Amendment to Articles of Incorporation of US Unwired Inc.
         dated as of February 15, 2000.
  4.1+   Indenture dated as of October 29, 1999 among US Unwired Inc., the
         Guarantors (as defined therein) and State Street Bank and Trust
         Company.
  4.2+   Pledge and Security Agreement dated as of October 29, 1999 by and between Louisiana Unwired, LLC and State Street Bank and Trust
         Company.

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  4.3+   Intercreditor Agreement dated as of October 29, 1999 between CoBank,
         ACB and State Street Bank and Trust Company.
  4.4+   A/B Exchange Registration Rights Agreement dated as of October 29,
         1999 by and among US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets, Inc.
  5.1++  Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
         dated March 30, 2000.
 10.1+   Purchase Agreement dated as of October 26, 1999 among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.; Donaldson, Lufkin &
         Jenrette Securities Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2+   Shareholders Agreement dated as of September 24, 1999 among US Unwired
         Inc. and the shareholders of US Unwired Inc. who are signatories thereto.
 10.3+   US Unwired Inc. 1999 Equity Incentive Plan.
 10.4+   Sprint PCS Management Agreement dated February 8, 1999 among
         Wirelessco, L.P., Sprint Spectrum L.P., SprintCom, Inc. and Louisiana
         Unwired, LLC, including Sprint Trademark and Service Mark License
         Agreement and Sprint Spectrum Trademark and Service Mark License
         Agreement.
 10.5+** Sprint PCS Management Agreement dated June 8, 1998 among Wirelessco,
         L.P., Sprint Spectrum L.P., SprintCom, Inc. and Louisiana Unwired,
         LLC, including Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License Agreement.
 10.6+   Securities Purchase Agreement dated as of October 29, 1999 between US
         Unwired Inc. and The 1818 Fund III, L.P.
 10.7+   Registration Rights Agreement dated as of October 29, 1999 between US
         Unwired Inc. and The 1818 Fund, L.P.
 10.8+   Shareholders Agreement dated as of October 29, 1999 by and among US
         Unwired Inc., The 1818 Fund III, L.P. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.9+   Headquarters Building Lease between Calcasieu Marine National Bank of
         Lake Charles and Mercury, Inc., as amended.
 10.10+  Credit Agreement dated as of October 1, 1999 by and among US Unwired
         Inc., as Borrower, and CoBank, ACB, as Administrative Agent and a
         Lender, First Union Capital Markets Corp., as Syndication Agent and a
         Co-Arranger, The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arranger, First Union
         National Bank, as a Lender, and the other Lenders referred to therein.
 10.11+  Management and Construction Agreement dated as of January 1, 1999 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.12+  Authorized Dealer Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC.

 Exhibit
  Number                          Description of Exhibit
 --------                         ----------------------
 10.13+   Agreement dated as of May 13, 1998 by and between US Unwired Inc. and
          Louisiana Unwired, LLC for Louisiana Unwired, LLC to do business as
          US Unwired Inc.
 10.14+   Billing Agreement dated as of May 13, 1998 by and between Unibill,
          Inc. and Louisiana Unwired, LLC.
 10.15+   Long Distance Agreement dated as of June 10, 1998 by and between
          Cameron Communications Corporation and US Unwired Inc.
 10.16+   Omnibus Agreement dated as of September 7, 1999 by and among US
          Unwired Inc., EATELCORP, Inc., Fort Bend Telephone Company, XIT
          Leasing, Inc., Wireless Management Corporation, Meretel
          Communications Limited Partnership and Meretel Wireless, Inc.
 10.17+   Securities Purchase Agreement dated as of February 15, 2000 by and among US Unwired Inc., TCW Leveraged Income Trust, L.P., TCW
          Leveraged Income Trust II, L.P., TCW Shared Opportunity Fund II,
          L.P., TCW Shared Opportunity Fund IIB, LLC, TCW Shared Opportunity
          Fund III, L.P., TCW/Crescent Mezzanine Partners II, L.P.,
          TCW/Crescent Mezzanine Trust II and Brown University Third Century
          Fund.
 10.18+   First Amendment to Shareholders Agreement dated as of February 15,
          2000 by and among US Unwired Inc., The 1818 Fund III, L.P., TCW
          Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P.,
          TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P., TCW/Crescent
          Mezzanine Trust II, TCW/Crescent Mezzanine Partners II, L.P. and
          Brown University Third Century Fund.
 10.19+   First Amendment to Registration Rights Agreement dated as of February
          15, 2000 by and among US Unwired Inc., The 1818 Fund III, L.P., TCW
          Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P.,
          TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P., TCW/Crescent
          Mezanine Trust II, TCW/Crescent Mezzanine Partners II, L.P. and Brown
          University Third Century Fund.
 10.20+** Sprint PCS Management Agreement dated as of January 7, 2000 among
          Wirelessco, L.P. Sprint Spectrum L.P., SprintCom, Inc. and Texas
          Unwired, including Sprint Trademark and Service Mark License
          Agreement and Sprint Spectrum Trademark and Service Mark License
          Agreement.
 10.21+   Consent and Agreement dated as of June 23, 1999 between Sprint
          Spectrum L.P., SprintCom, Inc., Sprint Communications Company, L.P.,
          Wirelessco, L.P. and CoBank, ACB.
 10.22+   Consent and Agreement dated as of October 26, 1999 between Sprint
          Spectrum L.P., SprintCom, Inc., Sprint Communications Company, L.P.,
          Wirelessco, L.P. and CoBank, ACB.

 10.23+ First Amendment to Omnibus Agreement dated as of February 9, 2000 by and among Unwired Telecom Corp., EATELCORP, Inc., Fort Bend Telephone
        Company, XIT Leasing, Inc., Wireless Management Corporation, Meretel
        Communications Limited Partnership and Meretel Wireless, Inc.
 10.24+ Telecom Distribution Agreement dated as of January 1, 2000 between
        Unwired Telecom Corp., and US Unwired Inc.
 10.25+ Telecom Contribution Agreement dated as of January 1, 2000 between US
        Unwired Inc. and Louisiana Unwired, LLC.
 10.26+ Loan Agreement dated as of January 1, 2000 by and between Texas Unwired and Louisiana Unwired, LLC.
 10.27+ Letter agreement dated November 19, 1999 between US Unwired Inc. and
        Meretel Communications L.P.
 21.1+  Subsidiaries of US Unwired Inc.
 23.1   Consent of Ernst & Young LLP.
 23.3   Consent of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix, LLP
        (included in Exhibit 5.1).
 99.1+  Form of Letter of Transmittal.
 99.2+  Form of Notice of Guaranteed Delivery.
 99.3+  Form of Letter to Beneficial Owners.
 99.4+  Form of Letter to Registered Holders and Book-Entry Transfer Facility
        Participants.
 99.5+  Form of Instruction to Registered Holder and Book-Entry Transfer
        Facility Participant from Owner.

--------
+  Previously filed.

++ Amended exhibit filed herewith.

** Confidential treatment requested pursuant to Rule 406 under the Securities
   Act for a portion of this exhibit.

  (b) Financial Statement Schedules

   No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

   The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on March 30, 2000.


                                          US UNWIRED INC.

                                                 /s/ Robert W. Piper
                                          By:
                                             ----------------------------------
                                                     Robert W. Piper
                                              President and Chief Operating
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 30, 2000.


              Signature                                  Title
              ---------                                  -----

     /s/ William L. Henning, Jr.       Chairman of the Board of Directors,
______________________________________  Chief Executive Officer and Director
       William L. Henning, Jr.          (Principal Executive Officer)

         /s/ Jerry E. Vaughn           Chief Financial Officer (Principal
______________________________________  Financial Officer)
           Jerry E. Vaughn

           /s/ Don Loverich            Controller (Principal Accounting
______________________________________  Officer)
             Don Loverich

         /s/ Robert W. Piper           President, Chief Operating Officer and
______________________________________  Director
           Robert W. Piper

     /s/ William L. Henning, Sr.       Director
______________________________________
       William L. Henning, Sr.

        /s/ Thomas G. Henning          Director
______________________________________
          Thomas G. Henning

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant set forth below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on March 30, 2000.


                                          LOUISIANA UNWIRED, LLC

                                                 /s/ Robert W. Piper
                                          By:
                                             ----------------------------------
                                                     Robert W. Piper
                                                    Manager/President

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 30, 2000.


              Signature                                  Title
              ---------                                  -----
         /s/ Robert W. Piper           Manager/President (Principal Executive
______________________________________  Officer, Principal Financial Officer
           Robert W. Piper              and Principal Accounting Officer)

        /s/ Thomas G. Henning          Assistant Manager/Secretary
______________________________________
          Thomas G. Henning

UNWIRED TELECOM CORP.                      Member

    /s/ Robert W. Piper
By:
  -------------------------------
  Robert W. Piper, President

CAMERON COMMUNICATIONS                     Member
CORPORATION

     /s/ Thomas G. Henning
By:
  -------------------------------
    Thomas G. Henning, Vice
           President

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant set forth below duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on March 30, 2000.


                                          UNWIRED TELECOM CORP.

                                                 /s/ Robert W. Piper
                                          By:
                                             ----------------------------------
                                                     Robert W. Piper
                                              President and Chief Operating
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 30, 2000.


              Signature                                  Title
              ---------                                  -----
     /s/ William L. Henning, Jr.       Chairman of the Board of Directors,
______________________________________  Chief Executive Officer and Director
       William L. Henning, Jr.          (Principal Executive Officer)

         /s/ Jerry E. Vaughn           Chief Financial Officer (Principal
______________________________________  Financial Officer)
           Jerry E. Vaughn

           /s/ Don Loverich            Controller (Principal Accounting
______________________________________  Officer)
             Don Loverich

         /s/ Robert W. Piper           President, Chief Operating Officer and
______________________________________  Director
           Robert W. Piper

     /s/ William L. Henning, Sr.       Director
______________________________________
       William L. Henning, Sr.

        /s/ Thomas G. Henning          Director
______________________________________
          Thomas G. Henning

                                  EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  3.1+   Articles of Incorporation of US Unwired Inc. dated as
         of September 23, 1999.
  3.2+   Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of October 25, 1999.
  3.3+   By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4+   Articles of Organization of Louisiana Unwired, LLC
         dated as of January 2, 1998.
  3.5+   Operating Agreement of Louisiana Unwired, LLC dated as
         of February 23, 1998.
  3.6+   Articles of Incorporation of Unwired Telecom Corp., as
         amended.
  3.7+   By-laws of Unwired Telecom Corp. dated as of January
         16, 1997.
  3.8+   Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of February 15, 2000.
  4.1+   Indenture dated as of October 29, 1999 among US Unwired
         Inc., the Guarantors (as defined therein) and State
         Street Bank and Trust Company.
  4.2+   Pledge and Security Agreement dated as of October 29,
         1999 by and between Louisiana Unwired, LLC and State
         Street Bank and Trust Company.
  4.3+   Intercreditor Agreement dated as of October 29, 1999
         between CoBank, ACB and State Street Bank and Trust
         Company.
  4.4+   A/B Exchange Registration Rights Agreement dated as of
         October 29, 1999 by and among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.;
         Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets,
         Inc.
  5.1++  Opinion of Correro Fishman Haygood Phelps Walmsley &
         Casteix, L.L.P. dated March 30, 2000.
 10.1+   Purchase Agreement dated as of October 26, 1999 among
         US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities
         Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2+   Shareholders Agreement dated as of September 24, 1999
         among US Unwired Inc. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.3+   US Unwired Inc. 1999 Equity Incentive Plan.
 10.4+   Sprint PCS Management Agreement dated February 8, 1999
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.5+** Sprint PCS Management Agreement dated June 8, 1998
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.
 10.6+   Securities Purchase Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund III,
         L.P.
 10.7+   Registration Rights Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund, L.P.
 10.8+   Shareholders Agreement dated as of October 29, 1999 by
         and among US Unwired Inc., The 1818 Fund III, L.P. and
         the shareholders of US Unwired Inc. who are signatories
         thereto.
 10.9+   Headquarters Building Lease between Calcasieu Marine
         National Bank of Lake Charles and Mercury, Inc., as
         amended.
 10.10+  Credit Agreement dated as of October 1, 1999 by and among US Unwired Inc., as Borrower, and CoBank, ACB, as
         Administrative Agent and a Lender, First Union Capital
         Markets Corp., as Syndication Agent and a Co-Arranger,
         The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arranger,
         First Union National Bank, as a Lender, and the other
         Lenders referred to therein.
 10.11+  Management and Construction Agreement dated as of
         January 1, 1999 by and between US Unwired Inc. and
         Louisiana Unwired, LLC.
 10.12+  Authorized Dealer Agreement dated as of May 13, 1998 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.13+  Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC for Louisiana
         Unwired, LLC to do business as US Unwired Inc.
 10.14+  Billing Agreement dated as of May 13, 1998 by and
         between Unibill, Inc. and Louisiana Unwired, LLC.
 10.15+  Long Distance Agreement dated as of June 10, 1998 by and between Cameron Communications Corporation and US
         Unwired Inc.
 10.16+  Omnibus Agreement dated as of September 7, 1999 by and among US Unwired Inc., EATELCORP, Inc., Fort Bend
         Telephone Company, XIT Leasing, Inc., Wireless
         Management Corporation, Meretel Communications Limited
         Partnership and Meretel Wireless, Inc.

                                                                   Sequentially
 Exhibit                                                             Numbered
  Number                  Description of Exhibit                      Pages
 --------                 ----------------------                   ------------
 10.17+   Securities Purchase Agreement dated as of February 15,
          2000 by and among US Unwired Inc., TCW Leveraged
          Income Trust, L.P., TCW Leveraged Income Trust II,
          L.P., TCW Shared Opportunity Fund II, L.P., TCW Shared
          Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund
          III, L.P., TCW/Crescent Mezzanine Partners II, L.P.,
          TCW/Crescent Mezzanine Trust II and Brown University
          Third Century Fund.
 10.18+   First Amendment to Shareholders Agreement dated as of
          February 15, 2000 by and among US Unwired Inc., The
          1818 Fund III, L.P., TCW Leveraged Income Trust, L.P.,
          TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezzanine Trust II, TCW/Crescent
          Mezzanine Partners II, L.P. and Brown University Third
          Century Fund.
 10.19+   First Amendment to Registration Rights Agreement dated
          as of February 15, 2000 by and among US Unwired Inc.,
          The 1818 Fund III, L.P., TCW Leveraged Income Trust,
          L.P., TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezanine Trust II, TCW/Crescent Mezzanine
          Partners II, L.P. and Brown University Third Century
          Fund.
 10.20+** Sprint PCS Management Agreement dated as of January 7,
          2000 among Wirelessco, L.P. Sprint Spectrum L.P.,
          SprintCom, Inc. and Texas Unwired, including Sprint
          Trademark and Service Mark License Agreement and
          Sprint Spectrum Trademark and Service Mark License
          Agreement.
 10.21+   Consent and Agreement dated as of June 23, 1999
          between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.22+   Consent and Agreement dated as of October 26, 1999
          between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.23+   First Amendment to Omnibus Agreement dated as of
          February 9, 2000 by and among Unwired Telecom Corp.,
          EATELCORP, Inc., Fort Bend Telephone Company, XIT
          Leasing, Inc., Wireless Management Corporation,
          Meretel Communications Limited Partnership and Meretel
          Wireless, Inc.
 10.24+   Telecom Distribution Agreement dated as of January 1,
          2000 between Unwired Telecom Corp., and US Unwired
          Inc.
 10.25+   Telecom Contribution Agreement dated as of January 1,
          2000 between US Unwired Inc. and Louisiana Unwired,
          LLC.
 10.26+   Loan Agreement dated as of January 1, 2000 by and
          between Texas Unwired and Louisiana Unwired, LLC.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.27+  Letter agreement dated November 19, 1999 between US
         Unwired Inc. and Meretel Communications L.P.
 21.1+   Subsidiaries of US Unwired Inc.
 23.1    Consent of Ernst & Young LLP.
 23.3    Consent of Correro, Fishman, Haygood, Phelps, Walmsley
         & Casteix, LLP (included in Exhibit 5.1).
 99.1+   Form of Letter of Transmittal.
 99.2+   Form of Notice of Guaranteed Delivery.
 99.3+   Form of Letter to Beneficial Owners.
 99.4+   Form of Letter to Registered Holders and Book-Entry
         Transfer Facility Participants.
 99.5+   Form of Instruction to Registered Holder and Book-Entry
         Transfer Facility Participant from Owner.

--------
+Previously filed.

++Amended exhibit filed herewith.

** Confidential treatment requested pursuant to Rule 406 under the Securities
   Act for a portion of this exhibit.